Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197634

PROSPECTUS

7,758,321 Shares of Common Stock

ECO-STIM ENERGY SOLUTIONS, INC.

This prospectus relates to the resale of up to 7,758,321 shares of common stock of Eco-Stim Energy Solutions, Inc. (“we” or the “Company”), par value $0.001 per share, by the selling stockholders identified in this prospectus.

The selling stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices or through other means described in the section entitled “Plan of Distribution.”

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We are paying all of the registration expenses incurred in connection with the registration of the shares including fees and expenses of one counsel for the selling stockholders participating in such registration as a group, and we will not pay any of the selling commissions, stock transfer taxes and related expenses.

Our common stock is presently quoted on the OTCQB under the symbol “ESES”, although the market for our common stock is extremely limited and sporadic. On September 17, 2014 the last reported sale price of our common stock was $11.50 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 19, 2014

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PROSPECTUS SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully before making an investment decision, including the information presented in “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined and pro forma financial statements and related notes thereto included elsewhere in this prospectus.

Eco-Stim Overview

We are a provider of coiled tubing, well stimulation, field management, and intelligent completion services to the upstream oil and gas industry. We expect to perform high-pressure well stimulation services in unconventional oil and natural gas reservoirs, with a general focus outside the United States. The well stimulation process consists of pumping a specially formulated fluid into perforated well casing, slotted sleeves, tubing, or open holes under high pressure, causing the underground formation to crack or fracture, allowing imbedded and nearby hydrocarbons to flow more freely to the wellbore. We plan to utilize our strategic relationships in order to develop oilfield service business opportunities initially in Latin America, with a particular focus in Argentina, Mexico, and Colombia. We may also consider acquiring assets or businesses in the United States with the goal of eventually relocating such assets to higher-margin or faster-growing international markets as opportunities to do so arise.

We are an environmentally conscious oilfield service and technology company. We will strive to provide the latest well stimulation and completion techniques and technologies to improve efficiencies. Through our unique approach, we will deliver “ecologically friendly” well stimulation services, which we believe can dramatically reduce the surface footprint of equipment and conserve water resources during the stimulation process.

We are acquiring well stimulation fleets from established manufacturers of such equipment or from other service companies with existing operations in the United States in order to assure we operate reliable and high-performing assets with the capacity to meet the most demanding pressure and flow rate requirements in the field. Our management team has extensive industry experience providing field management services and well stimulation services to exploration and production companies both in the international and domestic markets. We intend to focus on the most active shale and unconventional oil and natural gas plays outside the United States.

We currently perform field management services for customers active in the Vaca Muerta shale play in Argentina. Our team has previous experience providing services on over 350 projects in the United States unconventional plays, and we are evaluating opportunities to expand these operations into new areas outside of the United States.

Recent Development

ACM Financing

On May 28, 2014 (the “Closing Date”), we entered into a Convertible Note Facility Agreement (the “Note Agreement”) with ACM Emerging Markets Master Fund I, L.P. (“ACM”). The proceeds from the Note Agreement will be used primarily for capital expenditures incurred in accordance with an approved operating budget. The Note Agreement allows the Company to issue ACM a multiple draw secured promissory note (the “Convertible Note”) with a maximum aggregate principal amount of $22 million, convertible into the common stock of the Company (the “Common Stock”) at a price of $6.00 per share. The unpaid principal amount of the notes bears an interest rate of 14% per annum and matures on the date that is four years following the Closing Date. On May 28, 2014 the last reported sale price of our common stock was $6.50 per share.

The initial advance under the Note Agreement was primarily used for equipment purchases and other approved capital expenditures. Until the earlier of (i) the date two years following the Closing Date or (ii) the date on which the Company makes any prepayment in respect of the Convertible Notes, the Company may request further advances from the purchaser of the Note so long as the total principal amount does not exceed $22,000,000.

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The Note Agreement further provides that all obligations thereunder will, subject to certain terms and exceptions, be jointly and severally guaranteed by certain of the Company’s subsidiaries. All obligations under the Note Agreement will be secured by liens on substantially all of the assets of the Company and will have subsidiary guarantees and pledges of the capital stock of the subsidiary guarantors subject to certain terms and exceptions.

The Note Agreement further provides for customary Events of Defaults (as such term is defined in the Note Agreement), including but not limited to: failure to make payment when due, default under other agreements, breach of warranty, failure to comply with negative covenants, bankruptcy, dissolution, impairments to Material Agreements (as such term is defined in the Note Agreement), lack of enforceability of the Transaction Documents (as such term is defined in the Note Agreement), certain ERISA events or environmental claims or nationalization resulting in a material taking of property. Upon the occurrence of any Event of Default, ACM may accelerate payment under the Note Agreement in accordance with its terms.

For more information regarding our historical relationship with ACM, please read “Certain Relationships and Related Party Transactions and Director Independence” beginning on page 57 of this prospectus.

Argentine Customer Contract

On May 22, 2014, we signed a contract to provide our technology focused well stimulation and completion services to an exploration and production company in the Neuquén province of Argentina. Under the terms of the agreement, this customer will exclusively utilize Eco-Stim well stimulation services. The exclusive agreement extends into 2015 & 2016 for the customer’s full work program. The work is scheduled to begin in the third quarter of 2014, subject to certain conditions. On August 10, 2014, the majority of the equipment we will use to perform this contract arrived into the Port of Zarate in Argentina.

ACM Option Agreement

On May 28, 2014 and as a condition precedent for the closing of the Note Agreement, we entered into a Securities Purchase Option Agreement (the “Option Agreement”) with ACM. Pursuant to the Option Agreement, ACM has the option, in ACM’s sole discretion, to purchase an aggregate of 1,333,333 shares of Common Stock, at a price of $6.00 per share (such right, the “Option”). ACM exercised the Option on July 14, 2014.

Corporate Information

We are a Nevada corporation. Our principal executive offices are located at 2930 W. Sam Houston Pkwy N., Suite 275 Houston, Texas 77043 and our main telephone number at that address is (281) 531-7200. Our website is available at www.ecostim-es.com. Information contained on or available through our website is not part of or incorporated by reference into this prospectus or any other report we may file with the Securities and Exchange Commission (“SEC”).

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The Offering

The following summary contains basic information about this offering and the shares of our common stock and is not intended to be complete. This summary may not contain all of the information that is important to you. For a more complete understanding of this offering and the shares of our common stock, we encourage you to read this entire prospectus, including without limitation, the sections of this prospectus entitled “Risk Factors” and “Description of Capital Stock.”

Common stock offered by the Selling Stockholders	7,758,321 shares

Common stock to be outstanding after this offering	5,705,773 shares

Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.

OTCQB Trading Symbol	ESES

Risk Factors	Investing in our common stock involves a high degree of risk. For a discussion of factors you should consider before making an investment, please read “Risk Factors” beginning on page 4 of this prospectus.

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RISK FACTORS

An investment in our common stock involves a number of risks. You should carefully consider the risks described in “Risk Factors,” in addition to the other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and related notes, before investing in our common stock. These risks could materially affect our business, financial condition and results of operations, and cause the trading price of our common stock to decline. You could lose part or all of your investment. You should bear in mind, in reviewing this prospectus, that past experience is no indication of future performance. You should read the section titled “Cautionary Note Regarding Forward-Looking Statements” for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

We have limited operating history and only minimum revenues.

We have a limited operating history and, accordingly, are subject to substantial risks inherent in the commencement of a new business enterprise. We were originally formed to: (i) assemble an experienced oilfield service management team; (ii) develop well stimulation and intelligent completion opportunities in Latin America, specifically in Argentina, (iii) offer expertise through consulting services, and (iv) identify unconventional pressure pumping and coiled tubing equipment for deployment to Argentina. To date, we have only generated minimal revenue from our consulting and field management operations. There can be no assurance that we will be able to successfully generate additional revenues, or attain operating profitability. Additionally, we have a very limited business history that investors can analyze to aid them in making an informed judgment as to the merits of an investment in our company. Any investment in our company should be considered a high-risk investment because the investor will be placing funds at risk in our company with unforeseen costs, expenses, competition, and other problems to which new ventures are often subjected. Investors should not invest in our company unless they can afford to lose their entire investment. As we are early in the revenue generation process, our prospects must be considered in light of the risks, expenses, and difficulties encountered in establishing a new business in a highly competitive industry.

We have limited sources of liquidity. Any trading market that develops in our stock may be highly illiquid and may not reflect the underlying value of our net assets or business prospects.

We require substantial capital to pursue our operating strategy. As we have no internal sources of liquidity, we will continue to rely on external sources for liquidity, and for the foreseeable future.

We have incurred, and expect to continue to incur, increased costs and risks as a result of being a public company.

As a public company, we are required to comply with some, but not all of the Sarbanes-Oxley Act of 2002 (“SOX”), as well as rules and regulations implemented by the SEC. Changes in the laws and regulations affecting public companies, including the provisions of SOX and rules adopted by the SEC, have resulted in, and will continue to result in, increased costs to us as we respond to these requirements. Given the risks inherent in the design and operation of internal controls over financial reporting, the effectiveness of our internal controls over financial reporting is uncertain. If our internal controls are not designed or operating effectively, we may not be able to issue an evaluation of our internal control over financial reporting as required or we or our independent registered public accounting firm may determine that our internal control over financial reporting was not effective. In addition, our registered public accounting firm may either disclaim an opinion as it relates to management’s assessment of the effectiveness of our internal controls or may issue an adverse opinion on the effectiveness of our internal controls over financial reporting. Investors may lose confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and which could affect our ability to run our business as we otherwise would like to. New rules could also make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the coverage that is the same or similar to our current coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors (the “Board”), our Board committees, and as executive officers. We cannot predict or estimate the total amount of the costs we may incur or the timing of such costs to comply with these rules and regulations.

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Compliance with Section 404 of the SOX will continue to strain our limited financial and management resources.

We incur significant legal, accounting and other expenses in connection with our status as a reporting public company. SOX and new rules subsequently implemented by the SEC have imposed various new requirements on public companies, including requiring changes in corporate governance practices. As such, our management and other personnel need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations have increased our legal and financial compliance costs and made some activities more time-consuming and costly. In addition, SOX requires, among other things, that we maintain effective internal controls for financial reporting and disclosure of controls and procedures. Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 of SOX requires that we incur substantial accounting expense and expend significant management efforts. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 of SOX in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

We do not intend to pay cash dividends on our common stock in the foreseeable future, and therefore only appreciation of the price of our common stock will provide a return to our stockholders.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our Board. In addition, the terms of our senior credit facility prohibit us from paying dividends and making other distributions. As a result, only appreciation of the price of our common stock, which may not occur, will provide a return to our stockholders.

We currently have a sporadic, illiquid, volatile market for our common stock, and the market for our common stock may remain sporadic, illiquid, and volatile in the future.

We currently have a highly sporadic, illiquid and volatile market for our common stock, which market is anticipated to remain sporadic, illiquid and volatile in the future and will likely be subject to wide fluctuations in response to several factors, including, but not limited to:

●	actual or anticipated variations in our results of operations;

●	our ability or inability to generate revenues;

●	the number of shares in our public float;

●	increased competition; and

●	conditions and trends in the market for oil and gas and down-hole services.

Furthermore, because our common stock is traded on OTCQB, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock. Shareholders and potential investors in our common stock should exercise caution before making an investment in our Company, and should not rely on the publicly quoted or traded stock prices in determining our common stock value, but should instead determine the value of our common stock based on the information contained in our public reports, industry information, and those business valuation methods commonly used to value private companies.

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We may face intense competition in our industry.

The industry in which we compete is highly competitive, and most of our potential competitors will have greater financial resources than we do. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenue and cash flows could be adversely affected by the activities of our competitors and our customers. If our competitors substantially increase the resources they devote to the development and marketing of competitive services or substantially decrease the prices at which they offer their services, we may be unable to compete effectively. Some of these competitors may expand or construct newer, more powerful or more flexible well stimulation fleets that would create additional competition for us. All of these competitive pressures could have a material adverse effect on our business, results of operations and financial condition. There can be no assurance that additional competitors will not enter markets served or proposed to be served by us, that we will be able to compete successfully, or that we will have adequate funds to compete.

The customer base is concentrated within the oil and natural gas production industry and loss of a significant customer or the existing customer contracts could cause the revenue to decline substantially and adversely affect the business.

Our business is highly dependent on the existing agreements and the relationships with potential customers and technology partners. Revenues from these potential customers and revenues from joint ventures are expected to represent a substantial portion of the total future revenues. A reduction in business from any of these arrangements resulting from reduced demand for their own products and services, a work stoppage, sourcing of products from other suppliers or other factors could materially impact the business, financial condition and results of operations. In addition, the inability of suppliers to timely deliver the required equipment for the new well stimulation fleets could have a material adverse impact on our ability to perform under the existing agreements. We expect that we will continue to derive a significant portion of our revenue from a relatively small number of customers in the future. Our existing agreements do not obligate all of those prospective customers. In addition, the existing agreements contain provisions whereby the customers may terminate the agreement in the event we are unable to perform under the terms of the contract or make adjustments to service and/or materials fees payable thereunder based on changing market conditions. The existing agreements are also subject to termination by customers under certain circumstances and any such termination could have a material adverse effect on the business.

We may not be able to renew the existing agreements on attractive terms or at all, which could adversely impact the results of operations, financial condition and cash flows.

We can provide no assurance that we will be able to successfully fulfill, renew or replace the existing agreements with new agreements on or prior to their expiration on terms satisfactory to us or the operator or that we will be able to continue to provide services under those existing contracts without service interruption. If we are not able to either renew or enter into additional service contracts, the results of operations, financial condition and cash flows could be adversely impacted.

We are dependent on entering into additional service contracts to grow the business.

Our customers may choose to vertically integrate their operations by purchasing and operating their own well stimulation fleet, expanding the amount of well stimulation equipment they currently own or using alternative technologies for enhancing oil and gas production.

Our customers may choose to vertically integrate their operations by purchasing and operating their own well stimulation fleets in lieu of using our well stimulation services. Currently, the availability of attractive financing terms from financial institutions and equipment manufacturers facilitates this possibility by making the purchase of individual well stimulation equipment increasingly affordable to our customers. In addition, there are other technologies available for the artificial enhancement of oil and natural gas production and our customers may elect to use these alternative technologies instead of the well stimulation services we provide. Such vertical integration, increases in vertical integration or use of alternative technologies could result in decreased demand for our well stimulation services, which may have a material adverse effect on our business, results of operations and financial condition.

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We may have difficulty managing growth in the business, which could adversely affect the financial condition and results of operations.

We do not have highly sophisticated systems to forecast our future revenue or profitability and therefore could experience difficulty in managing our growth and associated working capital needs.

Our ability to successfully operate depends on the availability of water.

Well stimulation, and pressure pumping more generally, can require a significant supply of water, and water supply and quality are important requirements to our operations. We intend to meet our water requirements from sources on or near the well sites, but there is no assurance that we will be able to obtain a sufficient supply of water from sources in these areas, some of which are prone to drought.

We may be unable to maintain pricing on our core services.

Pressures stemming from fluctuating market conditions and oil and natural gas prices may make it increasingly difficult to maintain the prices. We have faced, and will likely continue to face, pricing pressure from the competitors. If we are unable to maintain pricing on our core services, the financial results will be negatively impacted.

Because the oil and natural gas industry is cyclical, our operating results may fluctuate.

Oil and natural gas prices are volatile. Future fluctuations in such prices may result in a decrease in the expenditure levels of oil and natural gas companies and drilling contractors which in turn may adversely affect us.

The activity level of our customers, spending for our products and services, and payment patterns may be impacted by deterioration in the credit markets.

Many of the customers finance their activities through cash flow from operations, the incurrence of debt or the issuance of equity. In late 2008 and early 2009, there was a significant decline in the credit markets and the availability of credit, the effects of which may continue to be felt in 2014. Additionally, many of the potential customers’ equity values substantially declined. The combination of a reduction of cash flow resulting from declines in commodity prices, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in the customers’ spending for our products and services.

In addition, the same factors that may lead to a reduction in the customers’ spending also may increase the exposure to the risks of nonpayment and nonperformance by the customers. A significant reduction in the customers’ liquidity may result in a decrease in their ability to pay or otherwise perform their obligations to us. Any increase in nonpayment or nonperformance by the customers, either as a result of recent changes in financial and economic conditions or otherwise, could have an adverse impact on the operating results and adversely affect the liquidity.

Because we rely on a limited number of customers for the fracturing services, the change in ownership and management of any such customer may adversely affect our business, financial condition and results of operations.

Regulatory compliance costs and restrictions, as well as delays in obtaining permits by the customers for their operations, such as for well stimulation and pressure pumping, or by us for our operations, could impair the business.

Our operations and the operations of the customers are subject to or impacted by a wide array of regulations in the jurisdictions in which the operations are located. As a result of changes in regulations and laws relating to the oil and natural gas industry, including well stimulation, our operations or the operations of our customers could be disrupted or curtailed by governmental authorities. The high cost of compliance with applicable regulations may cause customers to discontinue or limit their operations, and may discourage companies from continuing development activities. As a result, demand for our services could be substantially affected by regulations adversely impacting the oil and natural gas industry.

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Any indebtedness we incur could restrict the operations and make us more vulnerable to adverse economic conditions.

Our five year plan anticipates securing growth capital through lease financing or other long term financing arrangements. The future needs for financing for equipment acquisition and working capital may adversely affect operations and limit our growth, and we may have difficulty making debt service payments on our indebtedness as such payments become due.

Covenants in our debt agreements restrict our business in many ways.

Our convertible note facility contains restrictive covenants. These covenants include, but are not limited to, requirements to reserve shares issuable for payment of the outstanding balance on the Note, maintain specific account balances, and comply with the operating budget. Additionally, the covenants include, but are not limited to, restrictions on incurring certain types of additional debt, engaging in transactions with affiliates, selling assets, making unapproved capital expenditures and entering into certain lease agreements.

A breach of any of these covenants could result in a default under our note facility. Upon the occurrence of an event of default under our note facility, ACM may accelerate payment under the Note Agreement in accordance with its terms. If we were unable to repay those amounts, ACM could proceed against the collateral granted to them to secure that indebtedness.

We have pledged a significant portion of our and our subsidiaries’ assets as collateral under our note facility. If ACM under our note facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay indebtedness under such facilities and our other indebtedness.

ACM may have significant influence over us, including influence over decisions that require stockholder approval, which could limit your ability to influence the outcome of key transactions, including a change of control.

If we borrow the full amount of the commitments under our note facility and ACM elects to convert all of the principal on the Convertible Note, it will hold up to approximately 48% of our outstanding common stock on a fully diluted basis. In addition, pursuant to the Stockholder Rights Agreement, ACM currently has the right to nominate at least one individual for election to the Board for so long as ACM beneficially owns greater than 10% of the issued and outstanding Common Stock (calculated on a fully diluted basis), and currently has the right to nominate up to a total of three individuals to the Board as a result of its exercise of the Option in accordance with the Option Agreement. As a result, ACM has influence over our decisions to certain corporate actions including those specified in the Stockholder Rights Agreement. As long as ACM continues to hold a significant portion of our outstanding common stock, it will have the ability to influence the vote in any election of directors and over decisions that require stockholder approval. For a more complete description of the Stockholder Rights Agreement, see “Business—Recent Events”. Please read “Certain Relationships and Related Party Transactions and Director Independence.”

We may not be able to provide services that meet the specific needs of oil and natural gas exploration and production companies at competitive prices.

The markets in which we operate are highly competitive and have relatively few barriers to entry and the competitive environment has intensified as recent mergers among exploration and production companies have reduced the number of available customers. The principal competitive factors in the markets are product and service quality and availability, responsiveness, experience, technology, equipment quality, reputation for safety and price. We compete with large national and multi-national companies that have longer operating histories, greater financial, technical and other resources and greater name recognition than we do.

New technology may cause us to become less competitive.

The oilfield services industry is subject to the introduction of new drilling and completion techniques and services using new technologies, some of which may be subject to patent protection. If competitors and others use or develop new technologies in the future that are more efficient or productive than ours, we may lose market share or be placed at a competitive disadvantage.

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The future financial results could be adversely impacted by asset impairments or other charges.

We could record impairment charges for interim periods in future years, which could have a material adverse effect on our business, financial condition and results of operations.

The industry is affected by excess equipment inventory levels.

Because of the long-life nature of oil field service equipment and the lag between when a decision to build additional equipment is made and when the equipment is placed into service, the inventory of oilfield service equipment in the industry does not always correlate with the level of demand for service equipment.

The inability to control the inherent risks of acquiring and integrating businesses in the future could adversely affect the operations.

If we choose to grow our business through acquisition or merger, it is possible that companies acquired or merged into our Company may have internal control weaknesses or risks that were not identified prior to such acquisitions or mergers and such weaknesses or risks could adversely affect us and our operations.

The business depends upon our ability to obtain specialized equipment from suppliers and key raw materials on a timely basis.

If the current suppliers are unable to provide the necessary raw materials (including, for example, proppant and chemicals) or finished products (such as the new equipment) or otherwise fail to deliver products timely and in quantities required, any resulting delays in the provision of services could have a material adverse effect on our business, financial condition, results of operations and cash flows. During the past few years, our industry faced sporadic proppant shortages associated with pressure pumping operations, requiring work stoppages that adversely impacted the operating results of several competitors.

The Chairman of the Board allocates part of his time to other companies.

Mr. Bjarte Bruheim, the chairman of the Board of our Company, is also the chairman of the board of the board of directors of other companies. Mr. Bruheim allocates his time between the affairs of Eco-Stim and the affairs of these other companies. This situation presents the potential for a conflict of interest for Mr. Bruheim in determining the respective percentages of his time to be devoted to the affairs of Eco-Stim and the affairs of others. In addition, if the affairs of these other companies require him to devote more substantial amounts of his time to the affairs of the other companies in the future, it could limit his ability to devote sufficient time to our affairs and could have a negative impact on our business.

Demand for the majority of our services is substantially dependent on the levels of expenditures by the oil and gas industry. A substantial or an extended decline in oil and gas prices could result in lower expenditures by the oil and gas industry, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Demand for the majority of our services depends substantially on the level of expenditures by the oil and gas industry for the exploration, development and production of oil and natural gas reserves. These expenditures are generally dependent on the industry’s view of future oil and natural gas prices and are sensitive to the industry’s view of future economic growth and the resulting impact on demand for oil and natural gas. Declines, as well as anticipated declines, in oil and gas prices could also result in project modifications, delays or cancellations, general business disruptions, and delays in payment of, or nonpayment of, amounts that are owed to us. These effects could have a material adverse effect on our financial condition, results of operations and cash flows.

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The prices for oil and natural gas have historically been volatile and can be affected by a variety of factors, including:

●	worldwide and regional economic conditions impacting the global supply and demand for oil, natural gas and natural gas liquids;

●	the price and quantity of foreign imports;

●	political and economic conditions in or affecting other producing countries, including the Middle East, Africa, South America and Russia;

●	the ability of members of the Organizational of Petroleum Countries to agree to and maintain oil price and production controls;

●	the level of global exploration and production activity;

●	the level of global inventories;

●	prevailing prices on local price indexes in the areas in which we operate;

●	the proximity, capacity, cost and availability of gathering and transportation facilities;

●	localized and global supply and demand fundamentals and transportation availability;

●	the cost of exploring for, developing, producing and transporting reserves;

●	weather conditions and other natural disasters;

●	technological advances affecting energy consumption;

●	the price and availability of alternative fuels;

●	expectations about future commodity prices; and

●	domestic, local and foreign governmental regulation and taxes.

The oil and gas industry has historically experienced periodic downturns, which have been characterized by diminished demand for oilfield services and downward pressure on the prices we charge. A significant downturn in the oil and gas industry could result in a reduction in demand for oilfield services and could adversely affect our financial condition, results of operations and cash flows.

Our inability to make satisfactory alternative arrangements in the event of an interruption in supply of certain key raw materials could harm our business, results of operations and financial condition.

We currently anticipate sourcing materials, such as guar gum, from one supplier. Given the limited number of suppliers of such key raw materials, we may not always be able to make alternative arrangements should our suppliers fail to timely deliver these key raw materials. Any resulting delays in the provision of services could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may not be successful in implementing technology development and enhancements.

The market for our services and products is characterized by continual technological developments to provide better and more reliable performance and services. If we are not able to design, develop and produce commercially competitive products and to implement commercially competitive services in a timely manner in response to changes in technology, our business and revenue could be materially and adversely affected and the value of our intellectual property may be reduced. Likewise, if our proprietary technologies, equipment and facilities, or work processes become obsolete, we may no longer be competitive, and our business and revenue could be materially and adversely affected.

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We depend on the services of key executives, the loss of whom could materially harm our business.

The management of our Company is important to our success because they have been instrumental in setting the strategic direction, operating the business, identifying, recruiting and training key personnel, and identifying expansion opportunities. Losing the services of any of these individuals, could adversely affect our business until a suitable replacement could be found. We do not maintain key man life insurance on any of our management. As a result, we are not insured against any losses resulting from the death of our key employees.

We may be unable to employ a sufficient number of skilled and qualified workers.

The delivery of our services and products requires personnel with specialized skills and experience who can perform physically demanding work. As a result of the volatility of the oilfield service industry and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive. The demand for skilled workers is high and the supply is limited.

We may be adversely impacted by work stoppages or other labor matters.

We currently do not have any employees represented by a labor union. However, the petroleum and oil-service industries in Argentina and other countries are unionized, and it is likely that we may experience work stoppages or other labor disruptions from time to time. Any prolonged labor disruption involving the employees could have a material adverse impact on our combined results of operations and financial condition by disrupting our ability to perform well stimulation or pressure pumping and other services for the customers under our service contracts. Moreover, unionization efforts have been made from time to time within the industry, with varying degrees of success. Any such unionization could increase our costs or limit our flexibility.

Our operations are subject to hazards and environmental risks inherent in the oil and natural gas industry.

We are a provider of well stimulation and pressure pumping services, a process involving the injection of fluids—typically consisting mostly of water and also including several chemical additives—as well as sand in order to create fractures extending from the well bore through the rock formation to enable oil or natural gas to move more easily through the rock pores to a production well. In addition, we provide a range of services to onshore oil and natural gas exploration and production operations, consisting of, among other things, coiled tubing services. Risks inherent to our industry create the potential for significant losses associated with damage to the environment or natural resources, such as the potential for contamination of drinking water resources.

If we become subject to warranty and similar claims, they could be time-consuming and costly to defend.

Errors, defects or other performance problems in the products that we sell or services that we offer could result in our customers seeking damages from us for losses associated with these errors, defects or other performance problems.

Our business involves certain operating risks and our insurance, if any, may not be adequate to cover all losses or liabilities that we might incur in our operations.

The technical complexities of our operations are such that we are exposed to a wide range of significant health, safety and environmental risks. Our services involve production-related activities, radioactive materials, explosives and other equipment and services that are deployed in challenging exploration, development and production environments. An accident involving our services or equipment, or a failure of a product, could cause personal injury, loss of life, damage to or destruction of property, equipment or the environment, or suspension of operations. Our insurance may not protect us against liability for some kinds of events, including events involving pollution, or against losses resulting from business interruption. Moreover, we may not be able to maintain insurance at levels of risk coverage or policy limits that we deem adequate. Any damages caused by our services or products that are not covered by insurance, or are in excess of policy limits or are subject to substantial deductibles, could adversely affect our financial condition, results of operations and cash flows.

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Current and potential legislative and regulatory developments could materially increase our operating costs and/or adversely affect our competitive position.

Our operations and the operations of our customers are subject to increasingly stringent laws and regulations relating to importation and use of hazardous materials, radioactive materials and explosives and to environmental protection, including laws and regulations governing air emissions, well stimulation and pressure pumping, water discharges, wetlands or land use practices, waste management, and the release of hazardous substances into the environment. We incur, and expect to continue to incur, capital and operating costs to comply with environmental laws and regulations. The technical requirements of these laws and regulations are becoming increasingly complex, stringent and expensive to implement. In addition, these laws may provide for “strict liability” for remediation costs, damages to natural resources or threats to public health and safety. Strict liability can render a party liable for damages without regard to negligence or fault on the part of the party. Some environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances.

Current or future legislation, regulations and development may curtail production and demand for hydrocarbons such as oil and natural gas in areas of the world where our customers operate and thus adversely affect future demand for our services, which may in turn adversely affect future results of operations.

Compliance with, and rulings and litigation in connection with, environmental regulations and the environmental impacts of our or our customers’ operations may adversely affect our business and operating results.

Productive capacity for oil and natural gas is dependent on our customers’ decisions to develop and produce oil and natural gas reserves and on the regulatory environment in which our customers and we operate. The ability to produce oil and natural gas can be affected by the number and productivity of new wells drilled and completed, as well as the rate of production and resulting depletion of existing wells. Advanced technologies, such as horizontal drilling and well stimulation and pressure pumping, improve total recovery but also result in a more rapid production decline and may become subject to more stringent regulations in the future.

Access to prospects is also important to our customers and such access may be limited because host governments do not allow access to the reserves or because another oil and natural gas exploration company owns the rights to develop the prospect. Government regulations and the costs incurred by oil and natural gas exploration companies to conform to and comply with government regulations may also limit the quantity of oil and natural gas that may be economically produced. This could lead our customers to curtail their operations and result in a decrease in demand for our services, which in turn could adversely affect our financial position and results of operations.

Any of these factors could affect the supply of oil and natural gas and could have a material adverse effect on our results of operations.

Legislative and regulatory initiatives relating to well stimulation could result in increased costs and additional operating restrictions or delays for our operations or the operations of our customers.

Many national, provincial, and local governments and agencies have adopted laws and regulations or are evaluating proposed legislation and regulations that are focused on the extraction of shale gas or oil using well stimulation, which is part of the well stimulation services we provide to our customers. Hydraulic fracturing is a stimulation treatment routinely performed on oil and gas wells in low-permeability reservoirs. Specially engineered fluids are pumped at high pressure and rate into the reservoir interval to be treated, causing cracks in the target formation. Proppant, such as sand of a particular size, is mixed with the treatment fluid to keep the cracks open when the treatment is complete. In response to concerns related to potential impacts to the environment and natural resources from hydraulic fracturing, governmental authorities have issued new rules and regulations governing the practice, and are also pursuing studies related to its potential effects. Also, some national, state, and local governments have adopted bans or other measures restricting hydraulic fracturing activities. For example, the Province of Neuquén in Argentina, where we operate, has approved a set of rules regarding the extraction of shale oil and gas. These rules require, amongst other things, that operators performing hydraulic fracturing obtain permits prior to commencing drilling activities and file reports with the provincial government regarding the chemicals used in the hydraulic fracturing process and an analysis of the flowback water returning to the surface. In addition, several other provinces and local governments have voted to ban hydraulic fracturing within their borders, and some groups continue to advocate for a national ban on hydraulic fracturing in Argentina.

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Future hydraulic fracturing-related legislation or regulations that restrict or prohibit such activities could lead to operational delays and increased costs for our operations or the operations of our customers. Any impacts on the operations of our customers could in turn reduce demand for our services. If such additional legislation or regulations are enacted, it could adversely affect our financial condition, results of operations and cash flows.

Compliance with climate change legislation or initiatives could negatively impact our business.

International, national, and state governments and agencies are currently evaluating and promulgating legislation and regulations that are focused on restricting emissions commonly referred to as greenhouse gas (“GHG”) emissions in response to concerns that GHGs contribute to climate change. For example, in the U.S., the Environmental Protection Agency (“EPA”) has taken steps to regulate GHGs as pollutants under the federal Clean Air Act. The EPA’s “Mandatory Reporting of Greenhouse Gases” rule established in 2010 provided a comprehensive scheme of regulations that require monitoring and reporting of GHG emissions, including emissions from the oil and gas industry.

International developments focused on restricting the emission of carbon dioxide and other gases include the United Nations Framework Convention on Climate Change, also known as the “Kyoto Protocol” (an internationally applied protocol, which has been ratified by several countries in Latin America) and the European Union’s Emission Trading System. Argentina, Brazil, and Mexico have all committed to reducing GHG emissions, either through the deployment of renewable energy sources or through the use of a cap and trade program. Such programs place a cap on GHG emissions at certain sources and require those sources to purchase allowances for emissions above their cap. The adoption of legislation or regulatory programs to reduce emissions of GHGs could require us or our customers to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. In addition, current or future legislation, regulations and developments may curtail production and demand for hydrocarbons such as oil and natural gas in areas of the world where our customers operate and thus adversely affect future demand for our services, which may in turn adversely affect future results of operations.

The effects of climate change or severe weather could adversely affect our operations.

Variation from normal weather patterns, such as cooler or warmer summers and winters, can have a significant impact on demand for the oil and gas produced by our customers. Adverse weather conditions, such as hurricanes, may interrupt or curtail our operations, or our customers’ operations, cause supply disruptions and result in a loss of revenue and damage to our equipment and facilities, which may or may not be insured. Extreme winter conditions may interrupt or curtail our operations, or our customers’ operations, in those areas and result in a loss of revenue. In addition, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events. If any such effects were to occur, they could have an adverse effect on our financial condition and results of operations.

A terrorist attack or armed conflict could harm our business.

Geopolitical and terrorism risks continue to grow in a number of key countries where we do business. Geopolitical and terrorism risks could lead to, among other things, a loss of our investment in the country, impairment of the safety of our employees and impairment of our ability to conduct our operations.

Our business is largely dependent upon economic conditions in Argentina

Substantially all of our initial operations and customers are located in Argentina, and, as a result, our business is to a large extent dependent upon economic conditions prevailing in Argentina. The Argentine economy has experienced significant volatility in past decades, including numerous periods of low or negative growth and high and variable levels of inflation and devaluation. Since the most recent crisis of 2001 and 2002, Argentina’s gross domestic product, or GDP, grew at an average annual real rate of approximately 8.5% from 2003 to 2008, although the growth rate decelerated to 0.9% in 2009 as a result of the global financial crisis, but recovered in 2010 and 2011, growing at an annual real rate of approximately 9%, according to preliminary official data. In 2013, the Argentine economy grew at a rate of 3% on an annualized basis compared to 1.9% in 2012. No assurances can be given that the rate of growth experienced over past years will be achieved in subsequent years or that the economy will not contract. If economic conditions in Argentina were to slow further, or contract, or if the Argentine Government’s measures to attract or retain foreign investment and international financing in the future are unsuccessful, such developments could adversely affect Argentina’s economic growth and in turn affect our financial condition and results of operations.

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Argentine economic results are dependent on a variety of factors, including (but not limited to) the following:

●	international demand for Argentina’s principal exports;

●	international prices for Argentina’s principal commodity exports;

●	stability and competitiveness of the peso against foreign currencies;

●	levels of consumer consumption and foreign and domestic investment and financing; and

●	the rate of inflation.

In recent years, Argentina has confronted inflationary pressure. According to inflation data published by the National Statistics Institute (Instituto Nacional de Estadística y Censos, INDEC), from 2008 to 2012, the Argentine consumer price index (“CPI”) increased 7.2%, 7.7%, 10.9%, 9.5% and 10.8%, respectively; the wholesale price index increased 8.8%, 10.3%, 14.5%, 12.7% and 13.1%, respectively. However, certain private sector analysts usually quoted by the government opposition, based on methodologies being questioned by the Argentine Government on the basis of the lack of technical support, believe that actual inflation is significantly higher than that reflected in INDEC reports. Increased rates of inflation in Argentina could increase our cost of operation, and may negatively impact our results of operations and financial condition. There can be no assurance that inflation rates will not be higher in the future.

In addition, Argentina’s economy is vulnerable to adverse developments affecting its principal trading partners. A significant decline in the economic growth of any of Argentina’s major trading partners, such as Brazil, China or the United States, could have a material adverse impact on Argentina’s balance of trade and adversely affect Argentina’s economic growth and may consequently adversely affect our financial condition and results of operations.

In 2005, Argentina restructured a substantial portion of its bond indebtedness and settled all of its debt with the IMF. Additionally, in June 2010, Argentina completed the renegotiation of approximately 67% of defaulted bonds that were not swapped in 2005. As a result of the 2005 and 2010 debt swaps, approximately 91% of the country’s bond indebtedness on which Argentina defaulted in 2002 has now been restructured. However, certain “holdout” creditors did not agree to the restructuring, and commenced litigation in the United States in an effort to prevent payment under the terms of the restructuring.

On November 21, 2012, the United States District Court for the Southern District of New York entered an injunction preventing Argentina from making payments on the restructured bonds, and ordered Argentina to make a deposit of USD$1,330 million related to the claims of the holdout creditors, which order was appealed by the country. Argentina’s appeal was denied by the Second Circuit Court of Appeals, and on June 16, 2014 the Supreme Court of the United States refused to hear Argentina’s appeal from that denial. As a result, it is widely believed that Argentina may default on its restructured debt unless it is able to settle the claims of the plaintiffs in the New York litigation in a manner that will allow payment to be made in accordance with the restructuring.

Argentina’s failure to restructure completely its remaining sovereign debt and settle with the holdout creditors may prevent Argentina from obtaining favorable terms or interest rates when accessing the international capital markets. Litigation initiated by holdout creditors or other parties may result in material judgments against the Argentine government and could result in attachments of or injunctions relating to assets of Argentina, which could have a material adverse effect on the country’s economy, resulting among other things in further devaluation of the Argentine peso, and may also affect our customers’ access to international financing.

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In addition, the Argentine peso has been subject to significant devaluation in the past and may be subject to significant fluctuations in the future, consequently affecting our financial condition and results of operations (see additionally “We may be exposed to fluctuations in foreign exchange rates”).

Certain risks are inherent in any investment in a Company operating in an emerging market such as Argentina

Argentina is an emerging market economy, and investing in emerging markets generally carries risks. These risks include political, social and economic instability that may affect Argentina’s economic results which can stem from many factors, including the following:

●	high interest rates;

●	abrupt changes in currency values;

●	high levels of inflation;

●	exchange controls;

●	wage and price controls;

●	regulations to import equipment and other necessities relevant for operations;

●	changes in governmental economic or tax policies; and

●	political and social tensions.

Any of these factors, as well as volatility in the capital markets, may adversely affect our financial condition and results of operations or the liquidity, trading markets and value of our securities.

The Argentine economy has been adversely affected by economic developments in other markets

Financial and securities markets in Argentina, and also the Argentine economy, are influenced by economic and market conditions in other markets worldwide. Considering the current international turmoil, Argentina’s economy remains vulnerable to external shocks, including those relating to or similar to the global economic crisis that began in 2008 and the recent uncertainties surrounding European sovereign debt. For example, the recent challenges faced by the European Union to stabilize some of its member economies, such as Greece, Ireland, Italy, Portugal and Spain, have had international implications affecting the stability of global financial markets, which has hindered economies worldwide. Many member nations in the European Union are addressing the issues with controversial austerity measures. Should the European Union monetary policy measures be insufficient to restore confidence and stability to the financial markets, any recovery of the global economy, including the U.S. and European Union economies, could be hindered or reversed, which could negatively affect our business. Although economic conditions vary from country to country, investors’ perceptions of events occurring in one country may substantially affect capital flows into and investments in securities from issuers in other countries, including Argentina.

Consequently, there can be no assurance that the Argentine financial system and securities markets will not continue to be adversely affected by events in developed countries’ economies or events in other emerging markets, which could in turn, adversely affect the Argentine economy and, as a consequence, the Company’s results of operations and financial condition.

The implementation of new export duties, other taxes and import regulations could adversely affect our results

In 2012, the Argentine government adopted an import procedure pursuant to which local authorities must pre-approve any import of products and services to Argentina as a precondition to allow importers access to the foreign exchange market for the payment of such imported products and services.

 We cannot assure you that these taxes and import regulations will not continue or be increased in the future or that other new taxes or import regulations will not be imposed.

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We may be exposed to fluctuations in foreign exchange rates

Our results of operations are exposed to currency fluctuation and any devaluation of the peso against the U.S. dollar and other hard currencies may adversely affect our business and results of operations. The value of the peso has fluctuated significantly in the past and may do so in the future. We are unable to predict whether, and to what extent, the value of the peso may further depreciate or appreciate against the U.S. dollar and how any such fluctuations would affect our business.

We are subject to exchange and capital controls

In the past, Argentina imposed exchange controls and transfer restrictions substantially limiting the ability of companies to retain foreign currency or make payments abroad. Beginning in 2011, additional foreign exchange restrictions have been imposed which restrict purchases of foreign currency and transfers of foreign currency abroad. Such restrictions include the requirement for financial institutions to inform in advance and obtain approval from the Argentine Central Bank with respect to any foreign exchange transaction to be entered into through the foreign exchange market with the exception of payments related to foreign debt previously liquidated in the domestic market. Since 2011, oil and gas companies, among other entities, were required to repatriate 100% of their foreign currency export receivables.

There can be no assurances regarding future modifications to exchange and capital controls. Exchange and capital controls could adversely affect our financial condition or results of operations and our ability to meet our foreign currency obligations and execute our financing plans.

Operating internationally subjects us to significant risks and regulation inherent in operating in foreign countries.

We plan to conduct operations in a number of countries. Our international operations will be subject to a number of risks inherent to any business operating in foreign countries, and especially those with emerging markets, including the following risks, among others:

●	government instability, which can cause investment in capital projects by our potential clients to be withdrawn or delayed, reducing or eliminating the viability of some markets for our services;

●	potential expropriation, seizure, nationalization or detention of assets;

●	difficulty in repatriating foreign currency received in excess of local currency requirements;

●	foreign currency exchange rate fluctuations; import/export tariffs and quotas;

●	civil uprisings, riots and war, which can make it unsafe to continue operations, adversely affect both budgets and schedules and expose us to losses;

●	availability of suitable personnel and equipment, which can be affected by government policy, or changes in policy that limit the importation of qualified crewmembers or specialized equipment in areas where local resources are insufficient ;

●	decrees, laws, regulations, interpretation and court decisions under legal systems, which are not always fully developed and which may be retroactively applied and cause us to incur unanticipated and/or unrecoverable costs as well as delays which may result in real or opportunity costs; and

●	terrorist attacks, including kidnappings of our personnel.

We cannot predict the nature and the likelihood of any such events. However, if any of these or other similar events should occur, it could have a material adverse effect on our financial condition and results of operation.

Certain of the equipment that we use in certain foreign countries may require prior U.S. government approval in the form of an export license and may otherwise be subject to tariffs and import/export restrictions. The delay in obtaining required governmental approvals could affect our ability to timely commence a project, and the failure to comply with all such controls could result in fines and other penalties.

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We may be subject to taxation in many foreign jurisdictions and the final determination of our tax liabilities involves the interpretation of the statutes and requirements of taxing authorities worldwide. Our tax returns will be subject to routine examination by taxing authorities, and these examinations may result in assessments of additional taxes, penalties and/or interest.

Our overall success as an international company depends, in part, upon our ability to succeed in differing economic, social and political conditions. We may not continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business, which could negatively affect our profitability.

Our international operations involve the use of foreign currencies, which subjects us to exchange rate fluctuations, difficulty in repatriating foreign currencies and other currency risks.

The Company and its foreign subsidiaries from time to time will hold foreign currencies. Exchange rate fluctuations will subject us to currency risk as well as to other risks sometimes associated with international operations. In the future, we could experience fluctuations in financial results from our operations outside of the United States, and there can be no assurance that payments received in foreign currencies can be repatriated to the United States or that we will be able, contractually or otherwise, to reduce the currency risks associated with our international operations.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar foreign anti-bribery laws.

The United States Foreign Corrupt Practices Act (the “FCPA”) and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making, offering or authorizing improper payments to non-U.S. government officials for the purpose of obtaining or retaining business. We do business and may do additional business in the future in countries or regions where strict compliance with anti-bribery laws may conflict with local customs and practices.

As a company subject to compliance with the FCPA, our business may suffer and we may be subject to competitive disadvantages because our efforts to comply with U.S. laws could restrict our ability to do business in foreign markets relative to our competitors who are not subject to U.S. law. Additionally, our business plan involves establishing close relationships with stakeholders in certain foreign markets. Any determination that we or foreign shareholders, directors, or officers partners have violated the FCPA may adversely affect our business and operations.

Violations of anti-bribery laws (either due to our acts or our inadvertence) may result in criminal and civil sanctions and could subject us to other liabilities in the U.S. and elsewhere. Even allegations of such violations could disrupt our business and result in a material adverse effect on our business and operations.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1993, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forward-looking statements may include statements that relate to, among other things, our:

●	future financial and operating performance and results;

●	business strategy and budgets;

●	technology;

●	financial strategy;

●	amount, nature and timing of capital expenditures;

●	competition and government regulations;

●	operating costs and other expenses;

●	cash flow and anticipated liquidity;

●	property and equipment acquisitions and sales; and

●	plans, forecasts, objectives, expectations and intentions.

All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the anticipated future results or financial condition expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include but are not limited to:

●	the cyclical nature of the oil and natural gas industry;

●	the potential for our oil-company customers to backward-integrate by starting their own well service operations;

●	the potential for excess capacity in the oil and natural gas service industry;

●	dependence on the spending and drilling activity by the onshore oil and natural gas industry;

●	competition within the oil and natural gas service industry;

●	concentration of our customer base and fulfillment of existing customer contracts;

●	our ability to maintain pricing and obtain contracts;

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●	deterioration of the credit markets;

●	our ability to raise additional capital to fund future capital expenditures;

●	increased vulnerability to adverse economic conditions due to indebtedness;

●	our limited operating history on which investors will evaluate our business and prospects;

●	our ability to obtain raw materials and specialized equipment;

●	technological developments or enhancements;

●	asset impairment and other charges;

●	our identifying, making and integrating acquisitions;

●	ACM and management control over stockholder voting;

●	loss of key executives;

●	the ability to employ skilled and qualified workers;

●	work stoppages and other labor matters;

●	hazards inherent to the oil and natural gas industry;

●	inadequacy of insurance coverage for certain losses or liabilities;

●	delays in obtaining required permits;

●	ability to import equipment into Argentina on a timely basis;

●	regulations affecting the oil and natural gas industry;

●	legislation and regulatory initiatives relating to hydraulic fracturing;

●	future legislative and regulatory developments;

●	foreign currency exchange rate fluctuations;

●	effects of climate change;

●	volatility of economic conditions in Argentina;

●	risks of doing business in Argentina and the United States; and

●	costs and liabilities associated with environmental, health and safety laws, including any changes in the interpretation or enforcement thereof.

We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. We caution you against putting undue reliance on forward-looking statements or projecting any future results based on such statements. When considering our forward-looking statements, you should keep in mind the cautionary statements in this prospectus, which provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

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DIVIDEND POLICY

We currently intend to retain future earnings, if any, for use in the operation and expansion of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future following this offering. However, our Board, in its discretion, may authorize the payment of dividends in the future. Any decision to pay future dividends will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities. In addition, the Note Agreement contains covenants that restrict our ability to make distributions to our stockholders.

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DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our common stock. Each of the selling stockholders will determine at what price it may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Selling Stockholders” below for more information.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are an international oilfield services provider of coiled tubing, well stimulation, field management, and intelligent completion services to the upstream oil and gas industry. Our Company was established for the purpose of assembling an experienced and competent management team capable of bringing the best practices from the North American shale plays to the international shale plays currently being developed around the globe. In addition, we have established a unique field-management technology platform through acquired intellectual property and strategic alliances, which we believe provides us with a competitive advantage in the market.

Our management team has extensive industry experience providing completion services to exploration and production companies. We intend to focus on the most active shale and unconventional oil and natural gas plays outside the United States, initially in Argentina.

How We Obtain Our Equipment

Due to a general oversupply of well stimulation and coiled tubing equipment in the United States, we believe quality equipment is readily available both from other well stimulation companies and from manufacturers such as Stewart & Stevenson Manufacturing Technologies LLC (“S&S”), Surefire Industries and NOV Rolligon. In addition, we have identified quality equipment manufacturing companies in our target markets, which will allow us to source equipment in those markets. Our initial well stimulation fleet was manufactured to our specifications. The well stimulation fleet is equipped to perform all aspects of well stimulation operations, including formation stimulation, high-pressure pumping and pressure testing. Such fleets typically include several trailer mounted stimulation units with triplex or quintuplex pumps, trailer mounted fracturing blenders, data trailers, chemical additive trailers and hydration units. We believe deliveries of newly-ordered equipment currently can be available in six to nine months.

We intend to purchase or lease well stimulation equipment for our contracts outside the United States as they are secured. In addition, we may pursue opportunities to acquire well stimulation and coiled tubing assets or businesses currently operating in the United States, with the goal of eventually relocating such assets to faster-growing or higher-margin international markets. We believe that well stimulation and coiled tubing equipment may be available from time to time at favorable prices given the persistent softness in the price of natural gas in the United States. Also, given the six-to-nine-month lead time required to build new well stimulation and coiled tubing fleets, we believe that acquiring and operating one or more fleets in the United States will enable us to respond more rapidly to international opportunities as they arise.

How We Generate Our Revenues

Well stimulation services enhance the production of oil and natural gas from formations with restricted natural flow of hydrocarbons. The stimulation process consists of pumping a specially formulated fluid into a perforated well casing, tubing or open holes under high pressure, thereby causing the underground formation to crack or fracture and allowing imbedded hydrocarbons to flow more freely up the wellbore. Sand, bauxite, resin-coated sand or ceramic particles, each referred to as a proppant or propping agent, are suspended in the stimulation fluid and prop open the cracks created by the well stimulation process in the underground formation. The extremely high pressure required to stimulate wells in many of the regions in which we intend to operate presents a challenging environment for achieving a successfully stimulated horizontal well. As a result, an important element of the services we provide to oil and natural gas producers is designing the optimum well completion, which includes determining the proper fluid, proppant and injection specifications to maximize production. We intend to focus on the most active unconventional oil and natural gas plays outside the United States.

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The Costs of Conducting Our Business

The principal expenses involved in conducting our well stimulation business are product costs and freight, the costs of manufacturing our hydraulic pumps and maintaining and repairing our well stimulation units, labor expenses and fuel costs.

Results of Operations

For the Three Months Ended June 30, 2014 and 2013

Revenues

Revenue for the three months ended June 30, 2014 increased $71,751 to $73,951 from $2,200 for the three months ended June 30, 2013. This increase was primarily due to the completion of our first field management projects in Argentina during the first and second quarters.

Cost of Services

Cost of services increased $435,380 to $436,480 for the three months ended June 30, 2014 compared to $1,100 for the three months ended June 30, 2013. This increase was primarily due to costs associated with our first field management projects in Argentina during the first and second quarters. Cost of services included some non-recurring start-up costs and initial mobilization charges that resulted in a negative margin for these initial field management projects. As such, we anticipate that future projects will result in positive margins.

Other Operating Expenses

Our selling, general and administrative expenses increased $388,861 to $1,234,191 for the three months ended June 30, 2014 compared to $845,330 for the three months ended June 30, 2013. This increase is a result of: additional costs associated with stock compensation charges of $157,479 due to options issued in the second quarter of 2014; additional labor cost of $109,734; employment benefit accruals of $164,270; additional professional costs of $13,282 related to the preparation of various SEC filings and additional insurance cost of $34,919 related to expanding operations.

Interest expenses increased $300,324 to $337,824 for the three months ended June 30, 2014 compared to $37,500 for the three months ended June 30, 2013. This increase was primarily due to interest expense associated with our recently issued convertible debt as discussed in “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Consolidated Financial Statements for June 30, 2014 – Note 6 – Convertible Debt” and interest expense associated with our capital lease discussed in “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Consolidated Financial Statements for June 30, 2014 – Note 5 – Commitments and Contingencies.”

For the Six Months Ended June 30, 2014 and 2013

Revenues

Revenue for the six months ended June 30, 2014 increased $552,496 to $557,296 from $4,800 for the six months ended June 30, 2013. This increase was primarily due to the completion of our first field management projects in Argentina during the first and second quarters.

Cost of Services

Cost of services increased $1,220,065 to $1,222,465 for the six months ended June 30, 2014 compared to $2,400 for the six months ended June 30, 2013. This increase was primarily due to costs associated with our first field management projects in Argentina during the first and second quarters. Cost of services included some non-recurring start-up cost and initial mobilization charges that resulted in a negative margin for these initial field management projects. As such, we anticipate that future projects will result in positive margins.

Other Operating Expenses

Our selling, general and administrative expenses increased $1,092,263 to $2,617,124 for the six months ended June 30, 2014 compared to $1,524,861 for the six months ended June 30, 2013. This increase is a result of: additional costs associated with stock compensation charges of $348,879; additional labor cost of $181,270; employment benefit accruals of $266,828; additional professional fees of $108,691 related to the preparation of various SEC filings (partially offset by the capitalization of legal fees in connection with the debt issuance); additional travel costs of $48,611 related to increased business development activities in Mexico and Argentina, as well as efforts to enhance our investor relations through the attendance of various conferences; and additional costs related to an increase in operational activities of $67,401.

Interest expenses increased $447,886 to $485,386 for the six months ended June 30, 2014 compared to $37,500 for the six months ended June 30, 2013. This increase was primarily due to interest expense associated with our recently issued convertible debt as discussed in “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Consolidated Financial Statements for June 30, 2014 – Note 6 – Convertible Debt” and interest expense associated with our capital lease discussed in “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Consolidated Financial Statements for June 30, 2014 – Note 5 – Commitments and Contingencies.”

For the Years Ended December 31, 2013 and 2012

Revenues

We derived revenues from a consulting arrangement, whereby we provided advice related to well stimulation technology. Sales for the years ended December 31, 2013 and 2012 were $4,800 and $10,660, respectively. The decrease is due to the fact that we ended our consulting arrangement during 2013. Revenue is expected to increase during 2014 due to our planned deployment of stimulation and coiled tubing equipment into Argentina during the third quarter of the year, in connection with the contract signed on May 22, 2014 referenced in “Business” of this Form S-1.

Cost of Sales

Cost of sales decreased to $2,400 for the year ended December 31, 2013 compared to $5,341 cost of sales for the year ended December 31, 2012. The decrease is due to us ending our consulting arrangement during 2013. Cost of sales is expected to increase during 2014 due to our planned deployment of stimulation and coiled tubing equipment into Argentina during the third quarter of the year, in connection with the contract with the Argentine operator signed on May 22, 2013 referenced above in “How We Generate Our Revenues”.

Other Operating Expenses

Selling, general and administrative expenses include costs for sales and marketing personnel, travel, demonstration product, market development, tradeshows, consulting expenses and for administrative personnel, facility-related costs, insurance, legal and accounting services and depreciation expense. Selling, general and administrative costs and expenses were $3.6 million and $2.4 million for the years ended December 31, 2013 and 2012, respectively. The increase in cost was primarily related to additional personnel, legal and travel costs associated with capital raising efforts and our continuing business development efforts in Latin America in order to obtain contracts for well stimulation and field management services.

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Net Loss

We incurred losses of $3.6 million and $2.4 million for the years ended December 31, 2013 and 2012, respectively, for the reasons cited above.

Liquidity and Capital Resources

The energy services business is capital intensive, requiring significant investment to expand, upgrade and maintain equipment. Going forward, we expect our capital requirements to consist primarily of:

●	growth capital expenditures, such as those to acquire additional equipment and other assets to grow our business; and

●	maintenance capital expenditures, which are capital expenditures made to extend the useful life of our assets. There have been no maintenance capital expenditures to date.

Additionally, we continually monitor new advances in well stimulation equipment and down-hole technology as well as technologies that may complement our business and opportunities to acquire additional equipment to meet our customers’ needs. Our ability to make any significant acquisition for cash would likely require us to obtain additional equity or debt financing, which may not be available to us on favorable terms or at all.

Our primary sources of liquidity to date have been proceeds from the various equity offerings and convertible debt, with the most recent equity offerings completed in the fourth quarter of 2013 and in July 2014, the Equipment Sales Agreement dated as of December 30, 2013 between Impact Engineering, AS and Viking Rock, AS (the “Impact Lease”), and the advances under the Convertible Note Agreement. Please see “Business—Recent Events.” Our primary uses of capital have been the acquisition of equipment and general administrative expenses. We continually monitor potential capital sources, including equity and debt financings, in order to meet our planned capital expenditures and liquidity requirements.

The successful execution of our growth strategy depends on our ability to raise capital as needed to, among other things, finance the purchase of additional equipment. In order to fund the purchase of additional equipment, we will need to seek additional capital. If we are unable to obtain additional capital on favorable terms or at all, we may be unable to sustain or increase our current level of growth in the future. The availability of equity and debt financing will be affected by prevailing economic conditions in our industry and financial, business and other factors, many of which are beyond our control.

Our ability to fund operations, and to fund additional capital expenditures will depend upon our future operating performance, and more broadly, on the availability of equity and debt financing, which will be affected by prevailing economic conditions, market conditions in the exploration and production industry and financial, business and other factors, many of which are beyond our control.

Sources and Uses of Cash

Net cash used in operating activities was $3,486,208 for the six months ended June 30, 2014 and $1,594,640 during the six months ended June 30, 2013. The increase was primarily due to our continuing business development efforts in Latin America, costs associated with revenue generated from field management services and costs associated with various SEC reporting requirements.

Net cash used in operating activities was $3,158,483 for the year ended December 31, 2013 and $1,888,635 during the year ended December 31, 2012. The increase was primarily due to our continuing business development efforts in Latin America in order to obtain contracts for well stimulation and field management services, the addition of personnel, and cost associated with the Merger in the third quarter of 2013.

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Net cash used in investing activities was $9,066,085 for the six months ended June 30, 2014 and $5,209 during the six months ended June 30, 2013. This increase is associated with purchases of equipment for our operations in Argentina.

Net cash used in investing activities was $2,346,462 for the year ended December 31, 2013 and $24,233 during the year ended December 31, 2012. This related to our acquisition and upgrade of a coiled tubing asset package for our planned operations in Argentina and various fixed assets for office administration.

Net cash provided by financing activities was $11,499,320 for the six months ended June 30, 2014 and net cash provided by financing activities was $1,000,000 for the six months ended June 30, 2013. The increase is primarily due to proceeds from the issuance of convertible debt of $11,863,885 as discussed in “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Consolidated Financial Statements for June 30, 2014 – Note 6 – Convertible Debt.”

Net cash provided by financing activities was $8,278,447 for the year ended December 31, 2013 and $3,405,739 during the year ended December 31, 2012, consisting entirely of funds raised during the year to finance our continuing operations and to finance the acquisition of a coiled tubing asset package for our planned operations in Argentina.

We had a net decrease in cash and cash equivalents of $1,052,973 for the six months ended June 30, 2014 as a result of losses incurred on our field management contract, costs incurred in connection with our reverse merger and the ensuing legal and accounting costs associated with various SEC reporting requirements.

We had a net increase in cash and cash equivalents of $2,799,251 for the year ended December 31, 2013, and had an increase in cash and cash equivalents of $1,492,871 during the year ended December 31, 2012 primarily resulting from our financing activities.

We do not generate positive cash flow at this time. However we believe the liquidity provided by our existing cash and cash equivalents, our overall strong capitalization and cash expected to be generated from operations will provide sufficient liquidity to meet our requirements for at least the next twelve months.

Impact of Inflation on Operations

Management is of the opinion that inflation has not had a significant impact on our business. We purchase our equipment and materials from suppliers who provide competitive prices, and employs skilled workers from competitive labor markets. If inflation in the general economy increases, our costs for equipment, materials and labor could increase as well. Also, increases in activity in the oilfield can cause upward wage pressures in the labor markets from which we hire employees as well as increases in the costs of certain materials and key equipment components used to provide services to our customers. In addition, substantially all of our initial operations and customers are located in Argentina, and, as a result, our business could be affected by Argentina’s high and variable levels of inflation and devaluation.

Lease Commitments

We entered into a 60-month capital lease agreement with a related party as described in “Business” and in “Certain Relationships and Related Party Transactions and Director Independence” of this Form S-1. We agreed to prepay one year’s rent in advance in the amount of approximately $1.0 million and maintain a balance of no less than six months of prepayments until the final six months of the lease. These prepayments were made prior to December 31, 2013. Further rent payments are approximately $81,000 per month and commenced on February 1, 2014.

Assets and Liabilities

Total assets were $9,276,125 as of December 31, 2013, which is an increase of $7,752,995 when compared to December 31, 2012. This is primarily due to funds raised during the year to finance our continuing operations and the capitalized lease obligations associated with our coiled tubing asset package for our planned operations in Argentina.

Total liabilities were $5,237,110 as of December 31, 2013, which is an increase of $4,844,668 when compared to December 31, 2012. This is primarily related to the capitalized lease obligations associated with our coiled tubing asset package for our planned operations in Argentina, as described in “Business” below.

Total shareholders’ equity was $4,039,015 as of December 31, 2013, which is an increase of $2,908,327 when compared to December 31, 2012. This is primarily due to the funds raised during the fourth quarter of 2013 to finance our continuing operations and offset by the expenses incurred related to our continuing business development efforts in Latin America.

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Industry Trends and Outlook

We face many challenges and risks in the industry in which we operate. Although many factors contributing to these risks are beyond our ability to control, we continuously monitor these risks and have taken steps to mitigate them to the extent practicable. In addition, while we believe that we are well positioned to capitalize on available growth opportunities, we may not be able to achieve our business objectives and, consequently, our results of operations may be adversely affected. Please read this section in conjunction with the factors described in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for additional information about the known material risks that we face.

Our business depends on the capital spending programs of our customers. Revenue from our stimulation and field management segments are expected to be generated by providing services to oil and natural gas exploration and production companies throughout Argentina, Colombia, Mexico and other countries. Demand for our services is a function of our customers’ willingness to make operating and capital expenditures to explore for, develop and produce hydrocarbons in these areas, which in turn is affected by current and expected levels of oil and natural gas prices. Companies in the energy services industry have historically tended to delay capital equipment projects, including maintenance and upgrades, during industry downturns.

The oil and gas industry has traditionally been volatile, is highly sensitive to a combination of long-term and cyclical trends, including the domestic and international supply and demand for oil and natural gas, current and expected future prices for oil and natural gas and the perceived stability and sustainability of those prices, production depletion rates and the resultant levels of cash flows generated and allocated by exploration and production companies to their drilling and workover budget, as well as domestic and international economic conditions, political instability in oil producing countries and merger, acquisition and divestiture activity among exploration and production companies. The volatility of the oil and gas industry, and the consequent impact on exploration and production activity, has adversely impacted, and could continue to adversely impact, the level of drilling and workover activity by our customers. This volatility affects the demand for our services and our ability to negotiate pricing at levels generating desirable margins, especially in our stimulation business.

Critical Accounting Policies

The preparation of combined financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to select appropriate accounting principles from those available, to apply those principles consistently and to make reasonable estimates and assumptions that affect revenues and associated costs as well as reported amounts of assets and liabilities, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties. We evaluate estimates and assumptions on a regular basis. We base our respective estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from the estimates and assumptions used in preparation of our combined financial statements. We consider the following policies to be the most critical to understanding the judgments that are involved and the uncertainties that could impact our results of operations, financial condition and cash flows.

We believe the following critical accounting policies involve significant areas of management’s judgments and estimates in the preparation of its consolidated financial statements.

Reverse Acquisition. The merger of Eco-Stim into FRI described in Note C-Reverse Merger to our December 31, 2013 and 2012 Consolidated Financial Statements (the “Merger”) is treated as a reverse acquisition. Pursuant to the guidance in Appendix B of SEC Accounting Disclosure Rules and Practices Official Text, the merger of a private operating company into a non-operating public shell corporation with nominal net assets typically results in the owners and management of the private company having actual or effective operating control of the combined company after the transaction, with the shareholders of the former public shell continuing only as passive investors. These transactions are considered by the staff of the SEC to be capital transactions in substance, rather than business combinations. That is, the transaction is equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation, accompanied by a recapitalization. Accordingly, the reverse acquisition has been accounted for as a recapitalization. For accounting purposes, FRI is considered the acquirer in the reverse acquisition. The historical consolidated financial statements are those of FRI.

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Property and Equipment. Fixed asset additions are recorded at cost. Cost of units manufactured consists of products, components, labor and overhead. Expenditures for renewals and betterments that extend the lives of the assets are capitalized. An allocable amount of interest on borrowings is capitalized for self-constructed assets and equipment during their construction period. Amounts spent for maintenance and repairs are charged against operations as incurred. Costs of fixed assets are depreciated on a straight-line basis over the estimated useful lives of the related assets which range from two to seven years for service equipment. Leasehold improvements will be depreciated over the lesser of the estimated useful life of the improvement or the remaining lease term. Management is responsible for reviewing the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to the amount by which the carrying value exceeds the fair value of assets. When making this assessment, the following factors are considered: current operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors.

Capital Lease Obligations. We lease certain equipment under lease agreements. We evaluate each lease to determine its appropriate classification as an operating or capital lease for financial reporting purposes. Any lease that does not meet the criteria for a capital lease is accounted for as an operating lease. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the related assets. Assets under capital leases are amortized using the straight-line method over the initial lease term. Amortization of assets under capital leases is included in depreciation expense.

Revenue Recognition. Revenues are recognized as services are completed and collectability is reasonably assured. With respect to hydraulic fracturing services, we expect to recognize revenue and invoice our customers upon the completion of each fracturing stage. In our industry, it is not uncommon for a service provider to complete multiple fracturing stages per day during the course of a job.

Stock-Based Payments. We account for stock incentive awards issued to employees and non-employees in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Stock Compensation. Accordingly, employee stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period, or upon the occurrence of certain vesting events. Additionally, stock-based awards to non-employees are expensed over the period in which the related services are rendered. The grant-date fair value of awards is estimated using the Black-Scholes option-pricing model, which requires the use of highly subjective assumptions such as the estimated market value of our stock, expected term of the award, expected volatility and the risk-free interest rate. Since some of our share options were not publicly traded at the time of issuance and have not been traded privately, the value of the shares is estimated based on significant unobservable inputs, primarily consisting of the estimated value of the start-up activities completed as of the grant date, as well as other inputs that are estimated based on similar entities with publicly traded securities. We continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to our stock-based compensation on a prospective basis and incorporate these factors into our option-pricing model. Each of these inputs is subjective and generally requires significant management judgment. If, in the future, we determine that another method for calculating the fair value of our unit-based awards is more reasonable, or if another method for calculating these input assumptions is prescribed by authoritative guidance, and, therefore, should be used to estimate expected volatility or expected term, the fair value calculated for our employee unit-based awards could change significantly. Higher volatility and longer expected terms generally result in an increase to stock-based compensation expense determined at the date of grant.

Income Taxes. We account for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

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Our tax filings for various periods are subject to audit by the tax authorities in most jurisdictions where we conduct business. These audits may result in assessments of additional taxes that are resolved with the authorities or through the courts. We believe these assessments may occasionally be based on erroneous and even arbitrary interpretations of local tax law. Resolution of these situations inevitably includes some degree of uncertainty; accordingly, we provide taxes only for the amounts we believe will ultimately result from these proceedings. The resulting change to our tax liability, if any, is dependent on numerous factors including, among others, the amount and nature of additional taxes potentially asserted by local tax authorities; the willingness of local tax authorities to negotiate a fair settlement through an administrative process; the impartiality of the local courts; the number of countries in which we do business; and the potential for changes in the tax paid to one country to either produce, or fail to produce, an offsetting tax change in other countries. The potential exists that the tax resulting from the resolution of current and potential future tax controversies may differ materially from the amount accrued.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are currently evaluating the impact of our pending adoption of ASU 2014-09 on our consolidated financial statements and have not yet determined the method by which we will adopt the standard in 2017.

Off Balance Sheet Arrangements

As of December 31, 2013, we have no off-balance sheet arrangements other than operating leases and the variable interest entity described in “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Consolidated Financial Statements for December 31, 2013 and 2012 – Note I. Variable Interest Entities.” On May 8, 2014, the shares of the Variable Interest Entity were transferred to us and as such, the entity is a wholly owned subsidiary of us. The new name of the entity is Eco-Stim Energy Solutions Argentina S.A. For information regarding our principles of consolidation, see “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Consolidated Financial Statements for December 31, 2013 and 2012 – Note B. Summary of Significant Accounting Policies” to our consolidated financial statements.

The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Corporate Information

We are a Nevada corporation. Our principal executive offices are located at 2930 West Sam Houston Parkway North, Suite 275, Houston, Texas 77043, and our main telephone number at that address is (281) 531-7200. Our website is available at www.ecostim-es.com. We expect to make our periodic reports and other information filed or furnished to the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on or available through our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

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BUSINESS

Overview

We are a provider of coiled tubing, well stimulation, field management, and intelligent completion services to the upstream oil and gas industry. We expect to perform high-pressure well stimulation services in unconventional oil and natural gas reservoirs, with a general focus outside the United States. The well stimulation process consists of pumping a specially formulated fluid into perforated well casing, slotted sleeves, tubing, or open holes under high pressure, causing the underground formation to crack or fracture, allowing imbedded and nearby hydrocarbons to flow more freely to the wellbore. We plan to utilize our strategic relationships in order to develop oilfield service business opportunities initially in Latin America, with a particular focus in Argentina, Mexico, and Colombia. We may also consider acquiring assets or businesses in the United States with the goal of eventually relocating such assets to higher-margin or faster-growing international markets as opportunities to do so arise. Our principal executive offices are located at 2930 West Sam Houston Parkway North, Suite 275, Houston, Texas 77043. Our phone number is (281) 531-7200.

We are an environmentally conscious oilfield service and technology company. We will strive to provide the latest well stimulation and completion techniques and technologies to improve efficiencies. Through our unique approach, we will deliver “ecologically friendly” well stimulation services, which we believe can dramatically reduce the surface footprint of equipment and conserve water resources during the stimulation process.

We are acquiring well stimulation fleets from established manufacturers of such equipment or from other service companies with existing operations in the United States in order to assure we operate reliable and high-performing assets with the capacity to meet the most demanding pressure and flow rate requirements in the field. Our management team has extensive industry experience providing field management services and well stimulation services to exploration and production companies both in the international and domestic markets. We intend to focus on the most active shale and unconventional oil and natural gas plays outside the United States.

We currently perform field management services for customers active in the Vaca Muerta shale play in Argentina. Our team has previous experience providing services on over 350 projects in the United States unconventional plays, and we are evaluating opportunities to expand these operations into new areas outside the United States.

Competitive Strengths

Technology

Our management team recognizes the importance of product and service differentiation and believes we have secured key technologies (as well as securing partners with key technologies) that will allow our service offerings to compete directly with the top tier oilfield service companies currently operating in both the North American and international markets. These technologies include certain proprietary geophysical predictive tools and specialized down-hole tools, which we believe will ultimately allow for targeting of “sweet spots” and a reduction in the number of stimulation stages executed in each well without sacrificing production. Many of these technologies are currently being used in the United States, and we intend to selectively deploy these technologies in international markets. We believe such a strategy will allow international shale plays to develop more rapidly by adopting the best technologies early in the development cycle, and we expect our service offering to reduce the consumption of fuel, water and other resources, and therefore, the overall environmental impact.

Further, we have secured strategic arrangements with some of the stronger unconventional technology companies currently participating in the development of unconventional shale plays in North America. These include specialized services and technologies such as specialized “green” chemical fluid providers, down-hole fiber optic acoustic recording systems, and down-hole sliding-sleeve completion tools. These technologies (both controlled by us and available through partnerships or alliances) allow us to present a full consortium of products and services to our international customers.

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We have assembled a suite of technologies and methodologies that we believe will generate the empirical data needed to ultimately reduce stages and improve the estimated ultimate recovery. This process starts with the proprietary GeoPredict software tool, which quickly and cost effectively predicts both stimulation hazards and potential “sweet spots” using proven techniques. It continues with well stimulation, in which jobs are executed using sliding sleeves or conventional “plug and perf” methods to pinpoint the desired location of the stimulation. We also intend to measure the accuracy of each prediction using advanced fiber optics acoustic measurement techniques, which can identify stage-by-stage flow properties on a real-time basis. The final process involves using the flow-property data to update the “sweet spot” map generated using the GeoPredict software tool.

The following chart depicts an overview of our technology platform.

Chart: Overview of the Technology Platform

The ability to measure actual results on a stage-by-stage basis allows us to continuously re-calibrate a geophysical predictive model so that each prediction iterates towards a more reliable model. The ultimate goal is to significantly reduce the number of stages without sacrificing production and potentially enhancing production. A substantial reduction in the in the number of stages required to optimize production would have an substantial impact on the environmental footprint as well as the cost of completing a well.

Below are several graphs reflecting the pressure required to initiate the stimulation effort for each stage along horizontal wells in several different shale plays. As indicated, in some stages the formation “breaks down” at less than 4,000 pounds per square inch (psi) while other stages require as much as 8,500 psi before the stimulation effort initiates. This confirms that (1) the shale formations are not homogeneous and (2) that the changes in the reservoir characteristics can occur over a very short distance. Eco-Stim believes that the stages which break down quickly and with less pressure often occur in brittle and micro-fractured rock formations and often result in a better stimulation effort, thus producing more hydrocarbons. Further, Eco-Stim believes that such micro-fracture swarms can be located or inferred using proprietary GeoPredict technology and the productive capability of those “sweet spots” can be confirmed using proprietary fiber optic technology.

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The Company’s proprietary GeoPredict seismic processing techniques can be used to predict the locations of zones in the formation where well stimulation is most likely to be effective, potentially reducing the number of stages that must be stimulated, and the associated cost.

Chart: Case Study of Geo-Iteration Technology

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Eco-Stim Solutions

We recognize that hydraulic well stimulation now faces intense environmental scrutiny and have taken steps to ensure that our well stimulation operations offer the most environmentally friendly solutions in the industry. These techniques combine a number of methodologies and technologies in a manner that allows for a significant reduction in the use of water and horsepower while optimizing the number and placement of hydraulic fractures. In addition, in many operations, we believe the following improvements in well stimulation services can be realized via:

●	Predictive geophysical tools allow for the identification of “sweet spots” and efficient stimulation stage placement.

●	Single-trip perforating and hydraulic well stimulation system (50% less Hydraulic Horsepower (“HHP”); 20% less water).

●	Temporary or permanent fiber optic recording system to measure performance of each stage and well integrity, and to track the stimulation process.

●	Empirical data gathered to build confidence in geophysical prediction (goal is fewer stages with same or better production).

●	Treated and cleaned flow-back water is re-used or released.

NCS Energy Services Multi-Stage Unlimited Frac-Isolation System

A component of our field management system is the use of the NCS Energy Services, Inc. (“NCS”) sliding sleeve multi-stage downhole technology. We have signed an agreement with NCS whereby we will have access to tool sets and technology support from NCS, will operate NCS tools on behalf of NCS in Argentina, and will pay a 10% royalty to NCS on revenue generated from the sale of NCS products.

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This tool is run on coiled tubing and in combination with sliding sleeves, which can be opened sequentially (and later closed if desired) from the bottom (toe) of the horizontal well all the way to the top (heel). With this technology, as many as 20 stages can be isolated and stimulated in less than 12 hours. The patented design includes a resettable bridge plug with an equalizing valve. The NCS system is capable of opening stimulation ports without actuating balls or pump down plugs which means that it is not necessary to go back in the hole after the well has been stimulated to drill out plugs or other production restrictions.

Chart: NCS Energy Services Multi-Stage Unlimited Frac-Isolation System

Key benefits of the system include:

●	No pump-down plugs, actuating balls or perforating guns;

●	Five minutes between fracs;

●	Uses up to 20% less water;

●	Add stages on the fly with jet perforating;

●	No components to retrieve and no plugs or ball seats to drill out after well stimulation;

●	More reliable than any other multistage well stimulation system;

●	Ability to subsequently close sleeves to shut off water infiltration;

●	Slots on sleeves allow for precise placement of fiber optic cables between slots, thus preventing damage during well stimulation operations; and

●	Gauges attached to coiled tubing string allow for precise measurement of formation breakdown pressure, which aids in understanding reservoir characteristics.

In a traditional hydraulic well stimulation operation, a set of perforation guns are run into the hole on wireline and multiple perforations (usually three to five) are made in the casing string. Therefore, when the hydraulic well stimulation process begins for each stage, significant horsepower is required at the surface in order to pump 80-90 barrels per minute of water, gel and proppant down the hole in order to get the desired treating pressure exiting through each perforation. Further, during this process, the volume of water needed to fill the entire annular space of the well is substantial.

The following exhibit demonstrates what has been seen on many wells using micro-seismic monitoring: the high pressure hydraulic energy often gravitates to the weakest part of the formation, thus often flowing into only one or two of the four perforations in this example.

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Chart: Efficiency of Multi-Stage Technology

Rather than pumping 90 barrels per minute (“BPM”) with the objective of delivering 30 BPM to each perforation zone, the NCS technology allows for a pump rate of only 30 BPM while still delivering the same pressure and proppant volume per stage. The equipment required to pump 30 BPM is ½ of that required to pump 90 BPM. With the significant reduction in horsepower, a conventional 20,000 HHP fleet designated for Argentina can be split into two revenue-generating fleets:

Chart: The Company’s Lean Equipment Spread

Business Strategy

Our objective is to be one of the most environmentally responsible well stimulation and completions service provider in the world, with a strong focus on risk management and specializing in the high end well stimulation market while achieving strong EBITDA margins, with substantial market share and generating long term shareholder value.

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We are acquiring well stimulation fleets from well-established manufacturers of such equipment in order to ensure we operate reliable and high-performing fleets with the capability to meet the most demanding pressure and flow rate requirements in the field. We have purchased equipment from S&S, one of the most highly-regarded manufacturers of well stimulation equipment in the United States, and a local Argentine manufacturer, which we believe to be the only significant manufacturer of such equipment in Argentina. Furthermore, our management team has extensive industry experience providing field management services and well stimulation services to exploration and production companies in both the international and domestic markets and therefore we intend to focus on the most active shale and unconventional oil and natural gas plays outside of the United States.

We intend to build upon our competitive strengths to grow our business and continuously increase our revenues and operating income by executing the following strategies:

●	Securing additional contracts or agreements with target customers in Argentina to utilize our equipment at competitive pricing;

●	Use geophysics to predict sweet spots and stimulation hazards within shale and other formations;

●	Capitalize on proprietary methodologies to re-calibrate predictions to improve accuracy;

●	Stimulate customer wells while minimizing required horsepower and stages;

●	Apply leading diagnostic tools to cost effectively measure flow properties within each well;

●	Optimize equipment configuration and composition for maximum operational performance;

●	Recruit, develop and retain the highest caliber industry professionals;

●	Build and maintain a safe and reliable work environment;

●	Building and expanding our capability for packaging more fleets in our target markets;

●	Expanding our geographic footprint to other important international locations including Mexico and Colombia; and

●	Evaluating opportunities for complementary services.

Overview

We are an environmentally conscious oilfield service and technology company focused on providing the latest well stimulation and completion techniques to international unconventional markets currently being developed. Through our unique methodology, Eco-Stim and its partners will deliver “ecologically friendly” well stimulation services expected to be in high demand worldwide.

The process of hydraulic well stimulation dates back to 1947. However, it was not until 1998 that the modern well stimulation technique, known as horizontal well stimulation, was first used in the Barnett Shale in Texas by Union Pacific Resources and made the extraction of shale gas economical.

The technique of hydraulic well stimulation is used to increase or restore the rate at which fluids such as petroleum, water, or natural gas can be produced from subterranean natural reservoirs. Hydraulic well stimulation enables the production of natural gas and oil from rock formations deep below the earth’s surface (generally 1,500–6,100 m). At such depth, there may not be sufficient permeability or reservoir pressure to allow natural gas and oil to flow from the rock into the wellbore at economic rates. The energy from the injection of highly pressurized well stimulation fluids creates new channels in the rock, which can increase the extraction rates and the ultimate recovery of hydrocarbons.

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The Well Stimulation Process

Hydraulic well stimulation is the propagation of fractures in a rock layer as a result of the action of pressurized fluid. The well stimulation process, which is very energy and resource-intensive, is used to release oil and gas held in shale or other impermeable rock formations and is executed through four stages:

●	A vertical well is drilled to desired depth – then, in the case of horizontal wells, an angle is built by steering the drill bit horizontally so that the hole is drilled within the targeted shale formation that is believed to contain the natural gas;

●	Water, sand and, in some cases, chemicals are pumped into the well at high pressure to create fissures in the shale through which oil and gas can escape (pressure pumping);

●	Oil and gas escapes the fissures and is drawn up the well to the surface, where it is processed, refined, and shipped to the market; and

●	Flowback water is returned to the surface and treated to remove any chemicals, or other naturally-occurring elements after the hydraulic well stimulation process is completed.

Since the early 2000s, advances in drilling and completion technology have made drilling horizontal wellbores much more economical. Horizontal wellbores allow for far greater exposure to a formation than a conventional vertical wellbore. This is particularly useful in shale formations, which usually do not have sufficient permeability and thickness to produce economically with a vertical well. The horizontal wells are usually hydraulically stimulated in a number of stages. This combination of horizontal drilling technology and multi-stage well stimulation technology has created a shale boom in North America and is slowly gaining traction in all parts of the world.

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Trends in the Industry

We believe that the following trends will positively affect the oilfield services industry, and consequently the demand for hydraulic fracturing or well-simulation services, in the coming years.

●	Increasing global demand for crude oil and natural gas has historically spurred increases in energy development spending, which in turn results from increased consumption of hydrocarbons. Recent increases in consumption have been caused in part by the industrialization of China, India and other developing countries. In June, 2014 the International Energy Agency (“IEA”), published its 2014 World Energy Investment Outlook, which focuses on a so-called “New Policies Scenario” that attempts to take into account the effect of existing and recently-announced policies intended to reduce carbon emissions. Therefore, we believe this IEA report represents a conservative estimate of the long-term growth prospects for the crude oil and natural gas industry.

●	The New Policies Scenario projects that by 2035, annual global fossil-fuel demand will grow by approximately 2,300 million tons of oil equivalent (Mtoe) from its current approximate 11,000 Mtoe, led by a rapid increase in gas consumption.

Fossil fuel demand in the 450 Scenario relative to the New Policies Scenario

Fossil-fuel Demand Growth (Mtoe)

As of 2012, the world’s petroleum supply was being produced in the following countries, as reflected in the graph below. Many experts believe that the unconventional revolution will dramatically alter the global landscape for hydrocarbon production over the next several decades.

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●	Significant new well development is required to replace naturally declining production. Despite elevated exploration and development activity in recent years, oil supply has only experienced modest gains, highlighting the difficulty in overcoming the natural decline rates of large legacy fields. The IEA’s New Policies Scenario estimates that in order to overcome the decline in production from existing fields, and to keep pace with projected demand increases, annual upstream expenditure must increase from its current level of $700 billion per year in 2013 to over $850 billion per year by the 2030’s; 80% of this expenditure will be required to make up for declines in production from existing fields and the projected increase in global oil demand. The IEA believes that while investment in gas production will continue to grow everywhere, incremental investment in oil production in North America and other “mature” basins such as the North Sea in Europe will actually begin to fall between the 2014-2020 period and the 2031-2035 period; however, investment in both gas and oil production is expected to rise markedly in Latin America.

Change in Average Annual Upstream Oil and Gas Investment by Region

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●	The IEA believes that approximately one quarter of this new investment will be aimed at “unconventional” oil, “tight” gas, and “shale” gas.

Breakdown of cumulative world upstream investment by

resource type in the New Policies Scenario, 2014-2035

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●	As one of the top five countries in the world with technically recoverable shale resources, we believe that Argentina is well-positioned to attract a significant fraction of that new investment in unconventional development

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●	We believe the experience of the Unites States during the last 10 years provides a model for what is likely to occur in emerging unconventional “plays” such as Argentina. The development of unconventional gas fields such as the Barnett and Haynesville shales caused the number of gas drilling rigs running to increase from 1,000 in 2005 to 1,500 in 2008, before collapsing as a result of the 2008 financial crisis and the contemporaneous sharp decrease in natural gas prices. As unconventional oil fields such as the Eagle Ford in Texas and Bakken in North Dakota began to gather momentum in 2009, the number of oil drilling rigs running began to rise from the level of 200-250 rigs that had prevailed in 2005, to 1,500 as of January 2014.

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The increase in unconventional drilling in the United States has had a dramatic impact on oil and natural gas production and has positioned the United States to significantly reduce its dependence on foreign energy sources.

●	According to the EIA, “In 2012, Argentina was the largest natural gas producer and the fourth largest petroleum and other liquids producer in South America. Heavily regulated, Argentina’s energy sector policies have limited the industry’s attractiveness to private investors while shielding consumers from rising prices. Consequently, domestic demand for energy has grown rapidly while production of both petroleum and other liquids and natural gas has declined - leading Argentina to depend increasingly upon energy imports. In order to ensure that domestic demand is met, crude oil is subject to export taxes and restrictions on export volumes, which limit the profits that companies are able to generate from selling Argentine production abroad. To incentivize foreign investment in unconventional gas production and boost domestic energy supplies, the Argentine government has provided tax incentives to companies that form partnerships with state-owned energy company, ENARSA, for offshore exploration and offered higher gas prices for new gas production for the domestic market under the Gas Plus Plan.”

●	As of July 2014, based on announcements from several major drilling contractors, we believe that in excess of 30 drilling rigs are currently being mobilized to Argentina to participate in the development of shale resources. We believe that in the unconventional fields that have been developed to date in the United States, approximately one stimulation fleet has been required to timely complete the wells drilled by three drilling rigs. As such, we believe the current increase in the number of rigs running in Argentina should lead to a corresponding rise in the number of stimulation fleets required.

Customers

Our customers consist primarily of international oil and gas exploration and production companies including national oil companies and, on occasion, other service companies that have contractual obligations to provide well stimulation and completion services. Demand for our services depends primarily upon the capital spending of oil and gas companies and the level of drilling activity in international markets. To date, substantially all our revenue is attributable to amounts billed to one customer, YPF SA (“YPF”), for our field management services.

Competition

We operate in a highly competitive environment. Our competitors include Schlumberger, Halliburton, Weatherford, Baker Hughes, Cal-Frac and other oilfield service companies. We compete with these companies in substantially all of our current markets. We believe that in the future we will face increased competition from these competitors as our company and these competitors expand their operations. Although, at this time, we believe that there are inadequate services being offered locally in Argentina, there can be no assurance that additional competitors will not enter markets served or proposed to be served by us. Most of the entities against which we compete, or may compete, are larger and have greater financial resources than our company. No assurance can be given that increased competition will not have an adverse effect on our company.

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Properties

Our principal executive offices are located in approximately 3,940 square feet of office space, which is leased under a month-to-month agreement. Additionally, we are currently leasing a property located in Neuquén with approximately 2,240 square feet of space, which is leased for a term of 36 months ending on June 30, 2017 for approximately $4,500 per month.

Suppliers and Raw Materials

We are acquiring well stimulation fleets from well-established manufacturers of such equipment in order to assure we operate reliable and high-performing fleets with the capability to meet the most demanding pressure and flow rate requirements in the field. We have purchased equipment from S&S, one of the most highly-regarded manufacturers of well stimulation equipment in the United States, and a local Argentine manufacturer, which we believe to be currently the only significant manufacturer of such equipment in Argentina.

We intend to purchase or lease well stimulation equipment for our contracts outside the United States as they are secured. In addition, we may pursue opportunities to acquire well stimulation and coiled assets or businesses currently operating in the United States, with the goal of eventually relocating such assets to faster-growing or higher-margin international markets. We believe that well stimulation and coiled tubing equipment may be available from time to time at favorable prices given the persistent softness in the price of natural gas in the United States. Also, given the six-to-nine-month lead time required to build new well stimulation and coiled tubing fleets, we believe that acquiring and operating one or more fleets in the United States will enable us to respond more rapidly to international opportunities as they arise.

Employees

As of today we have 21 employees and 4 consultants. There are no collective bargaining agreements covering any of our employees.

Operating Risk and Insurance

We maintain insurance coverage of types and amounts that we believe to be customary and reasonable for companies of our size and with similar operations. In accordance with industry practice, however, we do not maintain insurance coverage against all of the operating risks to which our business is exposed. Therefore, there is a risk our insurance program may not be sufficient to cover any particular loss or all losses.

Currently, our insurance program includes, among other things, general liability, umbrella liability, sudden and accidental pollution, personal property, vehicle, workers’ compensation, and employer’s liability coverage. Our insurance includes various limits and deductibles or retentions, which must be met prior to or in conjunction with recovery.

Recent Events

On December 30, 2013, we completed the sale-and-leaseback financing of a package of oilfield completion equipment that will be exported to Argentina. This equipment consists primarily of a coiled tubing unit and various pieces of complementary equipment. In this transaction, we sold the equipment package to Impact Engineering AS (“Impact”) for $3.5 million under the Impact Purchase Agreement and it was leased back to the Company for a 60-month period beginning in February 2014 under the Impact Lease. In connection with the Impact Lease agreement, we issued Impact the Warrant to purchase 100,000 shares of Common Stock at a price of $7.00 per share. The Warrant is exercisable beginning on July 31, 2014, and may be exercised at any time until July 31, 2019.

On January 8, 2014, we entered into the S&S Purchase Agreement, under which we agreed to purchase and S&S agreed to sell, certain pressure-pumping equipment for a total purchase price of up to $8,093,870. The equipment package was delivered during the second quarter of 2014 and will be used to fulfill our obligations under the contract signed on May 22, 2014 to provide well stimulation and completion services in the Neuquén province of Argentina.

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On May 1, 2014, we entered into an agreement with Fotech Oil & Gas Solutions, Inc. (“Fotech”) to purchase equipment and secure exclusive rights to market, sell, utilize and distribute such equipment in Argentina and Mexico (the “Exclusive Purchase Agreement”). Under the Exclusive Purchase Agreement, we agreed to purchase proprietary distributed acoustic recording systems, which record and process acoustic and temperature signals from oil and gas wells using fiber optic technology. The agreement calls for the purchase of $500,000 in equipment and provides an additional $500,000 payment for the exclusivity previously described. The equipment was delivered in the second quarter of 2014 and will be used to fulfill our obligations with customers requesting field management services based on down-hole well diagnostics.

On May 14, 2014, we entered into an equipment purchase agreement with a local Argentine manufacturer, which we believe is the only significant manufacturer of well-simulation equipment in Argentina.

On May 22, 2014, we signed a contract to provide our technology focused well stimulation and completion services to an exploration and production company in the Neuquén province of Argentina. Under the terms of the agreement, this customer will exclusively utilize Eco-Stim well stimulation services. The exclusive agreement extends into 2015 & 2016 for the customer’s full work program. The work is scheduled to begin in the third quarter of 2014, subject to certain conditions. On August 10, 2014, the majority of the equipment we will use to perform this contract arrived into the Port of Zarate in Argentina.

On May 28, 2014, we entered into the Note Agreement with ACM. The proceeds from the Note Agreement will be used for expenditures incurred in accordance with the operating budget then in effect and specified capital expenditures. The Note Agreement allows us to issue to ACM the Convertible Note with a maximum aggregate principal amount of $22 million, convertible into our Common Stock at a price of $6.00 per share. The unpaid principal amount of the notes bears an interest rate of 14% per annum and matures on the date that is four years following the Closing Date. On May 28, 2014 the last reported sale price of our common stock was $6.50 per share.

The initial advance under the Note Agreement in the amount of $11,863,885 was used to fund the purchase of well stimulation equipment from S&S and a local Argentine manufacturer, the prepayment/option fee under the Argentine equipment purchase agreement and the purchase of the Fotech equipment, and shipment and insurance costs in respect of that equipment, among other things. Until the earlier of (i) the date two years following the Closing Date or (ii) the date on which the Company makes any prepayment in respect of the Convertible Notes, the Company may request further advances from the purchaser of the note so long as the total principal amount does not exceed $22,000,000.

On May 28, 2014 and as a condition precedent for the closing of the Note Agreement, we entered into an Option Agreement with ACM, under which ACM received the Option, in ACM’s sole discretion, to purchase an aggregate of 1,333,333 shares of Common Stock, at a price of $6.00 per share. ACM exercised the Option on July 14, 2014, and the Company issued 1,333,333 shares of common stock to ACM.

On May 28, 2014 and as a condition precedent for the closing of the Note Agreement, we entered into a stockholder rights agreement (the “Stockholder Rights Agreement”) with ACM and certain management stockholders (the “Management Stockholders”). Pursuant to the Stockholder Rights Agreement, ACM currently has the right to nominate at least one individual for election to the Board for so long as ACM beneficially owns at least 5% of the issued and outstanding Common Stock (calculated on a fully diluted basis), and will have the right to nominate up to three individuals for election to the Board upon exercise of the Option in accordance with the Option Agreement. Within one year after the closing date, ACM and the Management Stockholders will mutually agree on a slate of five or six individuals to be nominated for election to the Board. The number of individuals nominated by ACM in such slate will be proportionate to ACM’s percentage of beneficial ownership of the issued and outstanding Common Stock (calculated on a fully diluted basis). So long as ACM beneficially owns at least 5% of the issued and outstanding Common Stock (calculated on a fully diluted basis), certain key actions of ours, including but not limited to, changes in numbers of directors, sale of all or substantially all of our assets or issuance of a new class of capital stock, will require approval by at least two-thirds of the Board.

On July 9, 2014, the Board approved a new stock incentive plan, the 2014 Stock Incentive Plan, and reserved 500,000 shares of the Company’s Common Stock, par value $0.001, for the granting of stock-based incentive awards in future periods. Subsequently, the Compensation Committee granted 200,000 stock awards under this plan to executives of the Company. The Board ratified all actions by the Committee on July 24, 2014 and the CEO was authorized to gain shareholder approval of the 2014 Stock Incentive Plan within one year.

On July 24, 2014, we sold 383,733 shares of our common stock in a private placement to 17 accredited investors resulting in gross proceeds of $2,302,400. The Company paid Wunderlich Securities, Inc. a cash commission of $177,240 and an expense allowance in connection with due diligence and related activities of $6,763. The offering was exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Regulations D and S of that act.

On July 31, 2014, a subsidiary of the Company entered into an equipment purchase order with Feadar S.A., a local Argentine manufacturer of trucks and heavy equipment, to acquire trucks and related equipment to transport well stimulation equipment for a purchase price of approximately $2,723,000.

Governmental Regulations

In response to concerns related to potential impacts to the environment and natural resources from hydraulic fracturing, governmental authorities have issued new rules and regulations governing the practice, and are also pursuing studies related to its potential effects. Also, some national, state, and local governments have adopted bans or other measures restricting hydraulic fracturing activities. For example, the Province of Neuquén in Argentina, where we operate, has approved a set of rules regarding the extraction of shale oil and gas. These rules require, among other things, that operators performing hydraulic fracturing obtain permits prior to commencing drilling activities and file reports with the provincial government regarding the chemicals used in the hydraulic fracturing process and an analysis of the flowback water returning to the surface. In addition, several other provinces and local governments have voted to ban hydraulic fracturing within their borders, and some groups continue to advocate for a national ban on hydraulic fracturing in Argentina.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective December 13, 2013, Eco-Stim dismissed its independent registered public accounting firm, Armanino LLP. Concurrent to such dismissal, Eco-Stim engaged Whitley Penn LLP as its new independent registered public accounting firm. On December 13, 2013, Eco-Stim’s Board voted unanimously to dismiss Armanino LLP and to engage Whitley Penn LLP.

Armanino LLP’s reports regarding our financial statements for the fiscal years ended March 31, 2013 and March 31, 2012 did not contain an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope or accounting principles.

During Eco-Stim’s two most recent fiscal years and the subsequent interim period preceding such dismissal, there were no disagreements with Armanino LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Armanino LLP, would have caused Armanino LLP to make reference thereto in connection with its reports on the financial statements of Eco-Stim.

During Eco-Stim’s two most recent fiscal years and the subsequent interim period, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

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MANAGEMENT

Executive Officers and Directors

At the closing of the Merger with FRI, Todd Waltz, our former chief executive officer and sole director, resigned his positions with the Company and FRI’s directors were appointed to our Board. In addition, FRI’s executive officers were appointed our executive officers, each to serve at the pleasure of the Board of directors. Subsequently our Board was increased and Messrs. Krummel and Al-Sati were appointed directors.

Effective July 9, 2014, Mr. Thomas E. Hardisty resigned from the Board. Mr. Hardisty had been a member of the nominating committee and compensation committee of the Board. Mr. Hardisty’s resignation occurred in connection with the need to create a vacancy on the Board in order to provide ACM the ability to appoint two additional directors pursuant to the Amended and Restated Bylaws of the Company, a copy of which can be found as an exhibit to the current report on Form 8-K dated June 4, 2014. A copy of Mr. Hardisty’s resignation letter can be found as an exhibit to the current report on Form 8-K dated July 15, 2014.

Pursuant to our Amended and Restated Bylaws, the Board appointed Mr. Lap Chan as a director of the Company, filling a vacancy created by an increase in the number of directors from seven to eight and Mr. John Yonemoto as a director of the Company, filling a vacancy created by the resignation of Mr. Hardisty.

All of our directors have been elected to serve until our next annual meeting of shareholders or until their earlier resignation, removal or death. Biographical information regarding our executive officers and directors is as follows:

Name	Age	Positions
Bjarte Bruheim	58	Executive Chairman
Jon Christopher Boswell	53	Director, President and Chief Executive Officer
Jogeir Romestrand	52	Director
Carlos A. Fernandez	57	Director, Executive Vice President-Global Business Development and General Manager-Latin America
John Yonemoto	50	Director
Christopher Krummel	46	Director
Ahmad Al-Sati	41	Director
Lap Wai Chan	48	Director
Bobby Chapman	56	Chief Operating Officer
Alexander Nickolatos	37	Chief Financial Officer and Assistant Secretary
Craig Murrin	60	Secretary and General Counsel

Bjarte Bruheim. Mr. Bruheim has over 30 years of international management experience and is also a serial entrepreneur. He has spent the majority of his career introducing technologies that reduce risk and improve efficiencies in the oil and gas business. Such companies include oilfield services companies such as Petroleum Geo-Services ASA (“PGS”) which he co-founded in 1991, Electromagnetic Geoservices ASA (“EMGS”) where he was an early venture investor and Executive Chairman starting in 2004, Geo-Texture Technologies, Inc. (“Geo-Texture”), which he co-founded in 2005, and ODIM ASA (“ODIM”) which he worked to turn around and later sell. PGS and EMGS remain public companies and are leaders in their industry while ODIM was sold to Rolls Royce for approximately $900 million and the intellectual property of Geo-Texture was sold to Eco-Stim. In addition to the oilfield service companies, Mr. Bruheim was a co-founder in Spinnaker Exploration Company using PGS technology, an early venture investor in Spring Energy using EMGS technology and co-founder of a small E&P company operating in the Eagle Ford field in Texas using Geo-Texture. Spinnaker was later sold to Statoil for approximately $2.5 billion, Spring Energy was sold to Tullow Oil for approximately $600 million and the small E&P company in the Eagle Ford play was sold to Chesapeake for an un-disclosed amount. Mr. Bruheim is currently the Chairman of the Board for EMGS and has been involved at the board level in value creation for many energy and energy service related companies. He started his career as an executive with Schlumberger after graduating with a master’s degree in Physics from the Norwegian University of Science & Technology in Trondheim, Norway.

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Jon Christopher Boswell. Mr. Boswell has served as President and Chief Executive Officer and a Director of our Company and its predecessors since December 2011. He has also served as a Director during the same time period. Prior to FRI, from 2009 to 2011, Mr. Boswell served as Chief Financial Officer for NEOS GeoSolutions, a silicon valley backed oilfield technology company (“NEOS”). Prior to NEOS, from August 2003 to January 2009, he served as Chief Financial Officer for Particle Drilling Technologies, an oilfield services and technology company (“Particle”). Subsequent to Mr. Boswell’s departure from Particle in January 2009 as a result of disagreements with the chief executive officer regarding the strategic direction of the company, the remaining management of the company elected to restructure the company and Particle filed for bankruptcy protection in May 2009. Particle secured financing and emerged successfully from bankruptcy on August 28, 2009. Prior to Particle, he served as Senior Vice President and Chief Financial Officer of Petroleum Geo-Services ASA (“PGS”) from December 1995 until October 2002. PGS grew from a small enterprise in 1994 when Mr. Boswell joined the company to a $1 billion annual revenue enterprise with a peak enterprise value of $6 billion. In all, during his tenure as CFO at PGS, Mr. Boswell directed financings for over $3 billion of capital expenditures to facilitate PGS’ growth. Additionally during 1995, Mr. Boswell and other senior executives at PGS developed the concept to create a unique oil and gas company using a non-exclusive license in PGS’ seismic data library as seed capital. This company became Spinnaker Exploration Company, which was then sold to Statoil for approximately $2.5 billion. Mr. Boswell began his career at Arthur Andersen & Co. and later served in management positions with Price Waterhouse in Houston, Texas. Mr. Boswell is a 1985 graduate of the University of Texas at Austin.

Jogeir Romestrand. Mr. Romestrand has served as a director of our Company and its predecessor FRI since the Merger. He is the owner and director of the Norwegian private investment firm Rome AS. Mr. Jogeir Romestrand served as an Independent member of the board of directors of Polarcus Ltd from September, 2009 until April, 2012. He also served as a member of Polarcus Ltd’s audit committee. He has over 20 years of experience within marine technology and previously worked in various management capacities within the ODIM Group, most recently as chief executive officer and president of ODIM ASA.

Carlos A. Fernandez. Mr. Fernandez has served as a member of the Board of our Company and its predecessors since December 2011. On July 9, 2014, he was elected by our Board as our Executive Vice President-Corporate Business Development and General Manager Latin America. He has 30 years of experience in the oil and gas industry and over 27 years of experience in various executive management and sales positions with a proven track record of delivering results and increasing revenues, profit and market share in multi-million dollar international organizations. From January 2010 to present, he has been working as General Manager – Latin America for NEOS and has developed excellent relationships with the local energy ministries in Brazil, Ecuador, Colombia and Argentina and has strong relationships with most local energy companies. From April 2006 to November 2009, he served as Senior Vice President Business Development for 3DGeo, and from 1996 to March 2006, he served as General Manager – Latin America for Paradigm Geophysical. From 1990 to 1995, Mr. Fernandez served as President of Petroleum Information Argentina. From 1979 through 1990, he held various leadership positions with seismic technology and seismic computing companies such as Silicon Graphics.

John Yonemoto. Mr. Yonemoto is the Chief Investment Officer and Chair of the Investment Committee of Albright Capital Management LLC (“Albright”), which acts as the general partner of and investment adviser to ACM.   He has been with Albright since its founding in March 2005. Mr. Yonemoto has over 25 years of experience in both institutional capital markets and alternative asset management. Mr. Yonemoto earned a BA in Economics from the University of Chicago in 1986.  From 1988 to 1994, Mr. Yonemoto worked with ING Groep in various roles in emerging markets trading, analytics, and sales.  From 1994 to 1999, he was Global Head of Emerging Markets Proprietary Trading for ING Barings.  In this role, Mr. Yonemoto directed an interdisciplinary investment team across fixed income, currency and equity investments and served on the management team of the Emerging Markets and High Yield Division of ING Groep.  Most recently, from 1999 until January 2005, he was Managing Director and lead public markets portfolio manager for Darby Overseas Investments, Ltd., a wholly-owned subsidiary of Franklin Templeton Investments.

Christopher Krummel. Mr. Krummel joined our Board in January 2014. Mr. Krummel is currently an independent consultant offering advice on a broad range of financial and business matters to the oil and gas industry. Previously he served as Vice President, Controller and Chief Accounting Officer for Cameron International Corporation (“Cameron”), where he was responsible for all accounting functions, including consolidated financial reporting and SEC filings. He served at Cameron from October 2007 until August 2014. Previously he was with Enventure Global Technology, a private equity backed startup, serving as Chief Financial Officer. Prior to Enventure, he held financial leadership roles with PGS and PriceWaterhouse. He holds an undergraduate degree in accounting from Creighton University and an MBA fromThe Wharton School of the University of Pennsylvania.

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Ahmad Al-Sati. Mr. Al-Sati is a Managing Director of Albright, and was designated by ACM to serve on the Board pursuant to the Stockholder Rights Agreement. Mr. Al-Sati is an investor and restructuring professional with over 12 years of direct experience in private equity, lending transactions and other special situations in almost 20 different jurisdictions in Africa, Europe, Asia and the Americas. Prior to joining Albright in September 2012, Al-Sati was a Managing Director at Plainfield Asset Management where, most recently, he was responsible for the firm’s energy and international portfolios in industries that included consumer products, specialty finance, building products, steel, E&P Clean-tech and energy. Mr. Al-Sati was also Chairman of two renewable energy companies in Peru and Greece. Mr. Al-Sati began his career as an attorney with Schulte Roth & Zabel LLP, representing hedge funds and private equity firms in privately negotiated transactions. In 2003, Mr. Al-Sati joined MatlinPatterson Global Advisers LLC. At MatlinPatterson, he was initially responsible for the transactional legal work, private debt trading and tax structuring and worked on a variety of private equity transactions during his time there. Mr. Al-Sati received a BA, with honors, double majoring in Economics and History from Wesleyan University in 1995, a J.D. from Columbia Law School in 2000 and an M.B.A. from the Stern School of Business in 2008.

Lap Wai Chan. Mr. Chan has been actively investing for over 20 years, including investment experience in Asia, Latin America, North America and Oceana.  Mr. Chan joined Albright in 2011.  Prior to joining Albright in 2011, Mr. Chan was the Managing Partner and international portfolio manager for MatlinPatterson Global Opportunities Funds from inception to September 2009.  Prior to July 2002, Mr. Chan was a Managing Director at Credit Suisse’s Distressed Group in Hong Kong, which he established in 1997.  Mr. Chan began his career at ING Barings Ltd (“ING”), most recently as Director of Asian Special Investments for ING Barings Securities (HK) Ltd, in Hong Kong from 1995 to 1997.  From 1993 to 1995, he focused on South American emerging markets finance as head of EMG sales in the Tokyo office of ING , and from 1987 to 1993 he served as Vice President of EMG corporate finance, sales and trading in ING’s New York office.  Mr. Chan obtained a BA with Honors from the University of Chicago in 1987.  Until May 2014, Mr. Chan served as an independent board member and Chairman of the special committee of Harbinger Group Inc. He currently works exclusively with Albright on emerging markets transactions.

Bobby Chapman. Mr. Chapman started his career with Halliburton, where he was involved in drilling and completions operations, sales, engineering, and management in offshore Gulf of Mexico and broad US land operations as well as assignments internationally offshore West Africa. His experience includes high pressure / high temperature well cementing, stimulation engineering (matrix acidizing and well stimulation ) as well as completion design including complex, extended reach, deep water well completion designs. He was author of several SPE technical papers on the use of high perm well stimulation techniques and processes. In 1998, Mr. Chapman joined Weatherford International where he spent seven years working in management positions involving all types of artificial lift and general business planning. He was responsible for the organic startup of Weatherford’s well stimulation business. Later after leaving Weatherford, he started Liberty Pressure Pumping, a startup business focused on well stimulation of unconventional resources. He was involved in all phases of the business including strategic planning, financial planning, equipment design, sales, engineering and management. Liberty’s niche was supplying well stimulation operations to the Barnett Shale but later expanding to other unconventional plays in the US. In 2007, Liberty was sold to Trican Well Service for in excess of $200 million. Mr. Chapman was retained by Trican to serve as president of the United States region. He resigned from Trican in September, 2012. During this time Trican grew to add several operating regions and also expanded product line offerings to include cementing services and coil-tubing services. Mr. Chapman is a 1979 graduate of Louisiana State University with a B.S. degree in Petroleum Engineering.

Alexander Nickolatos. From March, 2006 until June, 2012, Mr. Nickolatos served as the Director of Financial Planning and Analysis at Neos Geo-Solutions (“Neos”). During his time at Neos, he also served as Controller and Treasurer, and oversaw oil and gas accounting and finance operations in over seven countries, including Argentina. In conjunction with this role, he helped to raise and manage over $500 million from private investors, including Bill Gates, Kleiner Perkins, and Goldman Sachs. He was instrumental in implementing the company’s subsidiary exploration activities in Argentina, eventually forming an assignment of two concessions to ExxonMobil. Prior to joining Neos, he worked for Arthur Andersen and PricewaterhouseCoopers. Mr. Nickolatos is a Certified Public Accountant, and holds a BBA degree, summa cum laude, from Walla Walla University.

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Craig Murrin. Mr. Murrin joined us in April 2014 and was elected Secretary and General Counsel and designated as our Compliance Officer in May 2014. He served as an attorney for SandRidge Energy Offshore, LLC (formerly “Dynamic Offshore Resources”) from February 2009 until February 2014. He was Vice President, Secretary and General Counsel of Global Geophysical Services, Inc. (“GGS”) from May 2005, when it commenced business, until October 2008. He helped GGS raise over USD 100 million in private equity and USD 180 million of secured debt, establish an international operating company in the Cayman Islands, establish an FCPA compliance program, and enter the geophysical service business in Algeria, Argentina, Georgia, India, Oman and Peru. He was Vice President-Legal of various subsidiaries of PGS from 1997 until 2003 and served as its chief compliance officer from 2000 to 2003, helping it to enter the geophysical service business in Kazakhstan, Mexico and Saudi Arabia. From 1988 to 1995 he served as Senior Counsel and Assistant Secretary of The Western Company of North America, where he helped it enter the pressure-pumping and offshore drilling businesses in Argentina, Brazil, Colombia, China, Hungary, Indonesia, Malaysia, Nigeria and Russia. He obtained his law degree from Stanford University, where he served on the Law Review. He served on the council of the international section of the Houston Bar Association from 2003 through 2009.

There are no family relationships between any of the executive officers and directors.

The Company formerly sub-leased office space for $6,000 per month from Geo-Texture, a company owned by the Chairman of the Board and an employee of the Company. The sub-lease agreement commenced in March of 2012 on a month-to-month basis. The Company paid Geo-Texture approximately $81,000 and $60,000 in 2013 and 2012, respectively. On November 18, 2013, the month-to-month lease agreement was assigned from Geo-Texture to the Company.

Compensation of Directors

In October 2013, each of Mr. Fernandez, Mr. Hardisty and Mr. Romestrand was granted 10,000 options to purchase shares of FRI’s common stock at a price of $6.00 per share, vesting in four equal semi-annual installments over two years. In January, 2014 Mr. Krummel received a similar grant of options to purchase our common stock. In connection with the Merger, options to purchase shares of FRI’s common stock were exchanged for options to purchase the same number of shares of our common stock. As a result, Mr. Fernandez, Mr. Hardisty Mr. Krummel, and Mr. Romestrand each hold 10,000 options to purchase shares of our common stock at a price of $6.00 per share. We do not anticipate that Mr. Al-Sati, Mr. Yonemoto or Mr. Chan will receive any compensation from us for serving on our Board.

Other than the aforementioned options, our other directors currently do not receive any compensation specifically for their services as a director; however we do reimburse these directors for any travel or other business expenses related to their service as a director.

Director Qualifications and Board Leadership Structure

Prior to the closing of the Merger, we were a “shell company” as that term is defined in the Securities Act. Following that transaction, our business and operations are now those of FRI. Messrs. Bruheim, Boswell, Fernandez and Romestrand, were appointed to our Board in December 2013 following the Merger. Given their respective roles in the founding and/or operations of FRI, we believe they each remain a good fit for our current needs. Mr. Bruheim has significant operational experience in the oilfield services industry and brings both a practical understanding of the industry as well as hands-on experience at building companies in this sector. He currently serves on several other Boards operating in our industry and brings experience with young growing companies to our Board, which should add significant value. Mr. Boswell also has a track record as an executive officer in this industry and has been part of starting and building multiple companies with this oilfield service sector. He also brings a strong financial background to our Board. Mr. Romestrand has operated as an executive and as a successful CEO in the high-tech oilfield equipment sector for many years and has successfully built multiple companies while generating very strong returns for his investors. He also brings an international viewpoint to our Board. Mr. Fernandez has significant experience at starting and growing oilfield service companies with a particular emphasis on the Latin American market and specifically in Argentina. His experience at navigating cross border business agreements and relationships is of particular value to our Board. Messrs. Chan and Yonemoto were appointed to our Board in July 2014. Mr. Chan has extensive investment experience, including investment experience in Asia, Latin America, North America and Oceana. His experience in and understanding of emerging markets transactions in an international context should add significant value to our Board. Mr. Yonemoto has significant experience in emerging markets alternative asset management in general, and has particular experience investing in certain of the Company’s target markets. His various roles in emerging markets trading and analytics,as well as his role as an executive officer at an emerging markets investment advisory firm, should make him a valuable member of our Board.

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Committees of the Board of Directors

In January 2014, the Board of Directors established an Audit Committee and appointed Mr. Krummel as head of the committee. The other members of the Audit Committee are Mr. Al-Sati, Mr. Chan, and Mr. Fernandez.

We have also established a Nominating Committee. The members of the Nominating Committee are Mr. Bruheim, Mr. Romestrand, and Mr. Yonemoto.

We have also established a Compensation Committee. The members of the Compensation Committee are Mr. Bruheim, Mr. Al-Sati, Mr. Krummel, and Mr. Romestrand.

We have adopted a code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officers, principal financial officer, principal accounting officer, controller or persons performing similar functions. The Statement of Ethical Business Principles is attached hereto as an Exhibit to this filing.

Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors, nor are we required to establish or maintain an audit committee or other committee of our board of directors.

Based upon the listing standards of the New York Stock Exchange (the “NYSE”) and SEC regulations, we anticipate that our board of directors will determine that Messrs. Bruheim, Krummel, and Romestrand are “independent” under the standards of the NYSE.

Although we have not established any specific objective criteria for service on our board, we anticipate that we will offer the positions to persons who have significant experience relevant to companies in our industry and other qualifications that the existing members of our board believe will enable such persons to make significant contributions to the Company.

We do not have a policy regarding the consideration of any director candidates who may be recommended by our shareholders, including the minimum qualifications for director candidates, nor has our board of directors established a process for identifying and evaluating director nominees, nor do we have a policy regarding director diversity. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our shareholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any shareholder for any candidate to serve on our board of directors. We do not know if any of our shareholders will make a recommendation for any candidate to serve on our Board given the relatively small size of our company. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees. In considering a director nominee, it is likely that our Board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our Board.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION

We are currently considered a “smaller reporting company” for purposes of the SEC’s executive compensation and other disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures. Further, our disclosure obligations extend only to the individuals that served as our chief executive officer and our two other most highly compensated executive officers during the last completed fiscal year.

Summary Compensation Table

The following table summarizes, with respect to each of our named executive officers, information relating to all compensation earned for services rendered to us in all capacities in the last two completed fiscal years.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (6)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jon Christopher Boswell –	2013	200,000	—	—	491,907	—	—	—	691,907
Chief Executive Officer (1)	2012	158,333	—	—	65,627	—	—	—	223,960

Todd Waltz –	2013	—	—	—	—	—	—	—	—
Chief Executive Officer (2)	2012	—	—	—	—	—	—	—	—

Bobby Chapman –	2013	25,000	—	—	393,526	—	—	—	418,526
Chief Operating Officer (3)	2012	—	—	—	—	—	—	—	—

Carlos Fernandez –	2013	120,000	—	—	48,744	—	—	—	168,744
Executive Vice President- Corporate Business Development and General Manager Latin America (4)	2012	120,000	—	—	39,353	—	—	—	159,353

Alexander Nickolatos –	2013	179,167	—	—	98,381	—	—	—	277,548
Chief Financial Officer and Assistant Secretary(5)	2012	75,000	25,000	—	11,837	—	—	—	111,837

(1)	Mr. Boswell was appointed our Chief Executive Officer on December 11, 2013 upon closing of the Merger. A portion of the compensation reported for Mr. Boswell for 2013 reflects compensation earned as Chief Executive Officer of FRIBVI and FRI for the portion of 2013 prior to December 11, 2013. Mr. Boswell served as Chief Executive Officer of FRIBVI from its inception, on December 30, 2011, until FRIBVI merged with and into FRI, on October 4, 2013, upon which Mr. Boswell continued to serve as its Chief Executive Officer. The compensation reported for Mr. Boswell for 2012 reflects his compensation earned as Chief Executive Officer of FRIBVI for the year ended December 31, 2012.

(2)	Mr. Waltz served as our Chief Executive Officer until December 11, 2013 when he resigned upon closing of the Merger. Mr. Waltz did not earn any compensation in 2012 or 2013 for his services to us.

(3)	Mr. Chapman was employed by FRIBVI in November 2013 and was appointed our Chief Operating Officer on December 11, 2013 upon closing of the Merger. A portion of the compensation reported for Mr. Chapman for 2013 reflects compensation earned as an employee of FRIBVI for the portion of 2013 prior to December 11, 2013.

(4)	Mr. Fernandez was appointed our Executive Vice President-Corporate Business Development and General Manager Latin America on July 9, 2014. A portion of the compensation reported for Mr. Fernandez for 2012 and 2013 reflects compensation earned by him as a consultant of FRIBVI for 2012 and for the portion of 2013 prior to December 11, 2013.

(5)	Mr. Nickolatos was appointed our Chief Financial Officer on December 11, 2013 upon closing of the Merger and Assistant Secretary on July 9, 2014. A portion of the compensation reported for Mr. Nickolatos for 2013 reflects compensation earned as Controller of FRIBVI for the portion of 2013 prior to December 11, 2013. The compensation reported for Mr. Nickolatos for 2012 reflects his compensation as Controller of FRIBVI for the year ended December 31, 2012. Mr. Nickolatos served as Controller of FRIBVI from July 1, 2012 until FRIBVI merged with and into FRI, on October 4, 2013, upon which Mr. Nickolatos continued to serve as Controller.

(6)	The amount in this column reflects the fair value of all option awards calculated in accordance with FASB ASC Topic 718. See “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Consolidated Financial Statements for December 31, 2013 and 2012 – Note H. Stock-Based Compensation” for additional information regarding the assumptions used to calculate the fair value of the option awards. The option awards granted to Messrs. Boswell, Chapman, Fernandez and Nickolatos in 2012 and 2013 were granted by FRIBVI or FRI for services performed for FRIBVI or FRI and, immediately prior to the Merger, such awards constituted options to purchase shares of FRI’s common stock. In connection with the Merger, options to purchase shares of FRI’s common stock were exchanged for options to purchase the same number of shares of our common stock, with an appropriate adjustment to the exercise price to reflect the merger exchange ratio. As a result, the amounts shown in this column reflect options to purchase shares of our common stock.

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Narrative Disclosure to Summary Compensation Table

Employment Agreements. We have entered into employment agreements with each of our named executive officers. The following summary details the material terms of the employment agreements:

Jon Christopher Boswell. Mr. Boswell’s employment agreement provides for a term of employment through ending on November 24, 2015, with a renewal provision that automatically extends the term of Mr. Boswell’s employment for an additional year unless either party provides written notice of non-renewal. We currently pay Mr. Boswell a base salary of $200,000 per year. Mr. Boswell is also eligible to receive a $500.00 monthly car allowance and a discretionary bonus to be determined by the Board, within its sole discretion, up to a maximum of 100% of his base salary. The employment agreement also contains severance provisions, which are discussed below under “Additional Narrative Disclosure—Potential Payments Upon Termination or a Change in Control”. The employment agreement provides that during the term of the agreement and for twelve (12) months or six (6) months, respectively, after the termination of Mr. Boswell’s employment (for whatever reason), Mr. Boswell will not compete with us or solicit our customers or our employees. The employment agreement also provides for the non-disclosure of any confidential information relating to us by Mr. Boswell.

Bobby Chapman. Mr. Chapman’s employment agreement provides for a term of employment through November 3, 2015, with a renewal provision that automatically extends the term of Mr. Chapman’s employment for an additional year unless either party provides written notice of non-renewal. We currently pay Mr. Chapman a base salary of $200,000 per year. Mr. Chapman is also eligible to receive a $500.00 monthly car allowance and a discretionary bonus to be determined by the Board, within its sole discretion, up to a maximum of 50% of his base salary. The employment agreement also contains severance provisions, which are discussed below under “Additional Narrative Disclosure—Potential Payments Upon Termination or a Change in Control”. The employment agreement provides that during the term of the agreement and for twelve (12) months or six (6) months, respectively, after the termination of Mr. Chapman’s employment (for whatever reason), Mr. Chapman will not compete with us or solicit our customers or our employees. The employment agreement also provides for the non-disclosure of any confidential information relating to us by Mr. Chapman.

Carlos Fernandez. Mr. Fernandez’s employment agreement provides for a term of employment through June 30, 2016, with a renewal provision that automatically extends the term of Fernandez’s employment for an additional year unless either party provides written notice of non-renewal. Pursuant to the Employment Agreement, we pay Mr. Fernandez a base salary of $200,000 per year for his service as the Executive Vice President-Corporate Business Development and General Manager Latin America. Mr. Fernandez is also eligible to receive a discretionary bonus to be determined by the Board, within its sole discretion, up to a maximum of 50% of his base salary. The Company will also grant Mr. Fernandez options to purchase 75,000 shares of the Company’s common stock, at a price of $6.00 per share, vesting in four equal semi-annual installments over two years. The employment agreement also contains severance provisions, which are discussed below under “Additional Narrative Disclosure –Potential Payments Upon Termination or a Change in Control. The employment agreement provides that during the term of the agreement and for six (6) months after the termination of Mr. Fernandez’s employment (for whatever reason), Mr. Fernandez will not compete with us or solicit our customers or our employees. The employment agreement also provides for the non-disclosure of our confidential information by Mr. Fernandez.

Alexander Nickolatos. Mr. Nickolatos’ employment agreement provides for an original term of employment that ended on June 30, 2014, which term has automatically extended for an additional year in accordance with a renewal provision that automatically extends the term of Mr. Nickolatos’ employment for an additional year unless either party provides written notice of non-renewal. We currently pay Mr. Nickolatos a base salary of $200,000 per year. Mr. Nickolatos is also eligible to receive a discretionary bonus to be determined by the Board, within its sole discretion. The employment agreement also contains severance provisions, which are discussed below under “Additional Narrative Disclosure –Potential Payments Upon Termination or a Change in Control”. The employment agreement also provides that during the term of the agreement and for six (6) months after the termination of Mr. Nickolatos’ employment (for whatever reason), Mr. Nickolatos will not compete with us or solicit our customers or our employees. The employment agreement also provides for the non-disclosure of our confidential information by Mr. Nickolatos.

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Outstanding Equity Awards at Fiscal Year-End

The following table presents, for each named executive officer, information regarding outstanding option awards and stock awards held as of December 31, 2013. All share numbers and exercise prices have been adjusted to reflect the Merger.

OPTION AWARDS (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Jon Christopher Boswell	15,024	15,024	(2)	—	3.33	28-Aug-22
		125,000	(3)		6.00	24-Oct-23
Todd Waltz	—	—		—	—	—
Bobby Chapman	—	100,000	(4)	—	6.00	4-Nov-23
Alexander Nickolatos	1,020	3,062	(5)	—	0.33	1-Jul-22
	2,041	2,041	(2)	—	3.33	28-Aug-22
	—	25,000	(3)	—	6.00	24-Oct-23

(1)	In connection with the Merger, all options to purchase shares of FRI’s common stock were exchanged for options to purchase the same number of shares of our common stock, with an appropriate adjustment to the exercise price to reflect the merger exchange ratio. As a result, the options reported in the table above were originally granted by FRIBVI or FRI but, as of December 31, 2013, reflect options to purchase shares of our common stock.

(2)	One half of these options became vested and exercisable on February 28, 2014. The remaining portion became vested and exercisable on August 28, 2014.

(3)	One-fourth of these options became vested and exercisable on April 24, 2014. The remaining portion of these options will become vested and exercisable in three equal semi-annual installments on October 24, 2014, April 24, 2015 and October 24, 2015 so long as the optionholder remains employed by us on each such date.

(4)	One-fourth of these options became vested and exercisable on May 4, 2014. The remaining portion of these options will become vested and exercisable in three equal semi-annual installments on November 4, 2014, May 4, 2015 and November 4, 2015 so long as Mr. Chapman remains employed by us on each such date.

(5)	These options became vested and exercisable on July 1, 2014.

Additional Narrative Disclosure

Retirement Benefits

As of December 31, 2013, we maintain a tax-qualified Section 401(k) retirement savings plan. This plan provides for employee contributions, employer matching contributions (up to 5% of salary), and a discretionary profit sharing contribution. Our named executive officers are eligible to participate in our tax-qualified Section 401(k) retirement savings plan on the same basis as other employees who satisfy the plan’s eligibility requirements, including requirements relating to age and length of service. No discretionary profit sharing contributions were made during 2012 and 2013. Under this plan, participants may elect to make pre-tax contributions not to exceed the applicable statutory income tax limitation, which was $17,500 for 2013. All employer contributions vest over a five-year period.

Potential Payments Upon Termination or a Change in Control

The employment agreements with Messrs. Boswell, Chapman, Fernandez and Nickolatos contain severance provisions.

Mr. Boswell. If we terminate Mr. Boswell’s employment without “cause” (as such term is defined in his employment agreement), or if Mr. Boswell terminates his employment with us for “good reason” (as such term is defined in his employment agreement), then Mr. Boswell is entitled to (a) his base salary accrued to the date of his termination and any unreimbursed business expenses, (b) an amount equal to the greater of the compensation required for the remaining term of this employment agreement or two years of base salary, and (c) full vesting of all unvested restricted stock or stock options outstanding. Payment of items (b) and (c) is contingent upon the execution of a release by Mr. Boswell on a form provided by us.

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If Mr. Boswell’s employment with us is terminated due to his becoming disabled, Mr. Boswell is entitled to (a) his base salary accrued to the date of his termination, any unreimbursed business expenses and unpaid bonus from the prior year, and (b) full vesting of all unvested restricted stock outstanding. If Mr. Boswell’s employment is terminated as a result of his death, we are required to pay his estate his base salary and accrued through the date of his death, and any unpaid bonus from the prior year and reimburse his estate for any unreimbursed business expenses. Mr. Boswell’s estate will also become fully vested in all unvested restricted stock outstanding.

If Mr. Boswell’s employment with us is terminated for “cause,” or if Mr. Boswell terminates his employment with us voluntarily, Mr. Boswell is entitled to his base salary accrued to the date of his termination and any unreimbursed business expenses. If we or Mr. Boswell elect to not renew the Employment Agreement at the end of its term, then Mr. Boswell is entitled to (a) his base salary accrued to the date of his termination and any unreimbursed business expenses, (b) an amount equal to the greater of the compensation required for the remaining term of this employment agreement or two year of base salary, and (c) full vesting of all unvested restricted stock and stock options outstanding.

Mr. Chapman. If we terminate Mr. Chapman’s employment without “cause” (as such term is defined in his employment agreement), or if Mr. Chapman terminates his employment with us for “good reason” (as such term is defined in his employment agreement), then Mr. Chapman is entitled to (a) his base salary accrued to the date of his termination and any unreimbursed business expenses, (b) an amount equal to the greater of the compensation required for the remaining term of this employment agreement or one year of base salary, and (c) full vesting of all unvested restricted stock or stock options outstanding. Payment of items (b) and (c) is contingent upon the execution of a release by Mr. Chapman on a form provided by us.

If Mr. Chapman’s employment with us is terminated due to his becoming disabled, Mr. Chapman is entitled to (a) his base salary accrued to the date of his termination, any unreimbursed business expenses and unpaid bonus from the prior year, and (b) full vesting of all unvested restricted stock outstanding. If Mr. Chapman’s employment is terminated as a result of his death, we are required to pay his estate his base salary accrued through the date of his death, and any unpaid bonus from the prior year and reimburse his estate for any unreimbursed business expenses. Mr. Chapman’s estate will also become fully vested in all unvested restricted stock outstanding.

If Mr. Chapman’s employment with us is terminated for “cause,” or if Mr. Chapman terminates his employment with us voluntarily, Mr. Chapman is entitled to his base salary accrued to the date of his termination and any unreimbursed business expenses. If we or Mr. Chapman elect to not renew the Employment Agreement at the end of its term, then Mr. Chapman is entitled to (a) his base salary accrued to the date of his termination and any unreimbursed business expenses, (b) an amount equal to the greater of the compensation required for the remaining term of this employment agreement or one year of base salary, and (c) full vesting of all unvested restricted stock and stock options outstanding.

Mr. Fernandez. If we terminate Mr. Fernandez’s employment without “cause” (as such term is defined in his employment agreement), or if Mr. Fernandez terminates his employment with us for “good reason” (as such term is defined in his employment agreement), then Mr. Fernandez is entitled to (a) his base salary accrued to the date of his termination and any unreimbursed business expenses, (b) an amount equal to the greater of the compensation required for the remaining term of this employment agreement or one year of base salary, and (c) full vesting of all unvested restricted stock or stock options outstanding. Payment of items (b) and (c) is contingent upon the execution of a release by Mr. Fernandez on a form provided by us.

If Mr. Fernandez’s employment with us is terminated due to his becoming disabled, Mr. Fernandez is entitled to (a) his base salary accrued to the date of his termination, any unreimbursed business expenses and unpaid bonus from the prior year, and (b) full vesting of all unvested restricted stock outstanding. If Mr. Fernandez’s employment is terminated as a result of his death, we are required to pay his estate his base salary accrued through the date of his death, and any unpaid bonus from the prior year and reimburse his estate for any unreimbursed business expenses. Mr. Fernandez’s estate will also become fully vested in all unvested restricted stock outstanding.

If Mr. Fernandez’s employment with us is terminated for “cause,” or if Mr. Fernandez terminates his employment with us voluntarily, Mr. Fernandez is entitled to his base salary accrued to the date of his termination and any unreimbursed business expenses. If we or Mr. Fernandez elect to not renew the Employment Agreement at the end of its term, then Mr. Fernandez is entitled to (a) his base salary accrued to the date of his termination and any unreimbursed business expenses, (b) an amount equal to the greater of the compensation required for the remaining term of this employment agreement or one year of base salary, and (c) full vesting of all unvested restricted stock and stock options outstanding.

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Mr. Nickolatos. If we terminate Mr. Nickolatos’ employment without “cause” (as such term is defined in his employment agreement), or if Mr. Nickolatos terminates his employment with us for “good reason” (as such term is defined in his employment agreement), then Mr. Nickolatos is entitled to (a) his base salary accrued to the date of his termination and any unreimbursed business expenses, (b) an amount equal to the greater of the compensation required for the remaining term of this employment agreement or one year of base salary, and (c) full vesting of all unvested restricted stock or stock options outstanding. Payment of items (b) and (c) is contingent upon the execution of a release by Mr. Nickolatos on a form provided by us.

If Mr. Nickolatos’ employment with us is terminated due to his becoming disabled, Mr. Nickolatos is entitled to (a) his base salary accrued to the date of his termination, any unreimbursed business expenses and unpaid bonus, and (b) full vesting of all unvested restricted stock outstanding. If Mr. Nickolatos’ employment is terminated as a result of his death, we are required to pay his estate his base salary accrued through the date of his death and reimburse his estate for any unreimbursed business expenses and unpaid bonus. Mr. Nickolatos’ estate will also become fully vested in all unvested restricted stock outstanding.

If Mr. Nickolatos’ employment with us is terminated for “cause,” or if Mr. Nickolatos terminates his employment with us voluntarily, Mr. Nickolatos is entitled to his base salary accrued to the date of his termination and any unreimbursed business expenses. If we or Mr. Nickolatos elect to not renew the Employment Agreement at the end of its term, then Mr. Nickolatos is entitled to (a) his base salary accrued to the date of his termination and any unreimbursed business expenses, (b) an amount equal to the greater of the compensation required for the remaining term of this employment agreement or one year of base salary, and (c) full vesting of all unvested restricted stock and stock options outstanding.

Director Compensation

We historically have not had a compensation package for non-employee members of our Board for their service as directors. At the time of this offering, we do not anticipate establishing a compensation package for our non-employee directors.

In October 2013, Mr. Fernandez, Mr. Hardisty and Mr. Romestrand were each granted options to purchase 10,000 shares of FRI’s common stock at a price of $6.00 per share, vesting in four equal semi-annual installments over two years. In connection with the Merger, options to purchase shares of FRI’s common stock were exchanged for options to purchase the same number of shares of our common stock. Other than these options, our non-employee directors currently do not receive any compensation specifically for their services as a director; however FRI does reimburse these directors for any travel or other business expenses related to their service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bjarte Bruheim	—	—	295,144	—	—	—	295,144
Jogeir Romestrand	—	—	39,353	—	—	—	39,353
Carlos A. Fernandez	—	—	39,353	—	—	120,000 (2)	159,353
Thomas Hardisty	—	—	39,353	—	—	—	39,353

(1)	The amount in this disclosure reflects the fair value of all option awards calculated in accordance with FASB ASC Topic 718. The option awards granted to Messrs. Bruheim, Romestrand, Fernandez and Hardisty in 2013 were granted by FRI for services performed as directors. In connection with the Merger, options to purchase shares of FRI’s common stock were exchanged for options to purchase the same number of shares of our common stock, with an appropriate adjustment to the exercise price to reflect the merger exchange ratio. As a result, the amounts shown in this column reflect options to purchase shares of our common stock.

(2)	Under his former consulting agreement in effect at the end of the 2013 fiscal year, Mr. Fernandez was entitled to $10,000 per month for consulting services rendered to us other than as a director and the amount shown in this column reflects the amount earned by Mr. Fernandez for the year ended December 31, 2013 in this capacity. A portion of the compensation reported for Mr. Fernandez reflects compensation earned as a consultant to FRI for the period prior to December 11, 2013.

Narrative Disclosure to Director Compensation Table

Consulting Agreement with Mr. Fernandez

We previously maintained a consulting agreement with Mr. Fernandez that was terminated July 1, 2014. The former consulting agreement with Mr. Fernandez’s provided for a term that commenced on September 1, 2012 and continued until its termination. Pursuant to the consulting agreement, Mr. Fernandez provided services to us as an independent consultant with respect to our sales, marketing and business development in Latin America. Mr. Fernandez was paid $10,000 a month for his services. The consulting agreement also contained covenants restricting Mr. Fernandez’s disclosure of any confidential information relating to us.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

The following is a description of transactions since January 1, 2012 to which we have been a party, in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year end for the last two years, and in which any of our executive officers, directors or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation arrangements, which are described in the section above titled “Executive Compensation and Other Information”.

Transactions with Our Directors, Executive Officers and Affiliates

We formerly sub-leased office space for $6,000 per month from Geo-Texture, which is owned by the Chairman of the Board, and an employee of the Company. The sub-lease agreement commenced in March of 2012 on a month-to-month basis. We paid Geo-Texture approximately $81,000 and $60,000 in 2013 and 2012, respectively. On November 18, 2013, the month-to-month lease agreement was assigned from Geo-Texture to us.

On July 1, 2014, we entered into an employment agreement with Mr. Fernandez pursuant to which we pay Mr. Fernandez a base salary of $200,000 per year for his service as our Executive Vice President-Corporate Business Development and General Manager Latin America. Mr. Fernandez is also eligible to receive a discretionary bonus to be determined by our Board, within its sole discretion, up to a maximum of 50% of his base salary. We will also grant Mr. Fernandez options to purchase 75,000 shares of our Common Stock, at a price of $6.00 per share, vesting in four equal semi-annual installments over two years.

We previously maintained a consulting agreement with Mr. Fernandez that was terminated July 1, 2014. The former consulting agreement with Mr. Fernandez’s provided for a term that commenced on September 1, 2012 and continued until its termination. Pursuant to the consulting agreement, Mr. Fernandez provided services to us as an independent consultant with respect to our sales, marketing and business development in Latin America. Mr. Fernandez was paid $10,000 a month for his services. The consulting agreement also contained covenants restricting Mr. Fernandez’s disclosure of any confidential information relating to us.

In February of 2013, FRIBVI issued $1,000,000 of convertible debt to various investors, including Mr. Bruheim who received a note for $140,000. The convertible note accrued interest at 10% and had a contingent 15% beneficial conversion upon the next significant financing transaction of FRIBVI. These notes were converted into equity in NEV prior to the merger.

On August 29, 2013, New Energy Ventures, Inc. (“NEV”) (a predecessor of the Company) entered into an asset purchase agreement to acquire certain intellectual property from Geo-Texture, which was then engaged in a geophysical business specializing in predicting “sweet spots” as well as drilling and well stimulation hazards within unconventional formations in the United States (the “Geo-Texture Acquisition”). Mr. Bruheim, our Chairman, is a majority shareholder of Geo-Texture. At that time NEV was controlled by third parties unrelated to either Mr. Bruheim, FRIBVI or Geo-Texture. In exchange for the sale of certain intangible assets, Geo-Texture received 250,000 shares of NEV common stock (166,667 of which were attributable to Mr. Bruheim) valued at $0.01 per share ($2,500). At the time of this transaction, NEV was a company with no assets or operational history; and FRIBVI was negotiating with NEV a contingent and definitive agreement to govern the possible merger of FRIBVI with and into NEV, subject to certain conditions and events. The closing of the contemplated merger between NEV and FRIBVI was in no way guaranteed due to the nature of the conditions precedent, the fact that definitive documentation was still being negotiated and given that the merger was subject to approval by the shareholders and the board of directors for both companies.

Also in August 2013, and prior to the Geo-Texture Acquisition, NEV sold shares of its common stock to investors, including Mr. Bruheim, for $0.01 per share. Given that Geo-Texture sold its intangible assets to NEV in exchange for 250,000 shares of common stock of NEV with no guarantee that the merger in question would close, the purchase price was accounted for at the then-current price of NEV’s common stock, or $0.01 per share. As such, the value of the intangible assets acquired in the Geo-Texture Acquisition was determined by us to be $2,500 based on the circumstances described above.

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In December 2013, we sold equipment to a third party leasing company controlled by two of our directors. Simultaneously, the equipment package was leased back to a subsidiary controlled by the Company, as a capital lease for a 60-month period with payments beginning in July 2014. We agreed to prepay six months in advance along with an initial deposit of six months of payments in the amount of approximately $1.0 million and maintain a balance of no less than six months of prepayments until the final six months of the lease. These prepayments were made prior to December 31, 2013. Further rent payments are approximately $81,000 per month and commenced on February 1, 2014.

On May 28, 2014, we entered into the Note Agreement with ACM. The proceeds from the Note Agreement will be used primarily for expenditures incurred in accordance with an approved operating budget. The Note Agreement allows us to issue ACM a multiple draw secured promissory note with a maximum aggregate principal amount of $22 million, convertible into our common stock at a price of $6.00 per share. The unpaid principal amount of the note bears an interest rate of 14% per annum and matures on the date that is four years following the closing date. For a more complete description of the Note Agreement, see “Business—Recent Events”.

In connection with and as a condition precedent for the closing of the Note Agreement, we entered into the Option Agreement with ACM. Pursuant to the Option Agreement, ACM has the Option, in ACM’s sole discretion, to purchase an aggregate of 1,333,333 shares of Common Stock, at a price of $6.00 per share. ACM exercised the Option on July 14, 2014 to purchase 1,333,333 shares of Common Stock for an aggregate purchase price of $8,000,000. For a more complete description of the Option Agreement, see “Business—Recent Events”.

In connection with and as a condition precedent for the closing of the Note Agreement, we entered into the Stockholder Rights Agreement with ACM and the Management Stockholders, including our Chief Executive Officer, our Chief Financial Officer, our Chief Operating Officer, our Secretary and General Counsel, our Vice Presidents of Marketing, our Vice President of Sales, and a member of our Board. Pursuant to the Stockholder Rights Agreement, ACM currently has the right to nominate three individuals for election to our Board. Within one year after the closing date, ACM and the Management Stockholders will mutually agree on a slate of five or six individuals to be nominated for election to the Board. The number of individuals nominated by ACM in such slate will be proportionate to ACM’s percentage of beneficial ownership of the issued and outstanding Common Stock (calculated on a fully diluted basis). For a more complete description of the Stockholder Rights Agreement, see “Business—Recent Events”.

In connection with and as a condition precedent for the closing of the Note Agreement, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with ACM and the Management Stockholders (collectively, the “Registration Rights Holders”), pursuant to which we will grant certain registration rights to the Registration Rights Holders with respect to the shares of Common Stock held by the Registration Rights Holders (the “Registrable Securities”), including those shares of Common Stock issuable upon the conversion of the Convertible Note and the exercise of the Option. Under the Registration Rights Agreement, the Registration Rights Holders will have certain customary registration rights, including demand rights and piggyback rights, subject to certain underwriter cutbacks and issuer blackout periods. We will pay all fees and expenses relating to the registration and disposition of the Registrable Securities in compliance with our obligations under the Registration Rights Agreement.

Director Independence

Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent, and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board include “independent” directors, nor are we required to establish or maintain an audit committee or other committee of our Board. Accordingly, our Board has not made any determination as to whether the members of the Board satisfy any independence requirements applicable to board members under the rules of the SEC or any national securities exchange, inter-dealer quotation system or any other independence definition.

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SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all of our shares set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in our shares other than through a public sale.

Certain selling stockholders may be deemed underwriters as defined in the Securities Act. Any profits realized by the selling stockholders may be deemed underwriting commissions.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares for resale to the public, and the number of shares that each selling stockholder may offer pursuant to this prospectus. The shares offered by the selling stockholders were issued pursuant to exemptions from the registration requirements of the Securities Act. We have filed with the SEC, under the Securities Act, a Registration Statement on Form S-1 with respect to the resale of the shares from time to time by the selling stockholders, and this prospectus forms a part of that registration statement.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days of September 19, 2014 through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentages of ownership are based on 5,705,773 shares of common stock outstanding as of September 19, 2014.

Based on information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all the shares beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Shares Beneficially Owned After the Offering.” We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

59

Selling Stockholder	Numbers of Shares of Common Stock Beneficially Owned prior to Offering	Maximum Number of Shares of Common Stock to be Offered	Numbers of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering

ACM EMERGING MARKETS MASTER FUND I LP (1)	3,310,648	3,310,648	-	-
BJARTE BRUHEIM (2)	439,028	379,210	59,818	1.05%
Trek Partners III LLC (3)(4)	342,857	342,857	-	-
Jon Christopher Boswell & Elizabeth A Boswell Jt Wros (3)(5)	202,143	202,143	-	-
McKinney Investment Partners (3)(6)	177,814	177,814	-	-
Freebird Partners LP (7)	175,000	175,000	-	-
Steven Webster (3)	171,429	171,429	-	-
Robert Cabes (3)	150,000	150,000	-	-
Jon Christopher Boswell (8)	147,543	54,995	92,548	1.62%
BJARTE BRUHEIM & ELISABETH BRUHEIM JT WROS (3)(9)	146,429	146,429	-	-
Mark A Stevenson (10)	142,694	131,096	11,598	*
MORO AS (11)(12)	138,000	138,000	-	-
Rome AS CO (13)	125,495	120,495	5,000	*
ARVE NYHUS (14)	113,000	113,000	-	-
ARVID ENGEBRETSEN (15)	110,000	110,000	-	-
Impact Engineering, AS (16)	100,000	100,000	-	-
OPDC I LP (3)(17)	100,000	100,000	-	-
P2 Capital LLC (3)(18)	100,000	100,000	-	-
LINDEN GROWTH PARTNERS LP (19)(20)	83,000	83,000	-	-
Eamon J Flynn (21)	81,143	81,143	-	-
McAfee Capital LLC (3)(22)	80,721	80,721	-	-
Carlos Alberto Fernandez (3)(23)	77,143	77,143	-	-
Alexander Nickolatos & Beth Nickolatos Jt Wros (24)	71,598	50,000	21,598	*
NAVITAS CAPITAL LLC (25)	66,667	66,667	-	-
Tore Rodal (3)	63,847	63,847	-	-
Carlos Fernandez (26)	60,168	32,850	27,318	*
Cagan McAfee Capital Partners LLC (3)(27)	60,000	60,000	-	-
BOBBY CHAPMAN (28)	75,000	25,000	50,000	*
Michael Brown TTEE UA DTD 06/30/2000 Michael C Brown Trust (19)(29)	50,000	50,000	-	-
Todd Waltz (30)	50,000	50,000	-	-
ASBORN HASUND (3)	47,886	47,886	-	-
Idar Hatloy (3)(31)	47,885	47,885	-	-
ASBORN SOLEVAAGSEIDE (3)	44,693	44,693	-	-
Arcadia Holdings LLC (19)(32)	42,000	42,000	-	-
Sunnmøre Gods Holding AS (19)(33)	41,700	41,700	-	-
Norterm A/S (19)(34)	41,667	41,667	-	-
Park Capital Management LLC (35)	29,167	29,167	-	-
ERIK NORDBRENDEN (11)	28,000	28,000	-	-
Cesar F Herrera Sisniega (36)	25,000	25,000	-	-

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Selling Stockholder	Numbers of Shares of Common Stock Beneficially Owned prior to Offering	Maximum Number of Shares of Common Stock to be Offered	Numbers of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering

Daniel D Hawk (19)	25,000	25,000	-	-
Michael Peterson (3)	25,000	25,000	-	-
MOUGINS CAPITAL (3)(37)	25,000	25,000	-	-
Craig Murrin (38)	22,064	7,583	14,481	*
Robert L Cabes Jr (3)	21,429	21,429	-	-
BATAVIA EMPORIA TRUST UA DTD 4/20/2005 (39)(40)	20,834	20,834	-	-
Steven Arnold & Tammy Arnold Jt Wros (19)	20,000	20,000	-	-
Inge Olsen (41)	18,455	17,143	1,312	*
Craig Murrin & Joan V Murrin JTWROS (3)(42)	17,500	17,500	-	-
Michael Ogrizovich & Sonja Ogrizovich Jt Wros (19)	17,000	17,000	-	-
MICHAEL WATZKY (11)	17,000	17,000	-	-
Sheffick Enterprises LLC (19)(43)	17,000	17,000	-	-
BRADLEY N ROTTER (39)	16,667	16,667	-	-
MICHAEL L PETERSON & SHELLEY P PETERSON TTEES PETERSON FAMILY TRUST DTD 08/16/00 (39)(44)	16,667	16,667	-	-
Thomas Bridges TTEE UA DTD 08/24 /2006 Thomas S Bridges Revocable Trust (19)(45)	16,667	16,667	-	-
WADI Petroleum Inc (19)(46)	16,667	16,667	-	-
CYRUS LOWE (11)	16,666	16,666	-	-
Allen Gabrysch (3)(47)	16,446	16,446	-	-
Robert S. Kaiser REV LV TR DTD 09-24-1992, as Amended (19)(48)	16,000	16,000	-	-
Christopher A Krummel (49)	15,575	11,763	3,812	*
Charles H Blumentritt (3)(50)	15,000	15,000	-	-
David Gross (19)	15,000	15,000	-	-
James Bizoukas (3)	15,000	15,000	-	-
Thomas E Hardisty & Laura E Hardistry Ten Com (3)(51)	15,000	15,000	-	-
GFSIII Investments LLC (19)(52)	13,000	13,000	-	-
Thomas Hardisty (53)	12,697	6,385	6,312	*
BRIAN HEFTY (3)(54)	11,763	11,763	-	-
JEFF FREEDMAN (55)	15,000	10,000	5,000	*
Ahmad Nezafati-Azar & Jean Nezafati-Azar Jt Wros (3)	10,000	10,000	-	-
Don Dumont (19)	10,000	10,000	-	-
Joseph Schwartz & Marla Schwartz Jt Wros (19)	10,000	10,000	-	-
MARSHALL WOLF (11)	10,000	10,000	-	-
NATALIE PACKER (11)	10,000	10,000	-	-
Gus Angelopoulos & George Angelopoulos Jt Wros (19)	9,000	9,000	-	-

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Selling Stockholder	Numbers of Shares of Common Stock Beneficially Owned prior to Offering	Maximum Number of Shares of Common Stock to be Offered	Numbers of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering

Joshua Halpern & Fred Halpern Jt Wros (19)	9,000	9,000	-	-
Ramin J Azar (19)	9,000	9,000	-	-
Susan Richards & Timothy Richards Jt Wros (19)	9,000	9,000	-	-
ELIZABETH ROSE (39)	8,417	8,417	-	-
EUGENE RYESON IRREVOCABLE TRUST DTD FEBRUARY 26, 1987 (39)(56)	8,334	8,334	-	-
GITA IYER (39)	8,334	8,334	-	-
JAMES WOLFENBARGER (39)	8,334	8,334	-	-
MICHAEL TODD BUCHANAN (39)	8,334	8,334	-	-
NTC & CO FBO PHILIP KRANENBURG (39)(57)	8,334	8,334	-	-
Sprig Resources Inc (19)(58)	8,333	8,333	-	-
ALEKSANDER SZEWCZYK (11)	8,000	8,000	-	-
Mirko Marich & Karen Marich Jt Wros (19)	7,000	7,000	-	-
BARRY ROOTH (19)	5,000	5,000	-	-
Charles Osearo (19)	5,000	5,000	-	-
David Garfin (19)	5,000	5,000	-	-
Joseph G Ingoglia (19)	5,000	5,000	-	-
Perry Theodoros (19)	5,000	5,000	-	-
Timothy L Drumhiller (19)	5,000	5,000	-	-
JAVIER RIVERA (59)	4,950	1,200	3,750	*
JOHN KINNEY (39)	4,168	4,168	-	-
MORGAN STANLEY SMITH BARNEY (39)(60)	4,167	4,167	-	-
MICHAEL KIRKSEY (11)	3,334	3,334	-	-
Manuel Mangrobang (3)	2,000	2,000	-	-
SERGIO JOSE ROMAN (11)	1,700	1,700	-	-
JOSEPH C BAKER JR (11)	1,667	1,667	-	-
TOTAL		7,758,321

*	Indicates less than 1%.

(1)	Includes 1,333,333 shares of common stock issued to ACM in connection with its exercise of the Option; and 1,977,314 shares of common stock issuable upon conversion of the Convertible Note. Voting and dispositive power over the securities owned by ACM is held by John Yonemoto, Gregory B. Bowes, Pieter Wernink, Serdar Saginda, James O’Brien and Michael Warren, who serve on the Investment Committee of Albright Capital Management LLC, the general partner of ACM.

(2)	Includes 379,210 shares of common stock acquired prior to December 2013 as equity interest in FRI and 59,818 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014. Bjarte Bruheim is Executive Chairman of the Company and a shareholder of Geo-Texture. Mr. Bruheim served as chairman of the board of FRI and FRIBVI.

(3)	Beneficial ownership acquired prior to December 2013 as equity interest in FRI.

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(4)	Voting and dispositive power over securities owned by Trek Partners III is held by Phillip Curry, Jennifer Curry, William S. O’Donnell, Sr., William S. O’Donnell, Jr., Suzanne O’Donnell, Audrey O’Donnell, Walter O’Donnell, Walter T. Burke, Kenneth O’Donnell, Jr. and Tobin O’Donnell.

(5)	Jon Christopher Boswell is a director, President and Chief Executive Officer of the Company. Mr. Boswell served as a director, President and Chief Executive Officer of FRI and FRIBVI.

(6)	Voting and dispositive power over securities owned by McKinney Investment Partners is held by Sydney Wil VanLoh, Jr.

(7)	Includes 125,000 shares of common stock acquired in October and November 2013 as part of FRI’s private placement and 50,000 shares of common stock acquired in July 2014 as part of the Company’s private placement. Curtis W. Huff has sole voting and dispositive power over the securities held by Freebird Partners LP.

(8)	Includes 54,995 shares of common stock acquired prior to December 2013 as equity interest in FRI and 92,548 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014. Jon Christopher Boswell is a director, President and Chief Executive Officer of the Company. Mr. Boswell served as a director, President and Chief Executive Officer of FRI and FRIBVI.

(9)	Bjarte Bruheim is Executive Chairman of the Company and a shareholder of Geo-Texture. Mr. Bruheim served as chairman of the board of FRI and FRIBVI.

(10)	Includes 127,596 shares of common stock acquired prior to December 2013 as equity interest in FRI, 3,500 shares of common stock acquired in July 2014 as part of the Company’s private placement and 11,598 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014. Mark Stevenson served as Vice President of FRIBVI.

(11)	Beneficial ownership acquired in July 2014 as part of the Company’s private placement.

(12)	Voting and dispositive power over securities owned by Moro AS is held by Kristin Mortensen and Roar Mortensen.

(13)	Includes 120,495 shares of common stock acquired prior to December 2013 as equity interest in FRI and 5,000 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014. Voting and dispositive power of the securities owned by Rome AS, Co is held by Jogeir Romestrand. Mr. Romestrand is a director of the Company.

(14)	Includes 85,000 shares of common stock acquired in October and November 2013 as part of FRI’s private placement and 28,000 shares of common stock acquired in July 2014 as part of the Company’s private placement.

(15)	Includes 70,000 shares of common stock acquired in October and November 2013 as part of FRI’s private placement and 40,000 shares of common stock acquired in July 2014 as part of the Company’s private placement.

(16)	Voting and dispositive power over securities owned by IMPACT ENGINEERING, AS is held by Rome AS, Hatida AS, Bjarte Henry Bruheim, Trh AS, Bjørnulf AS, Aurcol AS, Høgnabben AS, and Primary Mar Ltd. Mr. Jogeir Romestrand, a director of Impact Engineering, AS and the Company, holds voting and dispositive power over securities owned by Rome AS. Mr. Idar Hatloy, Chairman of Impact Engineering, AS, holds voting and dispositive power over securities owned by Hatida AS. Mr. Bjarte Henry Bruheim is Executive Chairman of the Company and a shareholder of Geo-Texture. Mr. Bruheim also served as chairman of the board of FRI and FRIBVI. Mr. Tore Rodal, a director of Impact Engineering, AS, holds voting and dispositive power over securities owned by Trh AS. Mr. Asbjorn Hasund holds voting and dispositive power over securities owned by Bjørnulf AS. Mr. Ole Reinhart Noto holds voting and dispositive power over securities owned by Høgnabben AS.

(17)	Voting and dispositive power over securities owned by OPDC I LP is held by Eric McAfee. Mr. McAfee served as sole director, President and CEO of NEV.

(18)	Voting and dispositive power over securities owned by P2 Capital LLC is held by Marguerite McAfee, Elizabeth McAfee and Jennifer McAfee.

(19)	Beneficial ownership acquired in October and November 2013 as part of FRI’s private placement.

(20)	Voting and dispositive power over securities owned by Linden Growth Partners LP is held by Paul J. Coviello.

(21)	Includes 77,643 shares of common stock acquired prior to December 2013 as equity interest in FRI and 3,500 shares of common stock acquired upon exercise of vested options. Eamon Flynn serviced as Vice President of FRI and FRIBVI.

(22)	Voting and dispositive power over securities owned by McAfee Capital LLC is held by Eric McAfee. Mr. McAfee served as sole director, President and CEO of NEV.

(23)	Carlos Fernandez is director, Executive Vice President-Global Business Development and General Manager-Latin America of the Company. Mr. Fernandez was a director of FRI and FRIBVI.

(24)	Includes 50,000 shares of common stock acquired prior to December 2013 as equity interest in FRI and 21,598 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014. Alexander Nickolatos is the Chief Financial Officer and Assistant Secretary of the Company. Mr. Nickolatos served as Controller of FRI and FRIBVI.

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(25)	Includes 16,667 shares of common stock acquired prior to December 2013 as equity interest in Vision and 50,000 shares of common stock acquired prior to December 2013 as equity interest in FRI. Park Capital Management LLC holds voting and dispositive power over the securities owned by Navitas Capital LLC as its managing member. Mr. Adam McAfee holds voting and dispositive power over securities owned and managed by Park Capital Management LLC.

(26)	Includes 32,850 shares of common stock acquired prior to December 2013 as equity interest in FRI and 27,318 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014. Carlos Fernandez is director, Executive Vice President-Global Business Development and General Manager-Latin America of the Company. Mr. Fernandez was a director of FRI and FRIBVI.

(27)	Voting and dispositive power over securities owned by Cagan McAfee Capital Partners LLC is held by Eric McAfee and Laird Cagan. Mr. McAfee served as sole director, President and CEO of NEV.

(28)	Includes 25,000 shares of common stock acquired in October and November 2013 as part of FRI’s private placement and 50,000 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014. Bobby Chapman is Chief Operating Officer of the Company.

(29)	Voting and dispositive power over securities owned by Michael C Brown Trust is held by Michael Brown.

(30)	Todd Waltz served as director, President and Chief Executive Officer of the Company.

(31)	Idar Hatloy is Chairman of Impact Engineering, AS.

(32)	Voting and dispositive power over securities owned by Arcadia Holdings, LLC is held by George Skestos.

(33)	Voting and dispositive power over securities owned by Sunnmøre Gods Holding AS is held by Ole-Reinhart Notø, Stein Notø, Leif Otto Nesseth and Harald Bjørlykkehave.

(34)	Voting and dispositive power over securities owned by Norterm A/S is held by Gro Sveinsvoll, Ann Kristin Sveinsvoll, Trond Sveinsvoll and Gunn Sveinsvoll.

(35)	Includes 4,167 shares of common stock acquired prior to December 2013 as equity interest in Vision and 25,000 shares of common stock acquired prior to December 2013 as equity interest in FRI. Voting and dispositive power over securities owned by Park Capital Management LLC is held by Adam McAfee.

(36)	Includes 8,333 shares of common stock acquired in October and November 2013 as part of FRI’s private placement and 16,667 shares of common stock acquired in July 2014 as part of the Company’s private placement.

(37)	Voting and dispositive power over securities owned by Mougins Capital is held by Paul Schoeder. Mr. Schoeder served as Secretary and Treasurer of NEV and FRI.

(38)	Includes 7,583 shares of common stock acquired prior to December 2013 as equity interest in FRI and 14,481 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014. Craig Murrin is Secretary and General Counsel of the Company. Mr. Murrin was one of the founders of FRIBVI and served as advisor to FRI and FRIBVI.

(39)	Beneficial ownership acquired prior to December 2013 as equity interest in Vision.

(40)	Voting and dispositive power over securities owned by BATAVIA EMPORIA TRUST UA DTD 4/20/2005 is held by Blair Krueger.

(41)	Includes 17,143 shares of common stock acquired prior to December 2013 as equity interest in FRI and 1,312 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014. Inge Olsen was an affiliate and served as an advisor of FRI and FRIBVI.

(42)	Craig Murrin is Secretary and General Counsel of the Company. Mr. Murrin was one of the founders of FRIBVI and served as advisor to FRI and FRIBVI.

(43)	Voting and dispositive power over securities owned by Sheffick Enterprises LLC is held by Michael Azar, John S. Moroun and Barbara Cleek.

(44)	Voting and dispositive power over securities owned by MICHAEL L PETERSON & SHELLEY P PETERSON TTEES PETERSON FAMILY TRUST DTD 08/16/00 is held by Michael Peterson and Shelley Peterson.

(45)	Voting and dispositive power over securities owned by Thomas S Bridges Revocable Trust is held by Thomas S. Bridges.

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(46)	Voting and dispositive power over securities owned by WADI Petroleum Inc is held by Bruce Dice, Kevin Dice and Kirk Dice.

(47)	Allen Gabrysch served as Vice President - Chemicals of FRI and FRIBVI.

(48)	Voting and dispositive power over securities owned by ROBERT S. KAISER REV LV TR DTD 09-24-1992, AS AMENDED is held by Robert S. Kaiser.

(49)	Includes 11,763 shares of common stock acquired prior to December 2013 as equity interest in FRI and 3,812 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014. Christopher Krummel is a director of the Company and a member of our Audit Committee. Mr. Krummel was a consultant to FRI and FRIBVI.

(50)	Charles Blumentritt is a consultant of the Company and Geo-Texture. Mr. Blumentritt was a consultant of FRI and FRIBVI.

(51)	Thomas Hardisty served as director of the Company and as advisor of FRI and FRIBVI.

(52)	Voting and dispositive power over securities owned by GFSIII Investments LLC is held by Guy F. Stovall, III.

(53)	Includes 6,385 shares of common stock acquired prior to December 2013 as equity interest in FRI and 6,312 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014. Thomas Hardisty served as director of the Company and as advisor of FRI and FRIBVI.

(54)	Brian Hefty was a member of the advisory board of FRI.

(55)	Includes 10,000 shares of common stock acquired in July 2014 as part of the Company’s private placement and 5,000 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014.

(56)	Voting and dispositive power over securities owned by EUGENE RYESON IRREVOCABLE TRUST DTD FEBRUARY 26, 1987 is held by Eugene Ryesong.

(57)	Voting and dispositive power over securities owned by NTC & CO FBO PHILIP KRANENBURG is held by Philip Kranenburg.

(58)	Voting and dispositive power over securities owned by Sprig Resources Inc is held by Roger A. Soape and C. Frank Robinson.

(59)	Includes 1,200 shares of common stock acquired in July 2014 as part of the Company’s private placement and 3,750 restricted shares that are vested or will vest within 60 days of September 19, 2014.

(60)	Voting and dispositive power over securities owned by MORGAN STANLEY SMITH BARNEY is held by Todd Waltz. Todd Waltz served as director, President and Chief Executive Officer of the Company.

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DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 200,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. At September 19, 2014, we had 5,705,773 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

The preferred stock is issuable in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At September 19, 2014, we had 5,705,773 shares of our common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of September 19, 2014 by:

●	each person known by us to be the beneficial owner of more than 5% of our common stock;
●	each of our directors;
●	each of our named executive officers; and
●	our named executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of 2930 W. Sam Houston Pkwy N., Suite 275, Houston, TX 77043. The percentages in the table are computed using a denominator of 8,101,885 shares of common stock outstanding, consisting of 5,705,773 shares of outstanding common stock plus 2,396,112 shares of common stock issuable upon the exercise of all outstanding options, warrants, rights or conversion privileges which are exercisable within 60 days of September 19, 2014. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name and Address of Beneficial Owner (1)	Number of Shares		Percentage of Class
5% Stockholders:
ACM Emerging Markets Master Fund I, L.P.	3,310,648	(2)	40.86%
Trek Partners III (3)	342,857		4.23%
Directors and Executive Officers:
Bjarte Bruheim	585,457	(4)	7.23%
Executive Chairman
Jon Christopher Boswell	349,686	(5)	4.32%
Director, President and Chief Executive Officer
Carlos Fernandez Director, Executive Vice President-Corporate Business Development and General Manager Latin America	137,311	(6)	1.69%
Rome AS, Co	125,495	(7)	1.55%
Alexander Nickolatos	71,598	(8)	*
Chief Financial Officer and Assistant Secretary
Bobby Chapman	75,000	(9)	*
Chief Operating Officer
Christopher Krummel	15,575	(10)	*
Director
Total	5,013,627		61.88%
All executive officers and directors as a group (4 executive officers and 8 directors)	1,360,122		16.79%

*	indicates less than 1%.

(1)	Unless otherwise specified the address of each stockholder is 2930 West Sam Houston Parkway North, Suite 275, Houston, Texas 77043.

(2)

Includes 1,977,314 shares of common stock issuable upon conversion of the Convertible Note. Voting and dispositive power over the securities owned by ACM is held by John Yonemoto, Gregory B. Bowes, Pieter Wernink, Serdar Saginda, James O’Brien and Michael Warren, who serve on the Investment Committee of Albright Capital Management LLC, the general partner of ACM.

(3)

The address of Trek Partners III is 7500 San Felipe, Suite 1600 Houston, TX 77063. Voting and dispositive power over securities owned by Trek Partners III is held by Phillip Curry, Jennifer Curry, William S. O’Donnell, Sr., William S. O’Donnell, Jr., Suzanne O’Donnell, Audrey O’Donnell, Walter O’Donnell, Walter T. Burke, Kenneth O’Donnell, Jr. and Tobin O’Donnell.

(4)	Includes 59,818 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014.

(5)	Includes 92,548 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014.

(6)	Includes 27,318 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014.

(7)

Includes 5,000 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014. Voting and dispositive power over the securities owned by Rome AS, Co is held by Jogeir Romestrand. Mr. Romestrand is a director of the Company.

(8)	Includes 21,598 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014.

(9)	Includes 50,000 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014.

(10)	Includes 3,812 shares of common stock issuable upon exercise of options that are vested or will vest within 60 days of September 19, 2014.

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect prevailing market prices of our common stock from time to time. As described below, a number of shares are or will be available for sale shortly after this offering, subject to contractual and legal restrictions on resale. Sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity-related capital at a time and price we deem appropriate.

Sales of Restricted Shares

We have 5,705,773 shares of common stock issued and outstanding. In addition we have reserved for issuance 100,000 common stock warrants issued to a lessor of equipment as an inducement to take credit risk on an early stage lessee, 1,977,314 common stock shares reserved for issuance to holders of notes under the Note Agreement, and 896,297 options to purchase shares issued to our employees, former employees and nonemployee directors under compensatory plans or arrangements.

Stock Issuable Under Employee Plans

We intend to file a registration statement on Form S-8 under the Securities Act to register 1,500,000 shares of common stock issuable under our long-term incentive plan. This registration statement is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Accordingly, shares issued under such registration statement will be available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described above.

Registration Rights

In May 2014, in connection with the closing of our notes facility, we entered into a Registration Rights Agreement among us, certain of our stockholders and ACM. Under the Registration Rights Agreement, we agreed, at any time after November 24, 2014, upon the request of holders of shares of Common Stock held by the holders of registration rights pursuant to the Registration Rights Agreement (the “Registrable Securities”) at our expense, to file with the SEC, a registration statement upon request of certain holders a registration statement on Form S-1, within 75 days of such request, to register the Registrable Securities requested to be registered.

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Pursuant to the Registration Rights Agreement, we are required to use our commercially reasonable efforts to qualify and remain qualified to register securities under the Securities Act pursuant to a Registration Statement on Form S-3 or any successor form thereto. Under the Registration Rights Agreement, the holders of rights under the Registration Rights Agreement have certain customary registration rights, including demand rights and piggyback rights, subject to certain underwriter cutbacks and issuer blackout periods. In addition, pursuant to the Registration Rights Agreement, we pay all fees and expenses relating to the registration and disposition of the Registrable Securities.

The preceding summary of certain provisions of the Registration Rights Agreement is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the Registration Rights Agreement and you should read this summary together with the complete text of the Registration Rights Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144. As a former shell company we are subject to Rule 144(i) and as such, Rule 144 is not available for the resale of securities initially issued by a former shell company, until twelve months after the filing of our Form 10 information with the SEC and so long as we are current on all reports and other materials filed with SEC during the twelve months prior to the shareholder selling such shares. Our Form 10 information was filed with the SEC on December 17, 2013 on Form 8-K.

Rule 701

Employees, directors, officers, consultants or advisors who were issued shares in connection with a compensatory stock or option plan or other written compensatory agreement in accordance with Rule 701 before the effective date of the registration statement of which this prospectus is a part are entitled to sell such shares 90 days after the effective date of the registration statement of which this prospectus is a part in reliance on Rule 144 without having to comply with the holding period requirement of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

Regulation S

Regulation S generally permits offers and sales of securities to non-U.S. persons that occur outside the United States within the meaning of and in accordance with regulation S under the Securities Act. To qualify as a non-U.S. person under Regulation S, the proposed transferee must (a) have his, her or its principal address outside the United States, (b) be located outside the United States at the time any offer to buy the shares was made to the proposed transferee and at the time that the buy order was originated by the proposed transferee, and (c) not be a “U.S. person” (as defined in Rule 902(k) under the Securities Act). In general, the shares we issued in the 2013 private placement pursuant to Regulation S will be freely tradable one year from the date on which they were issued.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below), that holds our common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income or estate taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal gift tax laws, any state, local or foreign tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

●	banks, insurance companies or other financial institutions;

●	tax-exempt or governmental organizations;

●	dealers in securities or foreign currencies;

●	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

●	persons subject to the alternative minimum tax;

●	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

●	certain former citizens or long-term residents of the United States; and

●	persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners in partnerships (including entities treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

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Distributions

We do not plan to make any distributions on our common stock for the foreseeable future. However, if we do make distributions of cash or property on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items).

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

●	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

●	our common stock constitutes a U.S. real property interest by reason of our status as United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

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A non-U.S. holder whose gain is described in the second bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items) which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not believe that we currently are, or will become in the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, if we are or were to become a USRPHC, as long as our common stock was considered to be “regularly traded on an established securities market,” only a non-U.S. holder that actually or constructively owns or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock would be taxable on gain recognized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock was not considered to be regularly traded on an established securities market, all non-U.S. holders generally would be subject to U.S. federal income tax on a taxable disposition of our common stock and would be required to file a U.S. federal income tax return with respect to such disposition, and a 10% withholding tax would apply to the gross proceeds from such disposition. We can provide no assurance that our common stock is or will be considered to be regularly traded on an established securities market for purposes of the foregoing rules.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or other appropriate version of IRS Form W-8.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8-BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a foreign office of a broker. However, unless such broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder, impose a 30% withholding tax on any dividends on our common stock and on the gross proceeds from a disposition of our common stock in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

Payments subject to withholding tax under this law generally will include dividends (if any) paid on our common stock after June 30, 2014, and gross proceeds from sales or other dispositions of such common stock after December 31, 2016. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of these withholding rules.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS AND ANY STATE, LOCAL OR FOREIGN TAX LAWS AND TAX TREATIES.

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INVESTMENT IN ECO-STIM ENERGY SOLUTIONS, INC.

BY EMPLOYEE BENEFIT PLANS

An investment in our common stock by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the prohibited transaction restrictions imposed by Section 4975 of the Internal Revenue Code and may be subject to provisions under certain other laws or regulations that are similar to ERISA or the Internal Revenue Code (“Similar Laws”). For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, certain Keogh plans, certain simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization.

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common stock, among other things, consideration should be given to:

●	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

●	whether, in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

●	whether the investment is permitted under the terms of the applicable documents governing the employee benefit plan;

●	whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and any other applicable Similar Laws (please read the discussion under “—Prohibited Transaction Issues” below);

●	whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our common stock or (2) an undivided interest in our underlying assets (please read the discussion under “—Plan Asset Issues” below); and

●	whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common stock is authorized by the appropriate governing instruments and is a proper investment for the employee benefit plan or IRA.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans and certain IRAs that are not considered part of an employee benefit plan from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the employee benefit plan or IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Internal Revenue Code.

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Plan Asset Issues

In addition to considering whether the purchase of our common stock is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common stock, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(1)	the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, “freely transferable” (as defined in the applicable Department of Labor regulations) and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(2)	the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3)	there is no significant investment by benefit plan investors, which is defined to mean that, immediately after the most recent acquisition of an equity interest in any entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates and certain other persons, is held by the employee benefit plans and IRAs referred to above.

With respect to an investment in our common stock, we believe that our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (1) and (2) above and may also satisfy the requirements in (3) above (although we do not monitor the level of investment by benefit plan investors as required for compliance with (3)).

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Internal Revenue Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Plan fiduciaries contemplating a purchase of our common stock should consult with their own counsel regarding the consequences of such purchase under ERISA, the Internal Revenue Code and Similar Laws in light of the serious penalties, excise taxes and liabilities imposed on persons who engage in prohibited transactions or other violations.

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PLAN OF DISTRIBUTION

The selling stockholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, some or all of the shares of common stock covered by this prospectus. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

The securities covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

●	in the over-the-counter market;

●	in privately negotiated transactions;

●	through broker-dealers, who may act as agents or principals;

●	through one or more underwriters on a firm commitment or best-efforts basis;

●	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	directly to one or more purchasers;

●	through agents; or

●	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

●	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

●	ordinary brokerage transactions; or

●	transactions in which the broker-dealer solicits purchasers on a best efforts basis.

The selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities covered by this prospectus. At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus.

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LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Woodburn and Wedge, our Nevada counsel.

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EXPERTS

The audited consolidated financial statements of Eco-Stim Energy Solutions, Inc. as of December 31, 2012 and 2013 included in this prospectus have been so included in reliance on the report of Whitley Penn LLP, an independent registered public accounting firm given on the authority of such firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of these materials may be obtained, upon payment of a duplicating fee, from the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. We will provide electronic or paper copies of our filings free of charge upon request.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our amended and restated articles of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

78

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

ECO-STIM ENERGY SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

79

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,239,149	$4,292,122
Accounts receivable	518,338	—
Inventory	241,770	—
Prepaids	149,725	959,611
Other assets	1,872,193	3,100
Total current assets	6,021,175	5,254,833

Property and equipment, net	11,803,765	3,532,659
Other non-current assets	1,034,763	488,633
Total assets	$18,859,703	$9,276,125

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,436,437	$677,031
Accrued expenses	1,810,154	1,223,600
Short term notes payable	119,064	187,315
Current portion of capital lease payable	557,244	428,050
Total current liabilities	3,922,899	2,515,996

Non-current liabilities:
Long term notes payable	11,863,885	—
Long-term capital lease payable	2,376,154	2,721,114
Total non-current liabilities	14,240,039	2,721,114

Stockholders’ equity
Common stock	3,988	3,985
Additional paid-in capital	10,525,367	10,007,490
Accumulated other comprehensive income	—	25,749
Accumulated deficit	(9,832,590)	(5,998,209)
Total stockholders’ equity	696,765	4,039,015

Total liabilities and stockholders’ equity	$18,859,703	$9,276,125

See accompanying notes to the unaudited condensed consolidated financial statements.

F-1

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$73,951	$2,200	$557,296	$4,800

Operating cost and expenses:
Cost of revenues	436,480	1,100	1,222,465	2,400
Selling, general, and administrative expenses	1,234,191	845,330	2,617,124	1,524,861
Depreciation and amortization expense	85,613	1,073	87,770	2,146
Total operating costs and expenses	1,756,284	847,503	3,927,359	1,529,407

Operating loss	(1,682,333)	(845,303)	(3,370,063)	(1,524,607)

Interest and other expense	328,616	38,590	464,318	38,590

Provision for income taxes	—	—	—	—

Net loss	$(2,010,949)	$(883,893)	$(3,834,381)	$(1,563,197)

Loss per share:
Basic and diluted	$(0.50)	$(0.79)	$(0.96)	$(1.40)

Weighted average number of common shares outstanding – basic and diluted	3,988,706	1,117,316	3,988,247	1,117,316

,

See accompanying notes to the unaudited condensed consolidated financial statements.

F-2

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net loss	$(2,010,949)	$(883,893)	$(3,834,381)	$(1,563,197)
Other comprehensive loss:
Foreign currency cumulative translation adjustment	—	—	(25,749)	—
Other comprehensive loss	—	—	(25,749)	—
Comprehensive loss for the year	$(2,010,949)	$(883,893)	$(3,860,130)	$(1,563,197)

See accompanying notes to the unaudited condensed consolidated financial statements.

F-3

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Six Months Ended June 30, 2014

(Unaudited)

			Additional	Accumulated Other
	Common Stock		Paid-in	Comprehensive	Accumulated
	Shares	Amount	Capital	Income	Deficit	Total
Balance at December 31, 2013	3,985,206	$3,985	$10,007,490	$25,749	$(5,998,209)	$4,039,015
Exercise of stock options	3,500	3	312	—	—	315
Option issued in conjunction with debt	—	—	32,611	—	—	32,611
Stock based compensation	—	—	484,954	—	—	484,954
Foreign currency cumulative translation adjustment	—	—	—	(25,749)	—	(25,749)
Net loss	—	—	—	—	(3,834,381)	(3,834,381)
Balance at June 30, 2014	3,988,706	$3,988	$10,525,367	$—	$(9,832,590)	$696,765

See accompanying notes to the unaudited condensed consolidated financial statements.

F-4

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Operating Activities
Net loss	$(3,834,381)	$(1,563,197)
Depreciation and amortization	87,770	2,146
Amortization of debt discount	67,695	—
Stock based compensation	484,954	70,731
Foreign currency gain	(27,902)	—
Changes in operating assets and liabilities:
Accounts receivable	(518,338)	(27,513)
Prepaids	809,886	(143,344)
Other current assets	(1,658,865)	—
Inventory	(241,770)	—
Accounts payable	758,188	(14,776)
Accrued expenses	586,554	81,313
Net cash used in operating activities	$(3,486,208)	$(1,594,640)

Investing Activities
Purchases of equipment	(9,066,085)	(5,209)
Net cash used in investing activities	$(9,066,085)	$(5,209)

Financing Activities
Capitalized loan origination costs	(300,000)	—
Proceeds from convertible debt	11,863,885	1,000,000
Proceeds from notes payable	15,015	—
Payments on notes payable	(79,895)	—
Proceeds from exercise of stock options	315	—
Net cash provided by financing activities	$11,499,320	$1,000,000

Net decrease in cash and cash equivalents	(1,052,973)	(599,849)
Cash and cash equivalents, beginning of period	4,292,122	1,492,871
Cash and cash equivalents, end of period	$3,239,149	$893,022

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$3,462	$—
Cash paid during the year for income taxes	$—	$—

Non-cash transactions
Debt issuance cost	$(536,702)	—
Equipment purchase obligations	$790,542	—
Prepaids amortized to settle capital lease obligations	$(250,850)	—

See accompanying notes to the unaudited condensed consolidated financial statements.

F-5

ECO-STIM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

June 30, 2014

(Unaudited)

Note 1 – Organization

Nature of Business

Eco-Stim Energy Solutions, Inc. (the “Company,” “Eco-Stim,” “we” or “us”) is an oilfield services provider of well stimulation and intelligent completion services to the upstream oil and gas industry. Through its subsidiaries the Company performs well stimulation and coiled tubing services primarily in oil and natural gas reservoirs outside the United States. Through its subsidiaries the Company currently performs field management services for customers active in oil and gas shale plays, with recent activity in the Vaca Muerta shale play in Argentina. The Company is continually evaluating opportunities to expand its operations into new areas, which may include Mexico, Colombia and other international markets. The Company may also consider acquiring assets or businesses in the United States with the goal of eventually relocating such assets to higher-margin or faster-growing international markets as opportunities arise.

Note 2 – Basis of Presentation and Significant Accounting Policies

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The December 31, 2013 consolidated balance sheet was derived from audited financial statements, but does not include all the disclosures required by U.S. GAAP. However, the Company believes that the disclosures are adequate to make the information presented not misleading. In the Company’s opinion, all the adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. The results of operations for the three and six month periods ended June 30, 2014 are not necessarily indicative of the results that may be achieved for the full fiscal year or for any future period. The unaudited condensed consolidated financial statements included herein should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2013, a copy of which was filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Estimates are used in, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and stock-based compensation. The accounting estimates used in the preparation of the condensed consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company maintains deposits in several financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits.

F-6

Deferred Debt Costs

The Company capitalizes certain costs in connection with obtaining its financings, such as lender’s fees and related attorney fees. These costs are amortized to interest expense using the straight-line method.

Deferred debt costs were approximately $726,002 net of accumulated amortization of $15,447 for the six months ended June 30, 2014.

Revenue Recognition

Amounts billed for sales and use taxes, value-added taxes, and certain excise and other specific transactional taxes imposed on revenue producing transactions are presented on a net basis and excluded from sales in the condensed consolidated statement of operations. The Company records a liability until remitted to the respective taxing authority. All revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collection is reasonably assured as follows:

Well Stimulation Revenue.

The Company expects to provide well stimulation services based on contractual arrangements, such as term contracts and pricing agreements, or on a spot market basis. Revenue will be recognized and customers will be invoiced upon the completion of each job, which can consist of one or more stimulation stages.

Under anticipated contract term arrangements, customers are typically obligated to pay on a monthly basis for a specified number of hours of service, whether or not those services are actually used. To the extent customers use more than the specified contracted minimums, the Company expects to be paid a pre-agreed amount for the provision of such additional services.

Under anticipated term pricing agreement arrangements, customers typically commit to targeted utilization levels at agreed-upon pricing, but without termination penalties or obligations to pay for services not used by the customer. In addition, the agreed-upon pricing is typically subject to periodic review.

Spot market basis arrangements will be based on an agreed-upon hourly spot market rate. The Company may also charge fees for setup and mobilization of equipment depending on the job, additional equipment used on the job, if any, and materials that are consumed during the well stimulation process. Generally, these fees and other charges vary depending on the equipment and personnel required for the job and market conditions in the region in which the services are performed.

The Company also plans to generate revenues from chemicals and proppants that are consumed while performing well stimulation services.

Coiled Tubing Revenue.

The Company expects to provide coiled tubing and other well stimulation services. Jobs for these services are typically short term in nature, lasting anywhere from a few hours to multiple days. Revenue will be recognized upon completion of each day’s work based upon a completed field ticket. The Company anticipates charging the customer for mobilization, services performed, personnel on the job, equipment used on the job, and miscellaneous consumables based on an hourly basis at agreed-upon spot market rates.

Field Management Revenue.

The Company enters into arrangements to provide field management services. Field management revenue relates primarily to geophysical predictions and production monitoring utilizing down-hole diagnostics tools. Revenue is recognized and customers are invoiced upon the completion of each job. The service invoices are for a set amount, which includes charges for the mobilization of the equipment to the location, the service performed, the personnel on the job, additional equipment used on the job, consumables used throughout the course of the service, and processing and interpretation of data acquired via down-hole diagnostic tools.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, capital lease obligations and notes payable. The recorded values of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their fair values based on their short-term nature. The carrying value of capital lease obligations and notes payable approximate their fair value, as the interest rates approximate market rates.

Functional and Presentation Currency

Items included in the financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The Company has reviewed its policies related to functional currency and has concluded that the functional currency for the Norwegian and Argentine subsidiaries is the US Dollar. The condensed consolidated financial statements are presented in US Dollars, which is the Company’s presentation currency.

Net Income (Loss) Per Common Share

Basic net income (loss) per share is computed by dividing (i) net income (loss) available to common shareholders (numerator), by (ii) the weighted average number of common shares outstanding during the period (denominator). Diluted net income (loss) per share is computed using the weighted average number of common shares and dilutive potential common shares outstanding during the period. At June 30, 2014 and 2013, there were 4,553,399 and 1,137,250 diluted weighted average shares, respectively, including underlying potentially dilutive convertible stock, warrants and stock options outstanding. For the three and six months ended June 30, 2014, 2,082,314 and 2,268,495 shares respectively were not included in dilutive weighted average shares because their effect is anti-dilutive due to the Company’s net loss.

F-7

Reclassifications

Certain prior period amounts have been reclassified in the current period in order to be consistent with the current period presentation.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). The Company is currently evaluating the impact of its pending adoption of ASU 2014-09 on its consolidated financial statements and has not yet determined the method by which it will adopt the standard in 2017.

Note 3 – Other Assets

As of June 30, 2014, total other assets of the Company are approximately $2,907,000, of which $1,872,000 and $1,035,000 are current and long-term, respectively. The Company has (1) made a deposit for the purchase of equipment for approximately $1,000,000, (2) incurred debt and equity issuance costs of approximately $1,000,000, (3) unamortized exclusivity costs for the use of technology with Fotech Oil & Gas Solutions, Inc. (“Fotech”), as further discussed in “Note 5 - Commitments and Contingencies” below, of approximately $417,000, and (4) prepaid deposits on a capital lease, as described in “Note 5 - Commitments and Contingencies”, of approximately $490,000.

Note 4 – Stock-Based Compensation

As of June 30, 2014, the Company has a single stock incentive plan approved by its stockholders, the 2013 Stock Incentive Plan (the “Plan”), for the granting of stock-based incentive awards, including incentive stock options, non-qualified stock options, and restricted stock to employees, consultants, and members of the Company’s board of directors (the “Board”). The Plan was originally adopted in 2012, and a maximum of 2,164,500 shares were reserved for issuance under the Plan. In connection with the merger in December, 2013, the Company modified the maximum number of shares authorized to be issued under the Plan to 1,000,000 shares. As of June 30, 2014, 381,828 shares were available for grant under the Plan.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The expected life of awards granted represents the period of time that they are expected to be outstanding. The Company determined the initial expected life based on a simplified method in accordance with the FASB Accounting Standards Codification Topic 718, giving consideration to the contractual terms, vesting schedules, and pre-vesting and post-vesting forfeitures.

During the six months ended June 30, 2014 and 2013, the Company recorded $484,954 and $70,731, respectively, of stock-based compensation, which is included in general and administrative expense in the accompanying condensed consolidated statement of operations. Total unamortized stock-based compensation expense at June 30, 2014, was $1,259,458 and will be fully expensed through 2016.

Note 5 – Commitments and Contingencies

Capital Lease Obligations

In the fourth quarter of 2013, the Company purchased and upgraded equipment, from non-related third parties, investing approximately $3.5 million. In December 2013, the Company sold the equipment to a related party leasing company, Impact Engineering, AS. Simultaneously, the equipment package was leased back to Eco-Stim Energy Solutions Argentina SA (formerly known as Tango Rock SA), a subsidiary of the Company, as a capital lease for a 60-month period with payments beginning in January of 2014. The Company agreed to prepay one year of payments in the amount of approximately $1.0 million and maintain a balance of no less than six months of prepayments until the final six months of the lease. These prepayments were made prior to December 31, 2013. Further rent payments are $81,439 per month and commenced on January 31, 2014. The final six months prepaid is shown as other non-current assets in the condensed consolidated balance sheets with a balance of $488,633.

The minimum present value of the lease payments is $3.2 million with a sixty-month term and implied interest of 14%. The next five years of lease payments are:

Capital Lease Payments
2014	$488,633
2015	977,267
2016	977,267
2017	977,267
2018	977,267
Total Future Payments	4,397,701
Less debt discount due to warrants	(315,753)
Less amount representing interest	(1,148,550)
2,933,398
Less current portion of capital lease obligations	(557,244)
Capital lease obligations, excluding current installments	$2,376,154

F-8

Contracts

On May 1, 2014, the Company entered into an agreement with Fotech to purchase equipment and secure exclusive rights to market, sell, utilize and distribute such equipment in Argentina and Mexico (the “Exclusive Purchase Agreement”). Under the Exclusive Purchase Agreement, the Company agreed to purchase proprietary distributed acoustic recording systems, which record and process acoustic and temperature signals from oil and gas wells using fiber optic technology. The agreement called for the purchase of $500,000 in equipment and provided an additional $500,000 payment for the exclusivity previously described. The equipment was delivered in the second quarter of 2014 and will be used to fulfill the Company’s obligations with customers requesting field management services based on down-hole well diagnostics.

On May 22, 2014, the Company signed a contract to provide its technology focused well stimulation and completion services to an exploration and production company in the Neuquén province of Argentina. Under the terms of the agreement, this customer will exclusively utilize Eco-Stim’s well stimulation services. The exclusive agreement extends into 2015 and 2016 for the customer’s full work program. The work is scheduled to begin in the third quarter of 2014, subject to certain conditions. On August 10, 2014, the majority of the equipment the Company will use to perform this contract arrived into the Port of Zarate in Argentina.

Note 6 – Convertible Debt

On May 28, 2014 (the “Closing Date”), the Company entered into a Convertible Note Facility Agreement (the “Note Agreement”) with ACM. The proceeds from the Note Agreement will be used primarily for capital expenditures incurred in accordance with an approved operating budget.

The Note Agreement allows the Company to issue ACM a multiple draw secured promissory note (the “Convertible Note”) with a maximum aggregate principal amount of $22 million, convertible into the common stock of the Company (the “Common Stock”) at a price of $6.00 per share at the option of ACM. The outstanding debt under the facility is convertible immediately and accrues interest at 14% per annum with interest payments due annually in arrears. The debt can be prepaid in full under certain conditions after the first anniversary of the Closing Date and matures on the date that is four years following the Closing Date.

The initial advance of $11,863,885 under the Note Agreement was primarily used for equipment purchases and other approved capital expenditures. Until the earlier of (i) May 28, 2016 or (ii) the date on which the Company makes any prepayment in respect of the Convertible Notes, the Company may request further advances from the purchaser of the Note so long as the total principal amount does not exceed $22,000,000.

All obligations under the Note Agreement will be secured by liens on substantially all of the assets of the Company and will have subsidiary guarantees and pledges of the capital stock of the subsidiary guarantors subject to certain terms and exceptions.

In addition, on the Closing Date and as a condition precedent for the closing of the Note Agreement, the Company entered into a Securities Purchase Option Agreement (the “Option Agreement”) with ACM. Pursuant to the Option Agreement, ACM had the option, in ACM’s sole discretion, to purchase an aggregate of 1,333,333 shares of Common Stock, at a price of $6.00 per share (such right, the “Option”). The Option was exercised on July 14, 2014, see “Note 7 – Subsequent Events.”

F-9

Note 7 – Subsequent Events

Securities Purchase Option Agreement

On May 28, 2014 and as a condition precedent for the closing of the Note Agreement, the Company entered into a Securities Purchase Option Agreement (the “Option Agreement”) with ACM. Pursuant to the Option Agreement, ACM had the option, in ACM’s sole discretion, to purchase an aggregate of 1,333,333 shares of Common Stock, at a price of $6.00 per share (such right, the “Option”). The Option was exercised on July 14, 2014.

2014 Stock Incentive Plan

On July 9, 2014, the Board approved a new stock incentive plan, the 2014 Stock Incentive Plan, and reserved 500,000 shares of the Company’s Common Stock, par value $0.001, for the granting of stock-based incentive awards in future periods. Subsequently, the Compensation Committee granted 200,000 stock awards under this plan to executives of the Company. The Board ratified all actions by the Committee on July 24, 2014 and the CEO was authorized to gain shareholder approval of the 2014 Stock Incentive Plan within one year.

Private Placement

On July 24, 2014, the Company sold 383,733 shares of its Common Stock in a private placement to 17 accredited investors resulting in gross proceeds of $2,302,400. The Company paid Wunderlich Securities, Inc. a cash commission and expense allowance related to due diligence and related activities of $184,003. The offering was exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Regulations D and S of that act.

Equipment Purchase Agreement

On July 31, 2014, a subsidiary of the Company entered into an equipment purchase order with Feadar S.A., a local Argentine manufacturer of trucks and heavy equipment, to acquire trucks and related equipment to transport well stimulation equipment for a purchase price of approximately $2,723,000.

F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Eco-Stim Energy Solutions, Inc.

We have audited the accompanying consolidated balance sheets of Eco-Stim Energy Solutions, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2013 and 2012, and the related notes to the consolidated financial statements. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company, as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years ended December 31, 2013 and 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Whitley Penn LLP

Dallas, Texas
March 28, 2014

F-11

ECO-STIM ENERGY SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$4,292,122	$1,492,871
Accounts receivable	-	2,385
Prepaids	959,611	6,000
Other assets	491,733	-
Total current assets	5,743,466	1,501,256
Equipment, net	3,532,659	21,874
Total assets	$9,276,125	$1,523,130

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$677,030	$176,705
Accrued expenses	1,223,600	215,737
Current portion of notes payable	187,315	-
Current portion of lease payable	428,050	-
Total current liabilities	2,515,995	392,442

Long term lease payable	2,721,114	-

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $0.001 and $0.0001 par value, 3,985,002 and 67,316 shares issued and outstanding at December 31, 2013 and 2012, respectively	3,985	673
Preferred stock, $0 par value, zero and 1,050,000 shares issued and outstanding at December 31, 2013 and 2012, respectively	-	3,496,500
Additional paid-in capital	10,007,490	55,561
Accumulated other comprehensive income	25,749	-
Accumulated deficit	(5,998,208)	(2,422,046)
Total stockholders’ equity	4,039,016	1,130,688
Total liabilities and stockholders’ equity	$9,276,125	$1,523,130

See accompanying notes to consolidated financial statements.

F-12

ECO-STIM ENERGY SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2013 AND 2012

	December 31,
	2013	2012
Revenue	$4,800	$10,660
Cost of sales	2,400	5,341
Gross profit	2,400	5,319
Selling, general, and administrative expenses	3,578,562	2,407,868
Loss before provision for income taxes	(3,576,162)	(2,402,549)
Provision for income taxes	-	-
Net loss	$(3,576,162)	$(2,402,549)
Basic and diluted Loss per share	$(2.03)	$(2.28)
Weighted average number of common shares outstanding-basic and diluted	$1,758,237	$1,054,213

See accompanying notes to consolidated financial statements.

F-13

ECO-STIM ENERGY SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2013 AND 2012

	December 31,
	2013	2012
Operating Activities
Net loss	$(3,576,162)	$(2,402,549)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,859	2,359
Stock based compensation	340,084	50,234
Changes in operating assets and liabilities:
Accounts receivable	2,385	(2,385)
Prepaids	(464,978)	(6,000)
Other assets	133,267	-
Accounts payable	500,325	253,969
Accrued expenses	(99,263)	215,737
Net cash used in operating activities	$(3,158,483)	$(1,888,635)
Investing Activities
Purchases of equipment	(2,346,462)	(24,233)
Net cash used in investing activities	$(2,346,462)	$(24,233)
Financing Activities
Proceeds from convertible debt	1,000,000	-
Proceeds from notes payable	66,523	-
Payments on notes payable	(13,074)	-
Net Proceeds from issuance of stock	4,702,265	3,405,739
Proceeds from sale and capital lease-back	2,522,733	-
Net cash provided by financing activities	$8,278,447	$3,405,739
Effect of exchange rate changes on cash and cash equivalents	25,749	-
Net increase in cash and cash equivalents	2,799,251	1,492,871
Cash and cash equivalents at beginning of year	1,492,871	-
Cash and cash equivalents at end of year	$4,292,122	$1,492,871
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$-	$-
Cash paid during the year for income taxes	$-	$-
Non-cash transactions
Debt converted to common stock	$1,063,056	$-
Equipment additions in accrued expenses	$1,170,182	$-
Conversion of preferred shares	$3,496,500	$-
Reverse merger par value	$606	$-
Prepaid balance withheld from sale-leaseback	$977,267	$-
Debt issued for insurance	$133,866	$-
Intangible property purchased with common stock	$2,500	$-
Issuance of warrants	$350,836	$-
Preferred stock issued to settle accounts payable	$-	$90,761

See accompanying notes to consolidated financial statements.

F-14

ECO-STIM ENERGY SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF

CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 2013 AND 2012

						Accumulated
					Additional	Other
	Common Stock		Series A Preferred Stock		Paid-in	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Total
January 1, 2012	67,316	$673	-	$-	$5,327	$-	$(19,497)	$(13,497)
Proceeds from issuance of preferred stock	-	-	1,050,000	3,496,500	-	-	-	3,496,500
Stock based compensation	-	-	-	-	50,234	-	-	50,234
Net loss	-	-	-	-	-	-	(2,402,549)	(2,402,549)
Balance at December 31, 2012	67,316	673	1,050,000	3,496,500	55,561	-	(2,422,046)	1,130,688
Net proceeds from issuance of common stock ($6 per share)	854,367	854	-	-	4,692,257	-	-	4,693,111
Conversion of preferred stock	1,050,000	1,050	(1,050,000)	(3,496,500)	3,495,450	-	-	-
Conversion of notes payable	319,236	319	-	-	1,062,737	-	-	1,063,056
Exercise of stock options	18,375	19	-	-	1,635	-	-	1,654
Reverse merger par value change	-	(606)	-	-	606	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	25,749	-	25,749
Merger with public shell company	157,987	158	-	-	(158)	-	-	-
Public shell subsidiary shares	517,721	518	-	-	(518)	-	-	-
Proceeds from issuance of common stock ($.01 per share)	750,000	750	-	-	6,750	-	-	7,500
Intellectual property acquisition	250,000	250	-	-	2,250	-	-	2,500
Issue of warrants	-	-	-	-	350,836	-	-	350,836
Stock based compensation	-	-	-	-	340,084	-	-	340,084
Net loss	-	-	-	-	-	-	(3,576,162)	(3,576,162)
Balance at December 31, 2012	3,985,002	$3,985	$-	$-	$10,007,490	$25,749	$(5,998,208)	$4,039,016

See accompanying notes to consolidated financial statements.

F-15

ECO-STIM ENERGY SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

YEARS ENDED DECEMBER 31, 2013 AND 2012

	December 31,
	2013	2012
Comprehensive Loss
Net loss	$(3,576,162)	$(2,402,549)
Other comprehensive income:
Foreign currency cumulative translation adjustment	25,749	-
Other comprehensive income	25,749	-
Comprehensive loss for the year	$(3,550,413)	$(2,402,549)

See accompanying notes to consolidated financial statements.

F-16

ECO-STIM ENERGY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

A. Nature of Business

Incorporated on December 30, 2011, Frac Rock International, Inc., a British Virgin Island company (“FRIBVI”), was founded by Bjarte Bruheim, Jon Christopher Boswell, Carlos Fernandez and Craig Murrin. In the early stages of FRIBVI, FRIBVI and its founders worked to establish an oil and gas service company focused on unconventional shale, which was well positioned to bring existing technologies secured through strategic alliances and proprietary technologies to the international markets. This was further secured through an intellectual property acquisition.

On December 11, 2013, pursuant to an Agreement and Plan of Reorganization dated as of September 18, 2013 (the “Merger Agreement”), by and among Vision Global Solutions, Inc. (“Vision”), n/k/a Eco-Stim Energy Solutions, Inc. (“Eco-Stim,” “we” or “us”), FRI Merger Sub, Inc., a newly formed wholly owned Delaware subsidiary of Eco-Stim (“MergerCo”), and FracRock International, Inc., a privately held Delaware corporation (“FRI”), MergerCo merged with and into FRI, resulting in a change of control, with FRI surviving the merger as a wholly owned subsidiary of Eco-Stim (the “Merger”). On November 21, 2013, pursuant to the Merger Agreement, the Vision shareholders approved (1) the merger, (2) a reverse stock split of 480 to 1 for existing Vision shareholders, (3) an increase in the authorized preferred stock of Vision from 5,000,000 shares to 50,000,000 shares and (4) a name change to Eco-Stim Energy Solutions, Inc.

See “Note C-Reverse Merger” for additional information.

B. Summary of Significant Accounting Policies

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Basis of Accounting

The accounts are maintained and the consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. We consolidate entities when we have the power to direct the activities of a variable interest entity (“VIE”) that most significantly impact economic performance and (i) the obligation to absorb losses of an entity or (ii) the right to receive benefits from the entity. This determination involves the use of judgment. Significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

During 2013 and 2012 the Company’s revenue was generated from consulting services. Revenues from all services are recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectability is reasonably assured. Revenues from consulting services performed on a day-rate or hourly basis are recognized as the service is performed.

Foreign Currency Translation

All assets and liabilities in the balance sheet of foreign subsidiaries whose functional currency is other than the U.S. dollar are translated at year-end exchange rates. All revenues and expenses in the statement of operations, of these foreign subsidiaries, are translated at average exchange rates for the year. Translation gains and losses are not included in determining net loss but are shown in accumulated other comprehensive income of the consolidated balance sheets. Foreign currency transaction gains and losses are included in determining net loss. For the year ended December 31, 2013 the Company recognized a gain of $25,749 due to foreign currency translations. During the year ended December 31, 2012 the Company did not have any translation gains or losses.

F-17

ECO-STIM ENERGY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 – Continued

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 2013 and 2012, the Company had no such investments. The Company maintains deposits in several financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits.

Accounts Receivable

Accounts receivable are stated at amounts management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. There was no reserve for doubtful accounts as of December 31, 2013 and 2012.

Equipment

Equipment is stated at historical cost less depreciation. Historical cost includes expenditures that are directly attributable to the acquisition of the items.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets for financial reporting purposes. Expenditures for major renewals and betterments that extend the useful lives are capitalized. Expenditures for normal maintenance and repairs are expensed as incurred. The cost of assets sold or abandoned and the related accumulated depreciation are eliminated from the accounts and any gains or losses are reflected in the accompanying consolidated statement of operations of the respective period.

The estimated useful lives of equipment are as follows:

Machinery and equipment	7 years
Furniture, fixtures, and office equipment	5 years

Leases

The Company leases certain equipment under lease agreements. The Company evaluates each lease to determine its appropriate classification as an operating or capital lease for financial reporting purposes. Any lease that does not meet the criteria for a capital lease is accounted for as an operating lease. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the related assets. Assets under capital leases are amortized using the straight-line method over the initial lease term. Amortization of assets under capital leases is included in depreciation expense.

Accounts Payable

Accounts payable are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

Debt Discounts

Discounts incurred in connection with the issuance of long-term debt are deferred and charged to interest expense over the term of the related debt.

F-18

ECO-STIM ENERGY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 – Continued

Stock-Based Compensation

The Company accounts for its stock options under the fair value recognition provisions of ASC Topic 718. The Company currently uses the straight-line amortization method for recognizing stock option and restricted stock compensation costs. The measurement and recognition of compensation expense for all share-based payment awards made to our employees, directors or outside service providers are based on the estimated fair value of the awards on the grant dates. The grant date fair value is estimated using either an option-pricing model which is consistent with the terms of the award or a market observed price, if such a price exists. Such cost is recognized over the period during which an employee, director or outside service provider is required to provide service in exchange for the award, i.e., “the requisite service period” (which is usually the vesting period). The Company also estimates the number of instruments that will ultimately be earned, rather than accounting for forfeitures as they occur

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360 requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or group of assets may not be recoverable. The impairment review includes a comparison of future cash flows expected to be generated by the asset or group of assets with their associated carrying value. If the carrying value of the asset or group of assets exceeds expected cash flows (undiscounted and without interest charges), an impairment loss is recognized to the extent that the carrying value exceeds the fair value. If estimated future cash flows are not achieved with respect to long-lived assets, additional write-downs may be required.

Concentration

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high credit quality financial institutions.

Fair Value of Financial Instruments

The estimated fair value of accounts receivable, prepaids, accounts payable, and accrued expenses approximate their carrying amounts due to the relatively short maturity of these instruments. The carrying value of notes payable and leases payable also approximate fair value as they bear market rates of interest. None of these items are held for trading purposes.

Income Taxes

Deferred income taxes are determined using the asset and liability method in accordance with ASC Topic 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income taxes are measured using enacted tax rates expected to apply to taxable income in years in which such temporary differences are expected to be recovered or settled. The effect on deferred income taxes of a change in tax rates is recognized in the consolidated statement of operations of the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

The Company is subject to U.S. federal income taxes along with state income taxes in Texas. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying Consolidated Balance Sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

F-19

ECO-STIM ENERGY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 – Continued

C. Reverse Merger

In connection with the Merger disclosed in Note A-Nature of Business, we amended and restated our articles of incorporation and changed our name to “Eco-Stim Energy Solutions, Inc.” and commenced trading under the symbol “ESES” on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”). As a result of the Merger, we were no longer considered a “shell company” and our business and operations are those of FRI. Effective December 13, 2013, the Company changed its fiscal year end from March 31 to December 31. This change was made in order for the fiscal year end to correspond with the fiscal year end of FRI.

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of FRI’s common stock, par value $0.0001 per share, was converted into one (1) share of Eco-Stim’s common stock and each outstanding option to purchase shares of FRI common stock became an option to purchase the same number of shares of Eco-Stim’s common stock on the same terms. The shares of Eco-Stim’s common stock issued to FRI’s shareholders in connection with the Merger represents approximately 96.05% of Eco-Stim’s voting stock issued and outstanding immediately after the effectiveness of the Merger.

The transaction was accounted for as a reverse merger and recapitalization of FRI whereby FRI is considered the acquirer for accounting purposes. All historical financial information contained in this Form S-1 is that of FRI.

Upon the closing of the Merger, Todd Waltz, our former chief executive officer, president and secretary, and sole director, resigned, and simultaneously with the Merger, a new board of directors and new officers were appointed. Following the Merger, our executive officers and directors were as follows:

Name	Positions
Bjarte Bruheim	Executive Chairman
Jon Christopher Boswell	Director, President and Chief Executive Officer
Jogeir Romestrand	Director
Carlos A. Fernandez	Director
Thomas Hardisty	Director
Bobby Chapman	Chief Operating Officer
Alexander Nickolatos	Chief Financial Officer

As a result of the Merger, we were no longer considered a “shell company” and our business and operations are now those of FRI.

D. Equipment

Equipment consisted of the following:

	As of December 31,
	2013	2012
Pressure pumping and coiled tubing equipment	$3,500,000	$-
Furniture, fixtures, and office equipment	40,876	24,233
Less accumulated depreciation	(8,217)	(2,359)
Equipment, net	$3,532,659	$21,874

Depreciation expense is included in general and administrative expenses in the accompanying consolidated statements of operations.

In the fourth quarter of 2013, the Company invested $3.5 million purchasing and upgrading equipment and entered into a sale-leaseback transaction for that same equipment. See “Note J-Related Party” for further information.

E. Convertible Note Payable

On February 15, 2013, the Company entered into a convertible note payable agreement for $1 million. The convertible note payable was made up of $10,000 increments, of which 100 increments were issued to existing stockholders of the Company and other third parties. The convertible note accrued 10% annual interest and had a contingent 15% beneficial conversion upon the next equity financing of at least $10 million.

F-20

ECO-STIM ENERGY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 – Continued

In connection with the Merger, the convertible note of $1.0 million principal and accrued interest of approximately $63,000 was converted to 319,236 shares of common stock.

F. Stockholders’ Equity (Deficit)

Common Stock

In October 2013 and November 2013, FRI sold 854,367 shares of its common stock in a private placement to 35 accredited investors resulting in gross proceeds of $5,126,202. The offering was exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) and Regulation D of that act. Wunderlich Securities, Inc. and Colorado Financial Service Corporation, each a broker-dealer and member of FINRA, served as placement agents. FRI paid Wunderlich Securities, Inc. a cash commission of $133,543 and an expense allowance in connection with due diligence and related activities of $8,186. FRI paid Colorado Financial Service Corporation a cash commission of $187,000 and an expense allowance of $11,688. FRI paid William K. Nasser, an advisor to an investor who purchased shares in the private placement, a cash advisory/due diligence fee of $49,800. FRI additionally paid legal costs associated with this offering of $42,874. These shares of common stock were exchanged for shares of Eco-Stim’s common stock in the Merger. See “Note C-Reverse Merger” for more information. The proceeds were used for working capital and the acquisition of equipment as further described in Note J-Related Party Transactions. At December 31, 2013 and 2012 the Company had authorized 200,000,000 and 100,000,000 shares of common stock respectively.

Preferred Stock

At December 31, 2012, the Company had 1,050,000 shares of preferred stock outstanding. As result of the Merger, the outstanding preferred stock was converted to 1,050,000 shares of common stock at a Conversion Price of approximately $3.33 per share for a total value of approximately $3.5 million. See “Note C-Reverse Merger” for additional information.

At December 31, 2013 the Company had authorized 50,000,000 shares of preferred stock, of which there were 0 shares of preferred stock outstanding. At December 31, 2012, the Company had authorized 1,050,000 shares of Series A Preferred Stock and 48,950,000 shares of Series B Preferred Stock. At December 31, 2012, there were 1,050,000 and 0 shares of Series A and B Preferred Stock outstanding respectively.

Warrants

In the fourth quarter of 2013, the Company executed a sale-leaseback transaction with a related party that included an inducement payment of 100,000 common stock warrants. The exercise price per share of the common stock under the agreement is $7.00. The agreement expires five years after the date of issuance. The warrants can be exercised on a one for one basis starting July 1, 2014. See “Note I—Related Parties” for additional information.

G. Employee Benefit Plan

The Company adopted a defined contribution 401(k) profit-sharing plan effective January 1, 2012, covering all Company employees. The plan provides for employee contributions, employer matching contributions, and a discretionary profit sharing contribution. All employer contributions vest over a five-year period. The Company’s matching contributions for the years ended December 31, 2013 and 2012, were approximately $48,976 and $30,094, respectively. No discretionary profit sharing contributions were made during 2012 and 2013.

H. Stock-Based Compensation

As of December 31, 2013, the Company has a single stock incentive plan approved by its stockholders, the 2013 Stock Incentive Plan (the “Plan”), for the granting of stock-based incentive awards, including incentive stock options, non-qualified stock options, and restricted stock to employees, consultants, and members of the Company’s Board of Directors. The Plan was originally adopted in 2012, and a maximum of 2,164,500 shares were reserved for issuance under the Plan. As a result of the Merger, the Company modified the maximum number of shares authorized to be issued under the Plan to 1,000,000 shares. As of December 31, 2013, 431,828 shares were available for grant under the Plan.

F-21

ECO-STIM ENERGY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 – Continued

Stock Options

Options granted vest over a period of two years, subject to the optionee’s continued employment or service, and an option granted under the Plan may have an expiration date not longer than ten years following the date of grant. The Plan specifies that the per share exercise price of an incentive stock option may not be less than 110% of the fair market value of the Company’s common stock on the date of grant, and the per share exercise price of a non-qualified stock option may not be less than the fair market value of the Company’s common stock on the date of grant. The Company’s general practice has been to grant options with a per share exercise price equal to the fair market value of the Company’s common stock on the date of grant.

Stock option transactions in the Plan are as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at January 1, 2012	-	$-
Granted	161,429	2.65	10.00
Forfeited	-	-
Exercised	-	-
Balance at December 31, 2012	161,429	$2.65	9.54
Granted	430,000	6.00	9.84
Forfeited	(15,753)	2.78	10
Exercised	(18,375)	0.09
Balance at December 31, 2013	557,301	$5.32	9.29
Exercisable at December 31, 2013	9,193	$2.77	8.61

As of December 31, 2013, the range of exercise prices for outstanding options was $0.09 – $6.00.

The fair value of options issued for the year ended December 31, 2013 and 2012, were estimated to be $1.7 million and $0.3 million respectively, at the date of grant using a Black-Scholes option-pricing model using the following weighted average assumptions:

Volatility	75%
Expected lives	5.75 years
Expected dividend yield	—
Risk free rates	2.35%

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The expected life of awards granted represents the period of time that they are expected to be outstanding. The Company determined the initial expected life based on a simplified method in accordance with ASC Topic 718, giving consideration to the contractual terms, vesting schedules, and pre-vesting and post-vesting forfeitures.

During the years ended December 31, 2013 and 2012, the Company recorded $340,084 and $50,234 of stock-based compensation, respectively, which is included in general and administrative expense in the accompanying consolidated statement of operations. Total unamortized stock-based compensation expense at December 31, 2013, was $1,538,835 and will be fully expensed through 2015.

I. Variable Interest Entities

In 2012, Tango Rock, S.A. (“Tango”) was formed for the purpose of conducting business activities for the Company in Argentina. The Company does not own an interest in Tango. Due to the Company’s ability to direct the activities of Tango that most significantly impact economic performance and (i) the obligation to absorb losses of an entity or (ii) the right to receive benefits from the entity, we have determined it to be a variable interest entity of which we are the primary beneficiary. Furthermore, the Company has an agreement with the shareholders of Tango to purchase the entity for a nominal amount. As a result, we have consolidated Tango in our financial statements.

F-22

ECO-STIM ENERGY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 – Continued

In the fourth quarter of 2013, Tango entered into a capital lease for equipment in which the Company is a primary beneficiary. See “Financial Statements and Supplementary Data – Eco-Stim Energy Solutions, Inc. and Subsidiaries Consolidated Financial Statements for December 31, 2013 and 2012 – Note J. Related Party Transaction” for additional information.

J. Related Party Transactions

The Company sub-leased office space for $6,000 per month from a company, which is owned by the Chairman of the Board and an employee of the Company. The sub-lease agreement commenced in March of 2012 on a month-to-month basis. The Company paid the related party approximately $81,000 and $60,000 in 2013 and 2012, respectively. On November 18, 2013, the month-to-month lease agreement was assigned from Geo-Texture to the Company.

On August 29, 2013, the Company acquired certain intellectual property from a geophysical business specializing in predicting “sweet spots” as well as drilling and well stimulation hazards within unconventional formations in the United States owned by the Chairman and another employee of the Company. The acquisition was done in exchange for 250,000 shares of common stock, which was the amount determined by the fair value of the intellectual property at the time of sale.

In the fourth quarter of 2013, the Company purchased and upgraded equipment, from non-related third parties, investing approximately $3.5 million. In December 2013, the Company sold the equipment to a third party leasing company controlled by two of its directors. Simultaneously, the equipment package was leased back to a VIE of the Company as a capital lease for a 60-month period with payments beginning in February 2014. The Company agreed to prepay one year of payments in the amount of approximately $1.0 million and maintain a balance of no less than six months of prepayments until the final six months of the lease. These prepayments were made prior to December 31, 2013. Further rent payments are approximately $81,000 per month and commenced on February 1, 2014.

The minimum present value of the lease payments is $3.5 million with terms of sixty months and implied interest of 14%. The next five years of lease payments are:

Capital Lease Payments
2014	$977,267
2015	977,267
2016	977,267
2017	977,267
2018	977,267
Total future payments	4,886,335
Less debt discount due to warrants	(350,838)
Less amount representing interest	(1,386,333)
3,149,164
Less current portion of capital lease obligations	(428,050)
Capital lease obligations, excluding current installments	$2,721,114

As required in the sale-leaseback transaction, the Company prepaid 12 months of principal and interest payments of approximately $1.0 million in 2013, which are included in prepaid assets as of December 31, 2013. These pre-payments will be used against the future required payments disclosed in the above schedule.

In connection with the sale-leaseback transaction, the Company issued 100,000 common stock warrants to the third party leasing company. The warrants were issued as an inducement payment and can be exercised on a one for one basis for common stock starting July 1, 2014. The exercise price is $7.00 with an expiration date of five years after the initial exercise date of July 1, 2014.

F-23

ECO-STIM ENERGY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 – Continued

The estimated fair value of the warrants at issuance was approximately $0.4 million and was calculated using the Black Scholes method with the following weighted average assumptions being used:

Volatility	75%
Expected lives years	5.75
Expected dividend yield	—
Risk free rates	1.75%

K. Income Taxes

The effective tax rate (as a percentage of income before taxes) is reconciled to the U.S. federal statutory rate as follows as of December 31, 2013 and 2012, respectively:

	For the year ended December 31,
	2013	2012
Income tax expense (benefit) at the applicable federal rate (34%)	$(1,217)	$(823)
Permanent differences	95	—
Return to provision	4	—
Change in valuation allowance	332	823
BVI NOL elimination	787	—
Foreign rate differential	(1)	—
Income tax expense (benefit)	$—	$—

The Company has established a valuation allowance to fully reserve the net deferred tax asset due to the uncertainty of the timing and amounts of future taxable income. At December 31, 2013, the Company had net operating loss carry forwards for federal income tax purposes of $3,221,254 which will begin to expire, if unused, in 2031 and net operating loss carry forwards for foreign income tax purposes of $188,402 which will begin to expire, if unused, in 2017. For U.S. income tax purposes, the Company is unable to utilize the prior year net operating loss generated by FRIBVI.

The tax effects of the temporary differences between financial statement income and taxable income are recognized as a deferred tax asset and liabilities. Significant components of the deferred tax asset and liability as of December 31, 2013 and 2012 respectively are:

	As of December 31,
	2013	2012
Deferred assets
Stock-based compensation	$26	$—
Accrued vacation	22	—
Net operating loss carryforwards	1,161	823
Total deferred tax assets	1,209	823
Deferred liabilities
Prepaids	(48)	—
Equipment	(6)	—
Total deferred tax liabilities	(54)	—
Net deferred tax asset	1,155	823
Valuation allowance	(1,155)	(823)
Total net deferred tax assets	$—	$—

The Company records accrued interest and penalties related to unrecognized tax benefits in general and administrative expense. No amounts of interest expense and penalties have been accrued or recognized related to unrecognized tax benefits since inception. We are currently subject to a three-year statute of limitations by major tax jurisdictions.

F-24

ECO-STIM ENERGY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 – Continued

L. Subsequent Events

On January 8, 2014, the Company entered into an equipment purchase order with Stewart & Stevenson Manufacturing Technologies LLC (“S&S”). Under the terms of the purchase order, the Company agreed to purchase and S&S agreed to sell, certain pressure pumping equipment for a total purchase price of up to $8,093,870, of which a deposit was paid as a down payment at signing. The total purchase price included an option for certain additional equipment to be included in the equipment package. The equipment package is expected to be delivered during the second quarter of 2014 and will be used to fulfill our obligations under the Letter of Intent announced on December 19, 2013 to provide well stimulation and completion services in the Neuquén province of Argentina.

On January 9, 2014, the Company signed a letter of intent with an independent third party lender to provide a minimum of $4 million in financing towards an equipment package currently being procured for our growing operations in Argentina. The equipment will serve as collateral under the three-year loan agreement. During the period while the loan is outstanding, the Company will be required to make quarterly interest payments with the principal due at the end of the three year period unless mutually extended for up to two additional years. The equipment being procured consists primarily of pressure pumping and related equipment.

F-25

APPENDIX A

Glossary of Selected Industry Terms

Acidizing. A method of well stimulation used in carbonate (limestone and chalk) rock formations that employs an acidic hydraulic fluid to dissolve as well as fracture the rock.

Barrel. A unit of volume measurement used for petroleum and its products that is equivalent to 42 U.S. gallons measured at 60° Fahrenheit.

Casing. Large-diameter pipe lowered into an openhole wellbore and cemented in place.

Cementing. To prepare and pump cement into place in a wellbore.

Coiled Tubing. Oilfield equipment consisting of steel tubing wound around a large-diameter reel and an injector that grips the tubing and pushes it into the wellbore. Coiled tubing equipment is used to convey liquid nitrogen and other fluids into the wellbore in order to clean obstructions in wellbore or the perforations, or for other purposes.

Completion. The process of preparing a well for the production of hydrocarbons, which includes cementing the casing into place, perforating the casing, inserting tubing, and, if necessary well stimulation.

Downhole. Pertaining to or in the wellbore (as opposed to being on the surface).

Hydraulic Fracturing. A method of increasing permeability of rock and for increasing the amount of oil or gas produced from it, by using hydraulic pressure to fracture the rock and introducing proppant into the hydraulic fluid at the end of job to ensure that the fractures remain open when the hydraulic pressure is released.

Hydrocarbon. A naturally-occurring organic compound comprising hydrogen and carbon. Hydrocarbons can be as simple as methane, but many are highly complex molecules, and can occur as gases, liquids or solids. Petroleum is a complex mixture of hydrocarbons. The most common hydrocarbons are natural gas, oil and coal.

Logging. Taking a measurement versus depth or time, or both, of one or more physical quantities in or around a well. The term comes from the word “log” used in the sense of a record or note. Wireline logs are taken downhole, transmitted through a wireline or fiber optic cable to the surface and recorded there.

Packer. A downhole device used in many completions to isolate the annulus between the casing and the production tubing, enabling controlled production, injection or treatment.

Plug and Perf. An oil and gas well completion technique which involves perforating holes in cemented casing for each individual stage of completion. The individual stage is then isolated by using a plug set in the casing. The process is repeated for the number of completion stages desired.

Plugs. A downhole packer assembly used in a well to seal off or isolate a particular formation for testing, acidizing, cementing, etc.; also a type of plug used to seal off a well temporarily while the wellhead is removed.

Pressure Pumping. A generic term that includes well stimulation and cementing.

Proppant. Sand or other hard material (such as bauxite) that is spherical and uniform in size, either naturally or because it is coated with resin or ceramic material.

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TMD. The total measured depth of an oil or gas well, or total measured distance in the case of a horizontal well.

Tubing. A string of pipe set into a wellbore, though which oil and gas are produced.

Well Stimulation. A generic term that includes hydraulic fracturing and other methods of increasing the production of oil and gas wells, such as acidizing.

 Wellbore. The physical conduit from surface into the hydrocarbon reservoir.

Wireline. A general term used to describe logging or well-intervention operations conducted using single-strand or multi-strand wire or cable for intervention in or logging of gas or oil wells.

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PROSPECTUS

7,758,321 Shares of Common Stock

ECO-STIM ENERGY SOLUTIONS, INC.

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Industry and Market Data

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